Exhibit 99.1

Recent Developments

Incremental Revolving Credit Facility

Shortly after the consummation of the offering of $350.0 million of 7.750% Senior Notes due 2019 (the “new notes”), we intend to increase (the “Revolving Facility Increase”) the commitments available under our $260.0 million senior secured revolving credit facility maturing in January 2015 (the “2010 Revolving Facility”) up to $350.0 million pursuant to the terms of the 2010 Credit Facilities (as defined below). Such increase is subject to the receipt of commitments by existing lenders or other financing institutions and the satisfaction of certain other conditions.

Redemption of 10.375% Senior Discount Notes

During the six months ended December 31, 2011, we used the net proceeds from our initial public offering in June 2011 and the exercise of the over-allotment option by the underwriters in July 2011 to redeem approximately $450.0 million accreted value of our 10.375% Senior Discount Notes due 2016 (the “Senior Discount Notes”) and to pay $27.6 million of redemption premiums related thereto. There was approximately $14.7 million of remaining unredeemed accreted value of the Senior Discount Notes outstanding immediately after the redemption was completed, and the redemption resulted in the recognition of debt extinguishment costs of approximately $38.9 million, $25.3 million net of taxes, representing tender premiums and other costs to redeem the Senior Discount Notes and the write-off of net deferred loan costs associated with the redeemed notes. In addition, we have redeemed approximately $3.7 million of additional Senior Discount Notes through privately negotiated transactions since December 31, 2011.

Risks Related to Our Indebtedness

Our high level of debt and significant leverage may adversely affect our operations and our ability to grow and otherwise execute our business strategy.

We will continue to have substantial indebtedness after the completion of this offering. As of December 31, 2011, on an as adjusted basis after giving effect to the new notes offered hereby, we would have had approximately $2,694.4 million of total indebtedness outstanding, $821.5 million of which would have been secured indebtedness (consisting of outstanding debt under our senior secured term loan facility maturing in January 2016 (the “2010 Term Loan Facility”, and together with the 2010 Revolving Facility, the “2010 Credit Facilities”) and capital leases). In addition, after giving effect to the anticipated Revolving Facility Increase, as of December 31, 2011, we would have had an additional $315.6 million of secured indebtedness available for borrowing under the 2010 Revolving Facility, after taking into account $34.4 million of outstanding letters of credit. This does not include the net borrowings of $20.0 million we have made under the 2010 Revolving Facility as of March 15, 2012. In addition, we may request an incremental term loan facility to be added to our 2010 Term Loan Facility to issue additional term loans in such amounts as we determine subject to the receipt of lender commitments and certain other conditions. Similarly, in addition to the Revolving Facility Increase, we may seek to further increase the borrowing availability under the 2010 Revolving Facility to an amount larger than $350.0 million, subject to the receipt of lender commitments and certain other conditions. The amount of our outstanding indebtedness is substantial compared to the net book value of our assets.

Our substantial indebtedness could have important consequences, including the following:

•	our high level of indebtedness could make it more difficult for us to satisfy our obligations with respect to the notes;

•	limit our ability to obtain additional financing to fund future capital expenditures, working capital, acquisitions or other needs;

•	increase our vulnerability to general adverse economic, market and industry conditions and limit our flexibility in planning for, or reacting to, these conditions;

•	make us vulnerable to increases in interest rates since all of our borrowings under our 2010 Credit Facilities are, and additional borrowings may be, at variable interest rates;

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our flexibility to adjust to changing market conditions and ability to withstand competitive pressures could be limited, and we may be more vulnerable to a downturn in general economic or industry conditions or be unable to carry out capital spending that is necessary or important to our growth strategy and our efforts to improve operating margins;

•	limit our ability to use operating cash in other areas of our business because we must use a substantial portion of these funds to make principal and interest payments; and

•	limit our ability to compete with others who are not as highly leveraged.

Our ability to make scheduled payments of principal and interest or to satisfy our other debt obligations, to refinance our indebtedness or to fund capital expenditures will depend on our future operating performance. Prevailing economic conditions (including interest rates) and financial, business and other factors, many of which are beyond our control, will also affect our ability to meet these needs. We may not be able to generate sufficient cash flows from operations or realize anticipated revenue growth or operating improvements, or obtain future borrowings in an amount sufficient to enable us to pay our debt, or to fund our other liquidity needs. We may need to refinance all or a portion of our debt on or before maturity. We may not be able to refinance any of our debt when needed on commercially reasonable terms or at all.

A breach of any of the restrictions or covenants in our debt agreements could cause a cross-default under other debt agreements. A significant portion of our indebtedness then may become immediately due and payable. We are not certain whether we would have, or be able to obtain, sufficient funds to make these accelerated payments. If any senior debt is accelerated, our assets may not be sufficient to repay in full such indebtedness and our other indebtedness.

Despite our current leverage, we may still be able to incur substantially more debt. This could further exacerbate the risks that we and our subsidiaries face.

We and our subsidiaries may be able to incur substantial additional indebtedness in the future. The terms of the indentures governing the 8.0% Notes issued on January 29, 2010 (“Initial 8.0% Notes”) and the additional 8.0% Notes issued on July 14, 2010 (the “Add-on Notes” and, together with the Initial 8.0% Notes, the “8.0% Notes”), the Senior Discount Notes and the notes and the 2010 Credit Facilities do not fully prohibit us or our subsidiaries from doing so. After giving effect to the Revolving Facility Increase, our 2010 Revolving Facility would provide commitments of up to $350.0 million (not giving effect to any outstanding letters of credit or outstanding borrowings, which would reduce the amount available under our 2010 Revolving Facility). In addition, we may seek to further increase the borrowing availability under the 2010 Revolving Facility and to increase the amount of our 2010 Term Loan Facility as previously described. All of those borrowings would be senior and secured, and as a result, would be effectively senior to the 8.0% Notes, the Senior Discount Notes, the notes and the guarantees of the 8.0% Notes and the guarantees of the notes by the guarantors. If we incur any additional indebtedness that ranks equally with the 8.0% Notes, the Senior Discount Notes and the notes, the holders of that debt will be entitled to share ratably with the holders of the 8.0% Notes and the notes in any proceeds distributed in connection with any insolvency, liquidation, reorganization, dissolution or other winding-up of us. If new debt is added to our current debt levels, the related risks that we and our subsidiaries now face could intensify.

An increase in interest rates would increase the cost of servicing our debt and could reduce our profitability.

All of the borrowings under the 2010 Credit Facilities bear interest at variable rates. As a result, an increase in interest rates, whether because of an increase in market interest rates or an increase in our own cost of borrowing, would increase the cost of servicing our debt and could materially reduce our profitability. A 0.25% increase in the expected rate of interest under the 2010 Term Loan Facility would increase our annual interest expense by approximately $2.0 million. The impact of such an increase would be more significant to us than it would be for some other companies because of our substantial debt. We have from time to time managed our exposure to changes in interest rates through the use of interest rate swap agreements on certain portions of our previously outstanding debt and may elect to enter into similar instruments in the future for the 2010 Credit Facilities. If we enter into such derivative instruments, our ultimate interest payments may be greater than those that would be required under existing variable interest rates.

Risks Relating to the Notes

Operating and financial restrictions in our debt agreements limit our operational and financial flexibility.

The 2010 Credit Facilities and the indentures under which our 8.0% Notes, our Senior Discount Notes and the existing notes were issued and the new notes will be issued contain a number of significant covenants that, among other things, restrict our ability to:

•	incur additional indebtedness or issue preferred stock;

•	pay dividends on or make other distributions or repurchase our capital stock or make other restricted payments;

•	make investments;

•	enter into certain transactions with affiliates;

•	limit dividends or other payments by restricted subsidiaries to the issuers of the notes or other restricted subsidiaries;

•	create liens without securing the notes;

•	designate our subsidiaries as unrestricted subsidiaries; and

•	sell certain assets or merge with or into other companies or otherwise dispose of all or substantially all of our assets.

In addition, under the 2010 Credit Facilities, we are required to satisfy and maintain specified financial ratios and tests. Events beyond our control may affect our ability to comply with those provisions, and we may not be able to meet those ratios and tests. The breach of any of these covenants would result in a default under the 2010 Credit Facilities. In the event of default, the lenders could elect to declare all amounts borrowed under the 2010 Credit Facilities, together with accrued interest, to be due and payable and could proceed against the collateral securing that indebtedness. Borrowings under the 2010 Credit Facilities are effectively senior in right of payment to the 8.0% Notes, the Senior Discount Notes and the notes. If any of our indebtedness were to be accelerated, our assets may not be sufficient to repay in full our indebtedness.

Our capital expenditure and acquisition strategies require substantial capital resources. The building of new hospitals and the operations of our existing hospitals and acquired hospitals require ongoing capital expenditures for construction, renovation, expansion and the addition of medical equipment and technology. More specifically, we are contractually obligated to make significant capital expenditures relating to the acquired facilities of The Detroit Medical Center and certain of its affiliates (collectively, “DMC”). Also, construction costs to build new hospitals are substantial and continue to increase. Our debt agreements may restrict our ability to incur additional indebtedness to fund these expenditures.

A breach of any of the restrictions or covenants in our debt agreements could cause a cross-default under other debt agreements. A significant portion of our indebtedness then may become immediately due and payable. We are not certain whether we would have, or be able to obtain, sufficient funds to make these accelerated payments. If any debt is accelerated, our assets may not be sufficient to repay in full such indebtedness and our other indebtedness.

We may not be able to generate sufficient cash to service all of our indebtedness and may be forced to take other actions to satisfy our obligations under our indebtedness, which may not be successful.

Our ability to make scheduled payments or to refinance our debt obligations depends on our financial and operating performance, which is subject to prevailing economic and competitive conditions and to certain financial, business and other factors beyond our control. We may not be able to maintain a level of cash flows from operating activities sufficient to permit us to pay the principal, premium, if any, and interest on our indebtedness. In addition, the agreements governing our indebtedness allow us to make significant dividend payments, investments and other restricted payments. The making of these payments could decrease available cash and adversely affect our ability to make principal and interest payments on our indebtedness.

If our cash flows and capital resources are insufficient to fund our debt service obligations, we may be forced to reduce or delay capital expenditures, seek additional capital or seek to restructure or refinance our indebtedness. These alternative measures may not be successful and may not permit us to meet our scheduled debt service obligations. In the absence of such operating results and resources, we could face substantial liquidity problems and might be required to sell material assets or operations in an attempt to meet our debt service and other obligations. The 2010 Credit Facilities and the indentures governing the 8.0% Notes, the Senior Discount Notes and the notes restrict our ability to use the proceeds from asset sales. We may not be able to consummate those asset sales to raise capital or sell assets at prices that we believe are fair and proceeds that we do receive may not be adequate to meet any debt service obligations then due.

VHS Holdco II, VHS Holdco I and Vanguard must rely on payments from their subsidiaries to fund payments on the notes and the guarantees. Such funds may not be available in certain circumstances.

VHS Holdco II, VHS Holdco I and Vanguard are holding companies and all of their operations are conducted through their subsidiaries. Therefore, VHS Holdco II, VHS Holdco I and Vanguard depend on the cash flows of their subsidiaries to meet their obligations, including their respective obligations under the notes and the guarantees.

The ability of these subsidiaries to distribute to VHS Holdco II, VHS Holdco I and Vanguard by way of dividends, distributions,

interest, return on investments, or other payments (including loans) is subject to various restrictions, including restrictions imposed by the 2010 Credit Facilities and the indentures governing the 8.0% Notes, the Senior Discount Notes and the notes and future debt may also limit such payments. You will not have any direct claim on the cash flows of the operating subsidiaries of VHS Holdco II other than the guarantees of the notes and such subsidiaries have no obligation other than the guarantees of the notes, contingent or otherwise, to pay amounts due under the notes, to make any mandatory redemptions, repurchases or principal or accreted value payments in respect of the notes or to make funds available to VHS Holdco II or to Vanguard.

Your right to receive payments on the notes is effectively junior to those lenders who have a security interest in our assets.

Our obligations under the 8.0% Notes, the Senior Discount Notes and the notes and our guarantors’ obligations under their guarantees of the notes are unsecured, but our obligations under our 2010 Credit Facilities and each guarantor’s obligations under their respective guarantees of the 2010 Credit Facilities are secured by a security interest in substantially all of our domestic tangible and intangible assets. If we are declared bankrupt or insolvent, or if we default under our 2010 Credit Facilities, the lenders could declare all of the funds borrowed thereunder, together with accrued interest, immediately due and payable. If we were unable to repay such indebtedness, the lenders could foreclose on the pledged assets to the exclusion of holders of the notes, even if an event of default exists under the indenture governing the notes at such time. Furthermore, if the lenders foreclose and sell the pledged equity interests in any subsidiary guarantor under the notes, then that guarantor will be released from its guarantee of the notes automatically and immediately upon such sale. In any such event, because the notes will not be secured by any of our assets or the equity interests in subsidiary guarantors, it is possible that there would be no assets remaining from which your claims could be satisfied or, if any assets remained, they might be insufficient to satisfy your claims fully. See “Description of Other Indebtedness.”

As of December 31, 2011, on an as adjusted basis after giving effect to the new notes offered hereby, we would have had approximately $2,694.4 million of total indebtedness outstanding, $821.5 million of which would have been secured indebtedness (consisting of outstanding debt under the 2010 Credit Facilities and capital leases). In addition, after giving effect to the anticipated Revolving Facility Increase, as of December 31, 2011, we would have had an additional $315.6 million of secured indebtedness available for borrowing under the 2010 Revolving Facility, after taking into account $34.4 million of outstanding letters of credit. This does not include the net borrowings of $20.0 million we have made under the 2010 Revolving Facility as of March 15, 2012. We may also seek to further increase the borrowing availability under the 2010 Revolving Facility and to increase the amount of the 2010 Term Loan Facility as previously described. The indenture permits the incurrence of substantial additional indebtedness by us and our restricted subsidiaries in the future, including secured indebtedness.

The notes are structurally subordinated to all of the indebtedness and liabilities of any of the Issuers’ subsidiaries that do not guarantee the notes. Your right to receive payments on the notes could be adversely affected if the Issuers’ non-guarantor subsidiaries declare bankruptcy, liquidate or reorganize.

The notes will not be guaranteed by all subsidiaries of the Issuers. All of VHS Holdco II’s domestic restricted subsidiaries that guarantee the obligations of any borrower under the 2010 Credit Facilities will guarantee the notes. The notes will be structurally subordinated to any existing and future preferred stock, indebtedness and other liabilities of any of VHS Holdco II’s subsidiaries that do not guarantee the notes, even if such obligations do not constitute senior indebtedness. In the event of a foreclosure, dissolution, winding-up, liquidation, reorganization, bankruptcy or similar proceeding of one of the non-guarantor subsidiaries of the Issuers, holders of such non-guarantor subsidiary’s indebtedness and trade creditors will generally be entitled to payment of their claims from the assets of that subsidiary before any assets are made available for distribution to the Issuers.

VHS Holdco II’s non-guarantor subsidiaries accounted for $1,099.7 million, or 19.2%, of our total revenues for the twelve months ended December 31, 2011, $698.8 million, or 16.3%, of our assets (excluding intercompany receivables) as of December 31, 2011 and $317.3 million, or 8.1%, of our liabilities (excluding intercompany liabilities) as of December 31, 2011.

The Issuers’ less than wholly-owned subsidiaries may also be subject to restrictions on their ability to distribute cash to the Issuers in their financing or other agreements and, as a result, the Issuers may not be able to access their cash flows to service their respective debt obligations, including in respect of the notes.

If we default on our obligations to pay our other indebtedness, we may not be able to make payments on the notes.

Any default under the agreements governing our indebtedness, including a default under our 2010 Credit Facilities that is not waived by the required lenders, and the remedies sought by the holders of such indebtedness, could make us unable to pay principal, premium, if any, and interest on the notes and substantially decrease the market value of the notes. If we are unable to generate sufficient cash flows and are otherwise unable to obtain funds necessary to meet required payments of principal, premium, if any, and interest on our indebtedness, or if we otherwise fail to comply with the various covenants, including financial and operating covenants, in the instruments governing our indebtedness (including our 2010 Credit Facilities), we could be in default under the terms of the agreements governing such indebtedness. In the event of such default, the holders of such indebtedness could elect to declare all the funds borrowed thereunder to be due and payable, together with accrued and unpaid interest, the lenders under our 2010 Revolving Facility could elect to terminate their commitments, cease making further loans and institute foreclosure proceedings against our assets, and we could be forced into bankruptcy or liquidation.

If our operating performance declines, we may in the future need to seek to obtain waivers from the required lenders under our 2010 Credit Facilities to avoid being in default. If we breach our covenants under our 2010 Credit Facilities and seek a waiver, we may not be able to obtain a waiver from the required lenders. If this occurs, we would be in default under our 2010 Credit Facilities, the lenders could exercise their rights as described above, and we could be forced into bankruptcy or liquidation.

You should not expect VHS Holdco II Inc. to participate in making payments on the notes.

VHS Holdco II Inc. is a wholly-owned subsidiary of VHS Holdco II that was incorporated to accommodate the issuance of the notes. VHS Holdco II Inc. will not have any operations or assets of any kind and will not have any revenues other than as may be incidental to its activities as co-issuer of the notes. You should not expect VHS Holdco II Inc. to participate in servicing any of its obligations on the notes.

We may not be able to repurchase the notes upon a change of control.

Upon the occurrence of specific kinds of change of control events, each holder of a note (including our existing notes) will have the right to require the issuers thereof to make an offer to repurchase such holder’s note at a price equal to 101% of the principal amount thereof, together with accrued and unpaid interest and additional interest, if any, to the date of repurchase.

We may not have sufficient financial resources to purchase all of the notes that are tendered upon a change of control offer. The occurrence of a change of control could also constitute an event of default under our 2010 Credit Facilities. Our bank lenders may have the right to prohibit any such purchase or redemption, in which event we will seek to obtain waivers from the required lenders under the 2010 Credit Facilities, but may not be able to do so.

In addition, important corporate events, such as leveraged recapitalizations that would increase our level of indebtedness, would not constitute a “Change of Control” under the Indenture. Therefore, if an event occurs that does not constitute a “Change of Control,” we will not be required to make an offer to repurchase the notes and you may be required to continue to hold your notes despite the event.

Federal and state fraudulent transfer laws may permit a court to void the notes and the guarantees, and if that occurs, you may not receive any payments on the notes.

The issuance of the notes and the guarantees of the notes may be subject to review under federal and state fraudulent transfer and conveyance statutes. While the relevant laws may vary from state to state, under such laws the payment of consideration will be a fraudulent conveyance if (1) we paid the consideration with the intent of hindering, delaying or defrauding creditors or (2) we or any of the guarantors, as applicable, received less than reasonably equivalent value or fair consideration in return for issuing either the notes or a guarantee, and, in the case of (2) only, one of the following is also true:

•	we or any of the guarantors were insolvent or rendered insolvent by reason of the incurrence of the indebtedness;

•	payment of the consideration left us or any of the guarantors with an unreasonably small amount of capital to carry on its business;

•	we or any of the guarantors intended to, or believed that it would, incur debts beyond our ability to pay as they mature; or

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we or any of the guarantors were a defendant in an action for money damages, or had a judgment for money damages docketed against us or the guarantor if, in either case, the judgment is unsatisfied after final judgment.

If a court were to find that the issuance of the notes or a guarantee of the notes was a fraudulent conveyance, the court could void the payment obligations under the notes or such guarantee or further subordinate the notes or such guarantee to presently existing and future indebtedness of us or such guarantor, or require the holders of the notes to repay any amounts received with respect to the notes or such guarantee. In the event of a finding that a fraudulent conveyance occurred, you may not receive any repayment on the notes.

Further, the voidance of the notes could result in an event of default with respect to our and our subsidiaries’ other debt that could result in acceleration of such debt. Generally, an entity would be considered insolvent if, at the time it incurred indebtedness:

•	the sum of its debts, including contingent liabilities, was greater than the fair salable value of all its assets;

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the present fair salable value of its assets was less than the amount that would be required to pay its probable liability on its existing debts and liabilities, including contingent liabilities, as they become absolute and mature; or

•	it could not pay its debts as they become due.

We cannot be certain as to the standards a court would use to determine whether or not we or the guarantors were solvent at the relevant time, or regardless of the standard that a court uses, that the issuance of the notes and the guarantees of the notes would not be further subordinated to our or any of our guarantors’ other debt.

We believe that at the time the new notes are initially issued, the Issuers and the guarantors on a consolidated basis will be:

•	neither insolvent nor rendered insolvent thereby;

•	in possession of sufficient capital to run its businesses effectively;

•	incurring indebtedness within its ability to pay as the same mature or become due; and

•	will have sufficient assets to satisfy any probable money judgment against it in any pending action.

In reaching these conclusions, we have relied upon our analysis of internal cash flow projections, which, among other things, assume that we will in the future realize certain selling price and volume increases and favorable changes in business mix, and estimated values of assets and liabilities. We cannot assure you, however, that a court passing on such questions would reach the same conclusions. Further, to the extent that the notes are guaranteed in the future by any subsidiary, a court passing on such guarantor regarding any such guarantee could conclude that such guarantee constituted a fraudulent conveyance or transfer.

The Indenture contains a provision intended to limit each guarantor’s liability to the maximum amount that it could incur without causing the incurrence of obligations under its guarantee to be a fraudulent transfer. This provision may not be effective to protect the guarantees from being voided under fraudulent transfer law, or may eliminate the guarantor’s obligations or reduce the guarantor’s obligations to an amount that effectively makes the guarantee worthless.

If the guarantees were legally challenged, any guarantee could also be subject to the claim that, since the guarantee was incurred for our benefit, and only indirectly for the benefit of the applicable guarantor, the obligations of the applicable guarantor were incurred for less than fair consideration. A court could thus void the obligations under the guarantees, subordinate them to the applicable guarantor’s other debt or take other action detrimental to the holders of the notes.

There are restrictions on your ability to transfer or resell the new notes without registration under applicable securities laws.

The new notes are being offered and sold pursuant to an exemption from registration under U.S. and applicable state securities laws. Therefore, you may transfer or resell the new notes in the United States only in a transaction registered under or exempt from the registration requirements of U.S. and applicable state securities laws, and you may be required to bear the risk of your investment for an indefinite period of time. We and the guarantors, as applicable, are obligated to use reasonable best efforts to commence an offer to exchange the new notes for equivalent notes of such series registered under U.S. securities laws or, in certain circumstances, register the reoffers and resales of the new notes under U.S. securities laws.

Your ability to transfer the new notes may be limited by the absence of an active trading market, and there is no assurance that an active trading market will develop for the new notes.

The new notes are a new issue of securities for which there is no established public market. The initial purchasers have advised us that they intend to make a market in the new notes, and the exchange notes, if issued, as permitted by applicable laws and regulations; however, the initial purchasers are not obligated to make a market in the new notes or the exchange notes, and they may discontinue their market-making activities at any time without notice. Therefore, we cannot assure you that an active market for the new notes or exchange notes will develop or, if developed, that it will continue. Historically, the market for noninvestment grade debt has been subject to disruptions that have caused substantial volatility in the prices of securities similar to the new notes. The market, if any, for the new notes or exchange notes may experience similar disruptions and any such disruptions may adversely affect the prices at which you may sell your new notes. In addition, subsequent to their initial issuances, the new notes or exchange notes may trade at discounts from their initial offering prices, depending upon prevailing interest rates, the market for similar notes, our financial and operating performance and other factors. If either the exchange offer for the new notes is completed, or a shelf registration statement has been filed and has been declared effective for the new notes, we expect that the new notes will share a single CUSIP number with the existing notes and we expect that such new notes and the existing notes will thereafter be fungible. However, in the event that we are unable to exchange the new notes for notes sharing a single CUSIP number with the existing notes, the new notes will continue to trade under a separate CUSIP number.

Risks Related to Our Business and Structure

The current challenging economic environment, along with difficult and volatile conditions in the capital and credit markets, could materially adversely affect our financial position, results of operations or cash flows, and we are unsure whether these conditions will improve in the near future.

The U.S. economy and global credit markets remain volatile. Instability in consumer confidence and continued high unemployment have increased concerns of prolonged economic weakness. While certain healthcare spending is considered non-discretionary and may not be significantly impacted by economic downturns, other types of healthcare spending may be significantly adversely impacted by such conditions. When patients are experiencing personal financial difficulties or have concerns about general economic conditions, they may choose to defer or forego elective surgeries and other non-emergency procedures, which are generally more profitable lines of business for hospitals. We are unable to determine the specific impact of the current economic conditions on our business at this time, but we believe that further deterioration or a prolonged period of economic weakness will have an adverse impact on our operations. Other risk factors discussed herein describe some significant risks that may be magnified by the current economic conditions such as the following:

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our concentration of operations in a small number of regions, and the impact of economic downturns in those communities. To the extent the communities in and around San Antonio, Harlingen and Brownsville, Texas; Phoenix, Arizona; Chicago, Illinois; Detroit, Michigan; or certain communities in Massachusetts experience a greater degree of economic weakness than average, the adverse impact on our operations could be magnified.

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our revenues may decline if federal or state programs reduce our Medicare or Medicaid payments or managed care companies (including managed Medicare and managed Medicaid payers) reduce our reimbursement. Current economic conditions have accelerated and increased the budget deficits for most states, including those in which we operate. These budgetary pressures have resulted, and may continue to result, in healthcare payment reductions under state Medicaid plans or reduced benefits to participants in those plans. Also, governmental, managed Medicare or managed Medicaid payers may defer payments to us to conserve cash. Managed care companies have reduced and may continue to seek to reduce payment rates or limit payment rate increases to hospitals in response to continuing pressure from employers and from reductions in enrolled participants.

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our hospitals face a growth in uncompensated care as the result of the inability of uninsured patients to pay for healthcare services and difficulties in collecting the patient portions of insured accounts. Higher unemployment, Medicaid benefit reductions and employer efforts to reduce employee healthcare costs may increase our exposure to uncollectible accounts for uninsured patients or those patients with higher co-pay and deductible limits.

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under extreme market conditions, there can be no assurance that funds necessary to run our business will be available to us on favorable terms or at all. Most of our cash and borrowing capacity under the 2010 Credit Facilities will be held with a limited number of financial institutions, which could increase our liquidity risk if one or more of those institutions become financially strained or are no longer able to operate.

We are unable to predict if the condition of the U.S. economy, the local economies in the communities we serve or global credit conditions will improve in the near future or when such improvements may occur.

We are unable to predict the impact of the Health Reform Law, which represents significant change to the healthcare industry.

As enacted, the Patient Protection and Affordable Care Act (the “Health Reform Law”) will change how healthcare services are covered, delivered, and reimbursed through expanded coverage of uninsured individuals, reduced growth in Medicare program spending, reductions in Medicare and Medicaid disproportionate share hospital (“DSH”) payments and the establishment of programs where reimbursement is tied to quality and integration. In addition, the new law reforms certain aspects of health insurance, expands existing efforts to tie Medicare and Medicaid payments to performance and quality and contains provisions intended to strengthen fraud and abuse enforcement. Twenty-nine states and various private individuals and groups have challenged the constitutionality of the Health Reform Law in federal courts and lower courts have issued conflicting rulings on the constitutionality of the Health Reform Law, including, specifically, the requirement that individuals maintain health insurance or pay a penalty. The United States Supreme Court has agreed to hear most of these challenges in March 2012; a final decision is expected in late spring 2012. The Supreme Court could take any number of actions ranging from upholding the law to invalidating pieces or the entire law. Simultaneously, Congress is considering a number of changes that could alter the scope or implementation of the Health Reform Law. In 2011, the U.S. House of Representatives approved legislation that would repeal the entire law, but the Senate rejected the legislation. Nonetheless, Congress has enacted several changes to the Health Reform Law, including several changes that have repealed portions of the original measure. Moreover, states are moving at different rates to implement portions of the Health Reform Law left to their discretion, including health insurance exchanges that will be necessary to enroll millions of uninsured Americans in insurance plans. Some states have made no discernible progress toward establishing exchanges, which makes uncertain when and how residents of those states will become insured pursuant to the expectations of the Health Reform Law.

The expansion of health insurance coverage under the Health Reform Law may result in a material increase in the number of patients using our facilities who have either private or public program coverage. In addition, a disproportionately large percentage of the new Medicaid coverage is likely to be in states that currently have relatively low income eligibility requirements. Two such states are Texas and Illinois, where a significant portion of our licensed beds are located. Further, the Health Reform Law provides for a value-based purchasing program, the establishment of Accountable Care Organizations (“ACOs”) and bundled payment pilot programs, which will create possible sources of additional revenue.

However, it is difficult to predict the size of the potential revenue gains to us as a result of these elements of the Health Reform Law because of uncertainty surrounding a number of material factors, including the following:

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how many previously uninsured individuals will obtain coverage as a result of the Health Reform Law (while the Congressional Budget Office (“CBO”) estimates 31 million by 2019, Centers for Medicare & Medicaid Services (“CMS”) estimates almost 34 million; both agencies made a number of assumptions to derive that figure, including how many individuals will ignore substantial subsidies and decide to pay the penalty rather than obtain health insurance and what percentage of people in the future will meet the new Medicaid income eligibility requirements);

•	what percentage of the newly insured patients will be covered under the Medicaid program and what percentage will be covered by private health insurers;

•	the extent to which states will enroll new Medicaid participants in managed care programs;

•	the pace at which insurance coverage expands, including the pace of different types of coverage expansion;

•	the change, if any, in the volume of inpatient and outpatient hospital services that are sought by and provided to previously uninsured individuals;

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the rate paid to hospitals by private payers for newly covered individuals, including those covered through the newly created American Health Benefit Exchanges (“Exchanges”) and those who might be covered under the Medicaid program under contracts with the state;

•	the rate paid by state governments under the Medicaid program for newly covered individuals;

•	how the value-based purchasing and other quality programs will be implemented;

•	the percentage of individuals in the Exchanges who select the high deductible plans, since health insurers offering those kinds of products have traditionally sought to pay lower rates to hospitals;

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the extent to which the net effect of the Health Reform Law, including the prohibition on excluding individuals based on pre-existing conditions, the requirement to keep medical costs lower than a specified percentage of premium revenue, other health insurance reforms and the annual fee applied to all health insurers, will put pressure on the profitability of health insurers, which in turn might cause them to seek to reduce payments to hospitals with respect to both newly insured individuals and their existing business;

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the possibility that implementation of provisions expanding health insurance coverage will be delayed or even blocked due to court challenges or revised or eliminated as a result of efforts to repeal or amend the new law. Twenty-nine states and various private individuals and groups have challenged the constitutionality of the Health Reform Law in federal courts and lower courts have issued conflicting rulings on the constitutionality of the Health Reform Law, including, specifically, the requirement that individuals maintain health insurance or pay a penalty. The United States Supreme Court has agreed to hear most of these challenges in March 2012; a final decision is expected in late spring 2012. The Supreme Court could take any number of actions ranging from upholding the law to invalidating pieces or the entire law. Simultaneously, Congress is considering a number of changes that could alter the scope or implementation of the Health Reform Law. In 2011, the U.S. House of Representatives approved legislation that would repeal the entire law, but the Senate rejected the legislation. Nonetheless, Congress has enacted several changes to the Health Reform Law, including several changes that have repealed portions of the original measure. Moreover, states are moving at different rates to implement portions of the Health Reform Law left to their discretion, including health insurance exchanges that will be necessary to enroll millions of uninsured Americans in insurance plans. Some states have made no discernable progress toward establishing exchanges, which makes uncertain when and how residents of those states will become insured pursuant to the expectations of the Health Reform Law;

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in 2011, the U.S. House of Representatives approved legislation that would repeal the entire Health Reform Law, but the Senate rejected the legislation. Nonetheless, Congress has enacted several changes to the Health Reform Law, including several changes that have repealed or altered portions of the original measure. Additional changes could be considered or enacted, which could affect whether, how or when aspects of the Health Reform Law are implemented; and

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elections in November 2012 could change which political party controls the White House and/or Congress. Republican presidential candidates and congressional leaders have made repealing the Health Reform Law a top legislative priority. If Republicans claim control of the Executive and/or both of the Legislative Branches of government (the House and the Senate), they could seek to repeal the entire Health Reform law or advance substantial changes.

On the other hand, the Health Reform Law provides for significant reductions in the growth of Medicare spending, reductions in Medicare and Medicaid DSH payments and the establishment of programs where reimbursement is tied to quality and integration. Since approximately 60-65% of our net patient revenues during our fiscal years ended 2009, 2010 and 2011 and the six months ended December 31, 2011, respectively, were from Medicare and Medicaid (including Medicare and Medicaid managed plans), reductions to these programs may significantly impact us and could offset any positive effects of the Health Reform Law. It is difficult to predict the size of the revenue reductions to Medicare and Medicaid spending because of uncertainty regarding a number of material factors including the following:

•	the amount of overall revenues we will generate from Medicare and Medicaid business when the reductions are implemented;

•	whether future reductions required by the Health Reform Law will be changed by statute prior to becoming effective;

•	the size of the Health Reform Law’s annual productivity adjustment to the market basket in 2013 and later payment years;

•	the amount of the Medicare DSH reductions that will be made, commencing in federal fiscal year 2014;

•	the allocation to our hospitals of the Medicaid DSH reductions, commencing in federal fiscal year 2014;

•	what the losses in revenues will be, if any, from the Health Reform Law’s quality initiatives;

•	how successful ACOs, in which we participate, will be at coordinating care and reducing costs or whether they will decrease reimbursement;

•	the scope and nature of potential changes to Medicare reimbursement methods, such as an emphasis on bundling payments or coordination of care programs;

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whether our revenues from upper payment limit (“UPL”) programs, or other Medicaid supplemental programs developed through a federally approved waiver program, will be adversely affected, because there may be reductions in available state and local government funding for the programs, or because there may be fewer indigent, non-Medicaid patients for whom we provide services pursuant to UPL programs in which we participate; and

•	reductions to Medicare payments CMS may impose for “excessive readmissions.”

Because of the many variables involved, we are unable to predict the net effect on us of the expected decreases in uninsured individuals using our facilities, the reductions in Medicare spending, reductions in Medicare and Medicaid DSH funding and numerous other provisions in the Health Reform Law that may affect us. Further, it is unclear how federal lawsuits challenging the constitutionality of the Health Reform Law will be resolved or what the impact will be of any resulting changes to the law. For example, should the requirement that individuals maintain health insurance ultimately be deemed unconstitutional but the prohibition on health insurers excluding coverage due to pre-existing conditions be maintained, significant disruption to the health insurance industry could result, which could impact our revenues and operations.

If we are unable to enter into favorable contracts with managed care plans, our operating revenues may be reduced.

Our ability to negotiate favorable contracts with health maintenance organizations, insurers offering preferred provider arrangements and other managed care plans significantly affects the revenues and operating results of our hospitals. Revenues derived from health maintenance organizations, insurers offering preferred provider arrangements and other managed care plans, including managed Medicare and managed Medicaid plans, accounted for approximately 55-60% of our net patient revenues for each of the years ended June 30, 2009, 2010 and 2011 and for the six months ended December 31, 2011. Managed care organizations offering prepaid and discounted medical services packages represent a significant portion of our admissions. In addition, private payers are increasingly attempting to control healthcare costs through direct contracting with hospitals to provide services on a discounted basis, increased utilization review and greater enrollment in managed care programs such as health maintenance organizations and preferred provider organizations. The trend towards consolidation among private managed care payers tends to increase their bargaining power over prices and fee structures. As various provisions of the Health Reform Law are implemented, including the establishment of the Exchanges, nongovernment payers increasingly may demand reduced fees. In most cases, we negotiate our managed care contracts annually as they come up for renewal at various times during the year. Our future success will depend, in part, on our ability to renew existing managed care contracts and enter into new managed care contracts on terms favorable to us. Other healthcare companies, including some with greater financial resources, greater geographic coverage or a wider range of services, may compete with us for these opportunities. For example, some of our competitors may negotiate exclusivity provisions with managed care plans or otherwise restrict the ability of managed care companies to contract with us. It is not clear what impact, if any, the increased obligations on managed care payers and other payers imposed by the Health Reform Law will have on our ability to negotiate reimbursement increases. If we are unable to contain costs through increased operational efficiencies or to obtain higher reimbursements and payments from managed care payers, our results of operations and cash flows will be materially adversely affected.

Our revenues may decline if federal or state programs reduce our Medicare or Medicaid payments.

Approximately 60-65% of our net patient revenues for the years ended June 30, 2009, 2010 and 2011 and the six months ended December 31, 2011, respectively, came from the Medicare and Medicaid programs, including Medicare and Medicaid managed plans. In recent years federal and state governments have made significant changes to the Medicare and Medicaid programs. Some of those changes adversely affect the reimbursement we receive for certain services. In addition, due to budget deficits in many states, significant decreases in state funding for Medicaid programs have occurred or are being proposed. Changes in government healthcare programs may reduce the reimbursement we receive and could adversely affect our business and results of operations.

In recent years, legislative and regulatory changes have resulted in limitations on and, in some cases, reductions in levels of payments to healthcare providers for certain services under the Medicare program. For example, CMS completed a two-year transition to full implementation of the Medicare severity-adjusted diagnosis-related group (“MS-DRG”) system, which represents a refinement to the existing diagnosis-related group system. Future realignments in the MS-DRG system could impact the margins we receive for certain services. Further, the Health Reform Law provides for material reductions in the growth of Medicare program spending, including reductions in Medicare market basket updates, and Medicare DSH funding. Medicare payments in federal fiscal year 2011 for inpatient hospital services were lower than payments for the same services in federal fiscal year 2010 because of reductions resulting from the Health Reform Law but were increased slightly for federal fiscal year 2012.

On August 2, 2011, Congress enacted the Budget Control Act of 2011. This law increased the nation’s borrowing authority while taking steps to reduce federal spending and the deficit. The deficit reduction component is being implemented in two phases. In the first phase, the law imposes caps that reduce discretionary (non-entitlement) spending by more than $900 billion over 10 years, beginning in federal fiscal year 2012. Under a second phase, if certain spending and deficit targets are reached, an enforcement mechanism called “sequestration” will be triggered under which a total of $1.2 trillion in automatic, across-the-board spending reductions must be implemented over 10 years beginning in January 2013. The spending reductions are to be split evenly between defense and non-defense discretionary spending, although certain programs (including the Medicaid and Children’s Health Insurance Program (“CHIP”) programs) are exempt from these automatic spending reductions, and Medicare expenditures cannot be reduced by more than 2%. If sequestration goes into effect and these cuts are implemented, Medicare payments to hospitals and for other services could be reduced. Congress may take additional action in 2012 or 2013 to further reduce federal spending and the deficit to avoid sequestration being triggered. If so, Medicare, Medicaid and CHIP spending could be reduced further, and provider payments under those programs could be cut substantially.

Since most states must operate with balanced budgets and since the Medicaid program is often a state’s largest program, some states can be expected to enact or consider enacting legislation designed to reduce their Medicaid expenditures. The current weakened economic conditions have increased the budgetary pressures on many states, and these budgetary pressures have resulted, and likely will continue to result, in decreased spending for Medicaid programs and the CHIP in many states. Certain states in which we operate are also delaying payments to us, or accelerating payments we owe to them, as a way to deal with their budget shortfalls. Further, many states have also adopted, or are considering, legislation designed to reduce coverage, enroll Medicaid recipients in managed care programs and/or impose additional taxes on hospitals to help finance or expand the states’ Medicaid systems.

On March 15, 2011, the Governor of Arizona announced the state’s plan to reform Medicaid by making changes to eligibility, freezing enrollment, and modifying reimbursement rates, among other proposals. Many of the proposed changes required federal approval. In April 2011, the Governor signed Arizona’s fiscal year 2012 budget legislation, which included a 5% cut to provider reimbursement, effective October 1, 2011, and a reduction in Medicaid beneficiaries through enrollment caps, attrition and more stringent eligibility requirements. Following the passage of the legislation, on October 21, 2011, CMS approved certain modifications to Arizona’s Section 1115 waiver consistent with the legislative plans. For a five-year period, the waiver allows Arizona to freeze Medicaid enrollment for the Childless Adult Program and provides flexibility for the state to fund the Childless Adult Program based on availability of resources. As of March 2012, the Arizona Health Care Cost Containment System (“AHCCCS”) is awaiting approval from CMS to freeze enrollment of parents with incomes between 75-100% of the Federal Poverty Limit. Additionally, AHCCCS has proposed a gain sharing plan, the details of which have not been finalized, which would be implemented through an annual reconciliation process with the managed Medicaid health plans.

Similarly, in July 2011, the Texas Health and Human Services Commission issued a final rule implementing a statewide acute care hospital inpatient Standard Dollar Amount (“SDA”) rate along with an 8% reduction in Medicaid hospital outpatient reimbursement. The MS-DRG relative weights were also rebased concurrent with the SDA rate change. The SDA rate includes certain add-on adjustments for geographic wage-index, indirect medical education and trauma services but does not include add-on adjustments for higher acuity services such as neonatal and other women’s services. Our Texas hospitals also participate in private supplemental Medicaid reimbursement programs that are structured to expand the community safety net by providing indigent healthcare services and result in additional revenues for participating hospitals. CMS approved a Medicaid waiver in December 2011 that allows Texas to continue receiving supplemental Medicaid reimbursement while expanding its managed Medicaid program. We cannot predict whether the Texas private supplemental Medicaid reimbursement programs will continue or guarantee that revenues recognized from the programs will not decrease. Additional Medicaid spending cuts may be implemented in the future in the states in which we operate.

Effective March 23, 2010, the Health Reform Law required states to at least maintain Medicaid eligibility standards established prior to the enactment of the law for adults until January 1, 2014 and for children until October 1, 2019. However, states with budget deficits may seek exceptions from this requirement to address eligibility standards that apply to adults making more than 133% of the federal poverty level. The Health Reform Law also provides for significant expansions to the Medicaid program, but these changes are not required until 2014. In addition, the Health Reform Law will result in increased state legislative and regulatory changes in order for states to comply with new federal mandates, such as the requirement to establish health insurance exchanges, and to participate in grants and other incentive opportunities. Future legislation or other changes in the administration or interpretation of government health programs could have a material adverse effect on our financial position and results of operations.

In recent years, both the Medicare program and several large managed care companies have changed our reimbursement to link some of their payments, especially their annual increases in payments, to performance on certain quality of care measures. We expect this trend to “pay-for-performance” to increase in the future. If we are unable to meet these performance measures, our financial position, results of operations and cash flows will be materially adversely affected.

In some cases, commercial third-party payers rely on all or portions of the MS-DRG system to determine payment rates, which may result in decreased reimbursement from some commercial third-party payers. Other changes to government healthcare programs may negatively impact payments from commercial third-party payers.

Current or future healthcare reform efforts, changes in laws or regulations regarding government healthcare programs, other changes in the administration of government healthcare programs and changes to commercial third-party payers in response to healthcare reform and other changes to government healthcare programs could have a material, adverse effect on our financial position and results of operations.

We conduct business in a heavily regulated industry, and changes in regulations or violations of regulations may result in increased costs or sanctions that could reduce our revenues and profitability.

The healthcare industry is subject to extensive federal, state and local laws and regulations relating to licensing, the conduct of operations, the ownership of facilities, the addition of facilities and services, financial arrangements with physicians and other referral sources, confidentiality, maintenance and security issues associated with medical records, billing for services and prices for services. If a determination was made that we were in material violation of such laws or regulations, our operations and financial results could be materially adversely affected.

On January 18, 2011, President Obama signed Executive Order (“EO”) 13563, which requires federal agencies to develop plans to periodically review existing significant regulations to identify outmoded, ineffective, insufficient or excessively burdensome regulations and to modify, streamline, expand, or repeal the regulations as appropriate. On May 26, 2011, the federal Office of Management and Budget (“OMB”) released preliminary regulatory review plans from 30 federal agencies, including the U.S. Department of Health and Human Services (the “HHS”). The HHS plan specifically references 79 existing or proposed regulations for review. Seventeen of these existing or proposed regulations are under the authority of CMS. The CMS regulations designated for review and revision and that are relevant to our operations include rules related to:

•	hospital cost reporting of pension costs;

•	conditions of participation for hospitals and other healthcare facilities;

•	inpatient rehabilitation unit payment systems;

•	outpatient hospital physician supervision requirements;

•	Medicare reconsideration and appeals processes;

•	Medicare Advantage and prescription drug plan marketing rules and comment process for annual policy changes;

•	physician documentation requirements;

•	ambulatory surgical center same-day services rules;

•	Medicaid home and community-based services waivers; and

•	State Innovation Waivers under the Health Reform Law.

The preliminary plan also notes that CMS has approximately 80 additional regulatory reform proposals under review and development. On October 18, 2011, CMS issued one final and two proposed rules in response to EO 13563. The rules are intended to streamline Medicare and Medicaid regulations for hospitals and other providers. The HHS proposed plan also includes four HIPAA-related provisions for review that may be relevant to our operations. Although the regulatory review process is intended to result in less regulatory burden, the results of these reviews are uncertain and may result in regulatory changes that could adversely affect our operations.

In many instances, the industry does not have the benefit of significant regulatory or judicial interpretations of these laws and regulations. This is particularly true in the case of the Medicare and Medicaid statute codified under Section 1128B(b) of the Social Security Act and known as the “Anti-Kickback Statute.” This statute prohibits providers and other persons or entities from soliciting, receiving, offering or paying, directly or indirectly, any remuneration with the intent to generate referrals of orders for services or items reimbursable under Medicare, Medicaid and other federal healthcare programs. Courts have interpreted this statute broadly and held that there is a violation of the Anti-Kickback Statute if just one purpose of the remuneration is to generate referrals, even if there are other lawful purposes. Furthermore, the Health Reform Law provides that knowledge of the law or the intent to violate the law is not required. As authorized by the U.S. Congress, HHS has issued regulations which describe certain conduct and business relationships immune from prosecution under the Anti-Kickback Statute. The fact that a given business arrangement does not fall within one of these “safe harbor” provisions does not render the arrangement illegal, but business arrangements of healthcare service providers that fail to satisfy the applicable safe harbor criteria risk increased scrutiny by enforcement authorities.

The safe harbor requirements are generally detailed, extensive, narrowly drafted and strictly construed. Many of the financial arrangements that our facilities maintain with physicians do not meet all of the requirements for safe harbor protection. The regulatory authorities that enforce the Anti-Kickback Statute may in the future determine that one or more of these arrangements violate the Anti-Kickback Statute or other federal or state laws. A determination that a facility has violated the Anti-Kickback Statute or other federal laws could subject us to liability under the Social Security Act, including criminal and civil penalties, as well as exclusion of the facility from participation in government programs such as Medicare and Medicaid or other federal healthcare programs.

In addition, the portion of the Social Security Act commonly known as the “Stark Law” prohibits physicians from referring Medicare and (to an extent) Medicaid patients to providers of certain “designated health services” if the physician or a member of his or her immediate family has an ownership or investment interest in, or compensation arrangement with, that provider. In addition, the provider in such arrangements is prohibited from billing for all of the designated health services referred by the physician, and, if paid for such services, is required to promptly repay such amounts. Most of the services furnished by our facilities are “designated health services” for Stark Law purposes, including inpatient and outpatient hospital services. There are multiple exceptions to the Stark Law, among others, for physicians having a compensation relationship with the facility as a result of employment agreements, leases, physician recruitment and certain other arrangements. However, each of these exceptions applies only if detailed conditions are met. An arrangement subject to the Stark Law must qualify for an exception in order for the services to be lawfully referred by the physician and billed by the provider. Although there is an exception for a physician’s ownership interest in an entire hospital, the Health Reform Law prohibits newly created physician-owned hospitals from billing for Medicare patients referred by their physician owners. As a result, the new law effectively prevents the formation of physician-owned hospitals after December 31, 2010. While the new law grandfathers existing physician-owned hospitals, it does not allow these hospitals to increase the percentage of physician ownership and significantly restricts their ability to expand services. A March 31, 2011 decision by the U.S. District Court for the Eastern District Court of Texas upheld the constitutionality of this new law, but a notice of appeal was filed on May 27, 2011, for review of the decision by the Fifth Circuit Court of Appeals. Oral arguments are scheduled for April 3, 2012. In addition, the House of Representatives approved a bill in December 2011 that would have relaxed physician hospital ownership restrictions imposed under the Health Reform Law to allow physician-owned hospitals that were under construction but did not have Medicare provider numbers as of December 31, 2010, to open and operate and qualify for grandfather protection; the bill also would have made it significantly easier for hospitals that were grandfathered under the Health Reform Law to expand capacity (presently, grandfathered hospitals are allowed to expand bed and/or capacity only if they meet very limited criteria). The Senate counterpart to that bill did not include a comparable provision, and the final legislation signed by the President in March 2012 also did not contain a similar provision. It is possible that Congress could revisit and advance additional changes to the hospital-physician ownership provisions in future legislation.

CMS has issued three phases of final regulations implementing the Stark Law. Phases I and II became effective in January 2002 and July 2004, respectively, and Phase III became effective in December 2007. While these regulations help clarify the requirements of the exceptions to the Stark Law, it is unclear how the government will interpret many of these exceptions for enforcement purposes. In addition, in July 2007 CMS proposed far-reaching changes to the regulations implementing the Stark Law that would further restrict the types of arrangements that hospitals and physicians may enter, including additional restrictions on certain leases, percentage compensation arrangements, and agreements under which a hospital purchases services under arrangements. On July 31, 2008, CMS issued a final rule which, in part, finalized and responded to public comments regarding some of its July 2007 proposed major changes to the Stark Law regulations. The most far-reaching of the changes made in this final July 2008 rule effectively prohibit, as of a delayed effective date of October 1, 2009, both “under arrangements” ventures between a hospital and any referring physician or entity owned, in whole or in part, by a referring physician and unit-of-service-based “per click” compensation and percentage-based compensation in office space and equipment leases between a hospital and any referring physician or entity owned, in whole or in part, by a referring physician. We examined all of our “under arrangement” ventures and space and equipment leases with physicians to identify those arrangements which would have failed to conform to these new Stark regulations as of October 1, 2009, and we restructured or terminated all such non-conforming arrangements so identified prior to October 1, 2009. Because the Stark Law and its implementing regulations are relatively new, we do not always have the benefit of significant regulatory or judicial interpretation of this law and its regulations. We attempt to structure our relationships to meet an exception to the Stark Law, but the regulations implementing the exceptions are detailed and complex, and we cannot assure you that every relationship complies fully with the Stark Law. In addition, in the July 2008 final Stark rule CMS indicated that it will continue to enact further regulations tightening aspects of the Stark Law that it perceives allow for Medicare program abuse, especially those regulations that still permit physicians to profit from their referrals of ancillary services. We cannot assure you that the arrangements entered into by our hospitals with physicians will be found to be in compliance with the Stark Law, as it ultimately may be implemented or interpreted.

Additionally, if we violate the Anti-Kickback Statute or Stark Law, or if we improperly bill for our services, we may be found to violate the False Claims Act (“FCA”), either under a suit brought by the government or by a private person under a qui tam, or “whistleblower,” suit. For a discussion of remedies and penalties under the FCA, see “—Providers in the healthcare industry have been the subject of federal and state investigations, whistleblower lawsuits and class action litigation, and we may become subject to investigations, whistleblower lawsuits or class action litigation in the future” below.

Effective December 31, 2010, in connection with the impending acquisition of DMC, we and DMC entered into a Settlement Agreement with the U.S. Department of Justice (“DOJ”) and the HHS Office of Inspector General (the “OIG”) releasing us from liability under the FCA, the Civil Monetary Penalties Law, and the civil monetary penalties provisions of the Stark Law for certain disclosed conduct (the “Covered Conduct”) by DMC prior to our acquisition that may have violated the Anti-Kickback Statute or the Stark Law or failed to comply with governmental reimbursement rules. (A copy of the Settlement Agreement may be found as Exhibit 2.6 to our Current Report on Form 8-K, dated January 5, 2011, filed with the Securities and Exchange Commission.) DMC paid $30 million to the government in connection with such settlement based upon the government’s analysis of DMC’s net worth and ability to pay, but not upon our net worth and ability to pay. The Settlement Agreement is subject to the government’s right of rescission in the event of DMC’s nondisclosure of assets or any misrepresentation in DMC’s financial statements disclosed to the government by DMC. While we are not aware of any such misrepresentation or nondisclosure at this time, such misrepresentation or nondisclosure by DMC would provide the government the right to rescind the Settlement Agreement. Additionally, while the scope of release for the Covered Conduct under the Stark Law is materially similar to or broader than that found in most similar publicly-available settlement agreements, the precise scope of such a release under the Stark Law and the FCA, as amended by the Fraud Enforcement and Recovery Act of 2009 and the Health Reform Law, has not been interpreted by any court, and it is possible that a regulator or a court could interpret these laws such that the release would not extend to all possible liability for the Covered Conduct. If the Settlement Agreement were to be rescinded or so interpreted, this could have a material adverse effect on our business, financial condition, results of operations or prospects, and our business reputation could suffer significantly. In addition, the DOJ continues to investigate the Covered Conduct covered by the Settlement Agreement with respect to potential claims against individuals. It is possible that this investigation might result in adverse publicity or adversely impact our business reputation or otherwise have a material adverse impact on our business.

If we fail to comply with the Anti-Kickback Statute, the Stark Law, the FCA or other applicable laws and regulations, or if we fail to maintain an effective corporate compliance program, we could be subjected to liabilities, including civil penalties (including the loss of our licenses to operate one or more facilities), exclusion of one or more facilities from participation in the Medicare, Medicaid and other federal and state healthcare programs and, for violations of certain laws and regulations, criminal penalties. See “Business—Government Regulation and Other Factors” included elsewhere in this offering memorandum for further discussion.

All of the states in which we operate have adopted or have considered adopting similar anti-kickback and physician self-referral legislation, some of which extends beyond the scope of the federal law to prohibit the payment or receipt of remuneration for the referral of patients and physician self-referrals, regardless of the source of payment for the care. Little precedent exists for the interpretation or enforcement of these laws. Both federal and state government agencies have announced heightened and coordinated civil and criminal enforcement efforts.

Government officials responsible for enforcing healthcare laws could assert that one or more of our facilities, or any of the transactions in which we are involved, are in violation of the Anti-Kickback Statute or the Stark Law and related state laws. It is also possible that the courts could ultimately interpret these laws in a manner that is different from our interpretations. Moreover, other healthcare companies, alleged to have violated these laws, have paid significant sums to settle such allegations and entered into “corporate integrity agreements” because of concern that the government might exercise its authority to exclude those providers from governmental payment programs (e.g., Medicare, Medicaid, TRICARE). Both Arizona Heart Hospital and Arizona Heart Institute had such “corporate integrity agreements” prior to our purchase of certain of their assets and liabilities that the OIG has not sought to impose on us. A determination that one or more of our facilities has violated these laws, or the public announcement that we are being investigated for possible violations of these laws, could have a material adverse effect on our business, financial condition, results of operations or prospects, and our business reputation could suffer significantly.

Federal law permits the OIG to impose civil monetary penalties, assessments and to exclude from participation in federal healthcare programs individuals and entities who have submitted false, fraudulent or improper claims for payment. Improper claims include those submitted by individuals or entities that have been excluded from participation or an order to prescribe a medical or other item or service during a period a person was excluded from participation, where the person knows or should know that the claim would be made to a federal healthcare program. These penalties may also be imposed on providers or entities that employ or enter into contracts with excluded individuals to provide services to beneficiaries of federal healthcare programs. Furthermore, if services are provided by an excluded individual or entity, the penalties may apply even if the payment is made directly to a non-excluded entity. Employers of, or entities that contract with, excluded individuals or entities for the provision of services may be liable for up to $10,000 for each item or service furnished by the excluded individual or entity, an assessment of up to three times the amount claimed and program exclusions. In order for the penalties to apply, the employer or contractor must have known or should have known that the person or entity was excluded from participation. On October 12, 2009, we voluntarily reported to OIG that two of our employees had been excluded from participation in Medicare at certain times during their employment. See “Business—Legal Proceedings” for further discussion. The OIG may seek to apply its exclusion authority to an officer or a managing employee of an excluded or convicted entity. The OIG has used the responsible corporate officer doctrine to apply this authority expansively. In fact, a recent federal district court case from the District of Columbia affirmed the OIG’s exclusion authority on the basis of the responsible corporate officer doctrine, Friedman et. al. v. Sebelius (1:09-cv-02028-ESH). In addition, a bill passed by the 2010 U.S. House of Representatives would expand this exclusion authority to include individuals and entities affiliated with sanctioned entities. A similar bill was re-introduced in the U.S. House of Representatives on February 11, 2011, but its chances of passage remain unclear given that the bill was previously blocked by an anonymous Senate hold. Claims for services furnished by excluded parties may constitute false claims under the federal FCA. As such, the DOJ may also impose penalties on providers that employ excluded parties. Penalties include three times the actual damages sustained by the government, plus civil penalties of $5,500 to $11,000 for each claim.

Illinois, Michigan and Massachusetts require governmental determinations of need (“Certificates of Need”) prior to the purchase of major medical equipment or the construction, expansion, closure, sale or change of control of healthcare facilities. We believe our facilities have obtained appropriate Certificates of Need wherever applicable. However, if a determination were made that we were in material violation of such laws, our operations and financial results could be materially adversely affected. The governmental determinations, embodied in Certificates of Need, can also affect our facilities’ ability to add bed capacity or important services. We cannot predict whether we will be able to obtain required Certificates of Need in the future. A failure to obtain any required Certificates of Need may impair our ability to operate the affected facility profitably.

The laws, rules and regulations described above are complex and subject to interpretation. If we are in violation of any of these laws, rules or regulations, or if further changes in the regulatory framework occur, our results of operations could be significantly harmed. For a more detailed discussion of the laws, rules and regulations, see “Business—Government Regulation and Other Factors.”

Some of our hospitals may be required to submit to CMS information on their relationships with physicians and this submission could subject such hospitals and us to liability.

CMS announced in 2007 that it intended to collect information on ownership, investment and compensation arrangements with physicians from 500 (pre-selected) hospitals by requiring these hospitals to submit to CMS Disclosure of Financial Relationship Reports (“DFRR”) from each selected hospital. CMS also indicated that at least 10 of our hospitals would be among these 500 hospitals required to submit a DFRR because these 10 hospitals did not respond to CMS’ voluntary survey instrument on this topic purportedly submitted to these hospitals via email by CMS in 2006. CMS intended to use this data to determine whether these hospitals were in compliance with the Stark Law and implementing regulations during the reporting period, and CMS has indicated it may share this information with other government agencies and with congressional committees. Many of these agencies have not previously analyzed this information and have the authority to bring enforcement actions against the hospitals. In December 2008, CMS re-published a Paperwork Reduction Act package and proposed to send the DFRR to 400 hospitals. In June 2010, CMS announced that it had determined that mandating hospitals to complete the DFRR may duplicate some of the reporting obligations related to physician ownership or investment in hospitals set forth in the Health Reform Law, and, as a result, it had decided to delay implementation of the DFRR and instead focus on implementation of these new reporting provisions as to physician-owned hospitals only. CMS also explained in this June 2010 announcement that it remained interested in analyzing physicians’ compensation relationships with hospitals, and that after it collected and examined information related to ownership and investment interests of physicians in hospitals pursuant to the reporting obligations in the Health Reform Law, it would determine if it was necessary to capture information related to compensation arrangements from non-physician owned hospitals as well pursuant to reimplementation of its DFRR initiative. We have no physician ownership in our hospitals, so our hospitals will not be subject to these new physician ownership and investment reporting obligations under the Health Reform Law.

Once a hospital receives this request for a DFRR, the hospital will have 60 days to compile a significant amount of information relating to its financial relationships with physicians. The hospital may be subject to civil monetary penalties of up to $10,000 per day if it is unable to assemble and report this information within the required timeframe or if CMS or any other government agency determines that the submission is inaccurate or incomplete. The hospital may be the subject of investigations or enforcement actions if a government agency determines that any of the information indicates a potential violation of law.

Depending on the final format of the DFRR, responding hospitals may be subject to substantial penalties as a result of enforcement actions brought by government agencies and whistleblowers acting pursuant to the FCA and similar state laws, based on such allegations like failure to respond within required deadlines, that the response is inaccurate or contains incomplete information or that the response indicates a potential violation of the Stark Law or other requirements.

Any governmental investigation or enforcement action which results from the DFRR process could materially adversely affect our results of operations.

Providers in the healthcare industry have been the subject of federal and state investigations, whistleblower lawsuits and class action litigation, and we may become subject to investigations, whistleblower lawsuits or class action litigation in the future.

Both federal and state government agencies have heightened and coordinated civil and criminal enforcement efforts as part of numerous ongoing investigations of hospital companies, as well as their executives and managers. These investigations relate to a wide variety of topics, including:

•	cost reporting and billing practices;

•	laboratory and home healthcare services;

•	physician ownership of, and joint ventures with, hospitals;

•	physician recruitment activities; and

•	other financial arrangements with referral sources.

The Health Reform Law includes additional federal funding of $350 million over the next 10 years to fight healthcare fraud, waste and abuse, including $95 million for federal fiscal year 2011, $55 million in federal fiscal year 2012 and additional increased funding through 2016.

In addition, the federal FCA permits private parties to bring qui tam, or whistleblower, lawsuits against companies. Whistleblower provisions allow private individuals to bring actions on behalf of the government alleging that the defendant has defrauded the federal government. Because qui tam lawsuits are filed under seal, we could be named in one or more such lawsuits of which we are not aware. Defendants determined to be liable under the FCA may be required to pay three times the actual damages sustained by the government, plus mandatory civil penalties of between $5,500 and $11,000 for each separate false claim. Typically, each fraudulent bill submitted by a provider is considered a separate false claim, and thus the penalties under the FCA may be substantial. Liability arises when an entity knowingly submits a false claim for reimbursement to the federal government. The Fraud Enforcement and Recovery Act, which became law on May 20, 2009, changes the scienter requirements for liability under the FCA. An entity may now violate the FCA if it “knowingly and improperly avoids or decreases an obligation” to pay money to the United States. This includes obligations based on an “established duty . . . arising from . . . the retention of any overpayment.” Thus, if a provider is aware that it has retained an overpayment that it has an obligation to refund, this may form the basis of a FCA violation even if the provider did not know the claim was “false” when it was submitted. The Health Reform Law expressly requires healthcare providers and others to report and return overpayments. The term overpayment is defined as “any funds that a person receives or retains under title XVIII or XIX to which the person, after applicable reconciliation, is not entitled under such title.” The Health Reform Law also defines the period of time in which an overpayment must be reported and returned to the government. The Health Reform Law provides that “[a]n overpayment must be reported and returned” within “60 days after the date on which the overpayment was identified,” or “the date any corresponding cost report is due,” whichever is later. In February 2012, CMS proposed regulations that would find that a provider has “identified” an overpayment if the provider has “actual knowledge of the existence of the overpayment” or “acts in reckless disregard or deliberate ignorance of the overpayment.” CMS also proposed suspending the 60-day period for returning an overpayment for overpayments that are the subject of a Medicare Self-Referral Disclosure Protocol already received by CMS or OIG Self-Disclosure Protocol already received by the OIG. Under the proposed rules, a provider would have an obligation to report and return an overpayment if that overpayment is discovered within 10 years of the date the overpayment was received. The Health Reform Law explicitly states that if the overpayment is retained beyond the 60-day period, it becomes an “obligation” sufficient for reverse false claim liability under the FCA, and is therefore subject to treble damages and penalties if there is a “knowing and improper” failure to return the overpayment.

In some cases, courts have held that violations of the Stark Law and Anti-Kickback Statute can properly form the basis of a FCA case, finding that in cases where providers allegedly violated other statutes and have submitted claims to a governmental payer during the time period they allegedly violated these other statutes, the providers thereby submitted false claims under the FCA. Some states have adopted similar whistleblower and false claims provisions. The Health Reform Law now explicitly links violations of the Anti-Kickback Statute to the FCA. In addition, in February 2012, CMS suggested that there may be situations where a provider is unaware of a kickback arrangement between third parties that causes the provider to submit claims that are the subject of the kickback. For example, a hospital submitting a claim for a medical device may not be aware that a medical device manufacturer paid kickbacks to a referring physician. CMS has proposed that a provider who is not a party to a kickback arrangement may still have a duty to report a kickback scheme if it has sufficient knowledge of the arrangement to identify an overpayment. Under this proposed rule, such a failure to report could create potential false claims liability.

The Health Reform Law changes the intent requirement for healthcare fraud under 18 U.S.C. § 1347, such that “a person need not have actual knowledge or specific intent to commit a violation.” In addition, the Health Reform Law significantly changes the FCA by removing the jurisdictional bar for allegations based on publicly disclosed information and by loosening the requirements for a qui tam relator to qualify as an “original source,” by permitting the DOJ to oppose a defendant’s motion to dismiss on “public disclosure bar” grounds and by narrowing the definition of what prior disclosures constitute “public disclosure” for the purpose of the bar. These changes will effectively increase FCA exposure by enabling a greater number of whistleblowers to bring a claim.

Should we be found out of compliance with any of these laws, regulations or programs, depending on the nature of the findings, our business, financial position and results of operations could be negatively impacted. See “Business—Legal Proceedings.”

As required by statute, CMS has implemented the Recovery Audit Contractor (“RAC”) program on a nationwide basis. Under the program, CMS contracts with RACs to conduct post-payment reviews to detect and correct improper payments in the fee-for-service Medicare program. The Health Reform Law expands the RAC program’s scope to include managed Medicare plans and to include Medicaid claims by requiring all states to have established a RAC program by December 31, 2010. CMS expected states to implement their Medicaid RAC programs by January 1, 2012. In addition, CMS employs Medicaid Integrity Contractors (“MICs”) to perform post-payment audits of Medicaid claims and identify overpayments. The Health Reform Law increased federal funding for the MIC program beginning in federal fiscal year 2011 and the increased funding continues through federal fiscal year 2016. In addition to RACs and MICs, several other contractors, including the state Medicaid agencies, have increased their review activities.

The OIG and the DOJ have, from time to time, including for fiscal year 2012, established national enforcement initiatives that focus on specific billing practices or other suspected areas of abuse. Initiatives include, but are not limited to, a focus on hospital billing for inpatient services and outpatient charges associated with inpatient services, as well as hospital laboratory, home health and durable medical equipment billing practices. As a result of these initiatives, some of our activities could become the subject of governmental investigations or inquiries. For example, we have significant Medicare and Medicaid billings, we provide some durable medical equipment and home healthcare services, and we have joint venture arrangements involving physician investors. We also have a variety of other financial arrangements with physicians and other potential referral sources, including recruitment arrangements and leases. In addition, our executives and managers, many of whom have worked at other healthcare companies that are or may become the subject of federal and state investigations and private litigation, could be included in governmental investigations or named as defendants in private litigation. We are aware that several of our hospitals or their related healthcare operations were and may still be under investigation in connection with activities conducted prior to our acquisition of them. With the exception of the acquisition of the assets of DMC (See “Business—Our Recent Acquisitions” for information regarding our commitment to payments arising from certain pre-closing violations), under the terms of our various acquisition agreements, the prior owners of our hospitals are responsible for any liabilities arising from pre-closing violations. The prior owners’ resolution of these matters or failure to resolve these matters, in the event that any resolution was deemed necessary, may have a material adverse effect on our business, financial condition or results of operations. Any investigations of us, our executives, managers, facilities or operations could result in significant liabilities or penalties to us, as well as adverse publicity.

We maintain a compliance program to address health regulatory and other compliance requirements. This program includes initial and periodic ethics and compliance training, a toll-free hotline for employees to report, without fear of retaliation, any suspected legal or ethical violations, annual “fraud and abuse” audits to look at our financial relationships with physicians and other referral sources and annual “coding audits” to make sure our hospitals bill the proper service codes in respect of obtaining payment from the Medicare and Medicaid programs.

As an element of our corporate compliance program and our internal compliance audits, from time to time we make voluntary disclosures and repayments to the Medicare and Medicaid programs and/or to the federal and/or state regulators for these programs in the ordinary course of business. All of these voluntary actions on our part could lead to an investigation by the regulators to determine whether any of our facilities have violated the Stark Law, the Anti-Kickback Statute, the FCA or similar state law. Either an investigation or initiation of administrative or judicial actions could result in a public announcement of possible violations of the Stark Law, the Anti-Kickback Statute or the FCA or similar state law. Such determination or announcements could have a material adverse effect on our business, financial condition, results of operations or prospects, and our business reputation could suffer significantly.

Additionally, several hospital companies have in recent years been named defendants in class action litigation alleging, among other things, that their charge structures are fraudulent and, under state law, unfair or deceptive practices, insofar as those hospitals charge insurers lower rates than those charged to uninsured patients. We cannot assure you that we will not be named as a defendant in litigation of this type. Furthermore, the outcome of these suits may affect the industry standard for charity care policies and any response we take may have a material adverse effect on our financial results.

In June 2006, we and two other hospital systems operating in San Antonio, Texas had a putative class action lawsuit brought against all of us alleging that we and the other defendants had conspired with one another and with other unidentified San Antonio area hospitals to depress the compensation levels of registered nurses employed at the competing hospitals within the San Antonio area by engaging in certain activities that violated the federal antitrust laws. On the same day that this litigation was brought against us and two other hospital systems in San Antonio, substantially similar class action litigation was brought against multiple hospitals or hospital systems in three other cities (Chicago, Illinois; Albany, New York; and Memphis, Tennessee), with a fifth suit instituted against hospitals or hospital systems in Detroit, Michigan later in 2006, one of which hospital systems was DMC. A negative outcome in the San Antonio and/or the Detroit actions could materially affect our business, financial condition or results of operations. See “Business—Legal Proceedings” for further discussion of these lawsuits.

Competition from other hospitals or healthcare providers (especially specialty hospitals) may reduce our patient volumes and profitability.

The healthcare business is highly competitive and competition among hospitals and other healthcare providers for patients has intensified in recent years. Generally, other hospitals in the local communities served by most of our hospitals provide services similar to those offered by our hospitals. In addition, CMS publicizes on its Medicare website performance data related to quality measures and data on patient satisfaction surveys hospitals submit in connection with their Medicare reimbursement. Federal law provides for the future expansion of the number of quality measures that must be reported. Additional quality measures and future trends toward clinical transparency may have an unanticipated impact on our competitive position and patient volumes. Further, the Health Reform Law requires all hospitals to annually establish, update and make public a list of the hospital’s standard charges for items and services. If any of our hospitals achieve poor results (or results that are lower than our competitors) on these quality measures or on patient satisfaction surveys or if our standard charges are higher than our competitors, our patient volumes could decline.

In addition, we believe the number of freestanding specialty hospitals and surgery and diagnostic centers in the geographic areas in which we operate has increased significantly in recent years. As a result, most of our hospitals operate in an increasingly competitive environment. Some of the hospitals that compete with our hospitals are owned by governmental agencies or not-for-profit corporations supported by endowments and charitable contributions and can finance capital expenditures and operations on a tax-exempt basis. Increasingly, we are facing competition from physician-owned specialty hospitals and freestanding surgery centers that compete for market share in high margin services and for quality physicians and personnel. If ambulatory surgery centers are better able to compete in this environment than our hospitals, our hospitals may experience a decline in patient volume, and we may experience a decrease in margin, even if those patients use our ambulatory surgery centers. Further, if our competitors are better able to attract patients, recruit physicians, expand services or obtain favorable managed care contracts at their facilities than our hospitals and ambulatory surgery centers, we may experience an overall decline in patient volume. See “Business—Competition.”

Our Phoenix Health Plan (“PHP”) also faces competition within the Arizona markets that it serves. As in the case of our hospitals, some of our health plan competitors in these markets are owned by governmental agencies or not-for-profit corporations that have greater financial resources than we do. The revenues we derive from PHP could significantly decrease if new plans operating in the AHCCCS, which is Arizona’s state Medicaid program, enter these markets or other existing AHCCCS plans increase their number of members. Moreover, a failure to attract future members may negatively impact our ability to maintain our profitability in these markets.

We may be subject to liabilities from claims brought against our facilities.

We operate in a highly regulated and litigious industry. As a result, various lawsuits, claims and legal and regulatory proceedings have been instituted or asserted against us, including those outside of the ordinary course of business such as class actions and those in the ordinary course of business such as malpractice lawsuits. Some of these actions may involve large claims as well as significant defense costs. See “Business—Legal Proceedings” for additional information.

We maintain professional and general liability insurance with unrelated commercial insurance carriers to provide for losses in excess of our self-insured retention (such retention maintained by our captive insurance subsidiaries and/or other of our subsidiaries) of $10.0 million through June 30, 2010 but increased to $15.0 million for our Illinois hospitals subsequent to June 30, 2010. As a result, a few successful claims against us that are within our self-insured retention amounts could have an adverse effect on our results of operations, cash flows, financial condition or liquidity. We also maintain umbrella coverage for an additional $65.0 million above our self-insured retention with independent third party carriers. There can be no assurance that one or more claims might not exceed the scope of this third-party coverage.

The relatively high cost of professional liability insurance and, in some cases, the lack of availability of such insurance coverage for physicians with privileges at our hospitals increases our risk of vicarious liability in cases where both our hospital and the uninsured or underinsured physician are named as co-defendants. As a result, we are subject to greater self-insured risk and may be required to fund a higher amount of claims out of our operating cash flows in future periods as our claims mature. We cannot assure you that we will be able to continue to obtain insurance coverage in the future or that such insurance coverage, if it is available, will be available on acceptable terms.

While we cannot predict the likelihood of future claims or inquiries, we expect that new matters may be initiated against us from time to time. Moreover, the results of current claims, lawsuits and investigations cannot be predicted, and it is possible that the ultimate resolution of these matters, individually or in the aggregate, may have a material adverse effect on our business (both in the near and long term), financial position, results of operations or cash flows.

Our hospitals face a growth in uncompensated care as the result of the inability of uninsured patients to pay for healthcare services and difficulties in collecting patient portions of insured accounts.

Like others in the hospital industry, we have experienced an increase in uncompensated care. Our combined provision for doubtful accounts, uninsured discounts and charity care deductions as a percentage of acute care service segment revenues (prior to these adjustments) was 15.8% and 15.7% for the years ended June 30, 2010 and 2011, respectively. This ratio increased to 17.6% for the six months ended December 31, 2011. Our self-pay discharges as a percentage of total discharges were approximately 3.3% during fiscal year 2010 (as adjusted for our Medicaid pending policy changes in Illinois on April 1, 2009 and in Phoenix and San Antonio on July 1, 2009). Our self-pay discharges as a percentage of total discharges during the year ended June 30, 2011 increased by 700 basis points compared to the year ended June 30, 2010 and was 7.2% for the six months ended December 31, 2011. Our hospitals remain at risk for increases in uncompensated care as a result of price increases, the continuing trend of increases in coinsurance and deductible portions of managed care accounts and increases in uninsured patients as a result of potential state Medicaid funding cuts or general economic weakness. We continue to seek ways to improve point of service collection efforts and to implement appropriate payment plans with our patients. However, if we continue to experience growth in self-pay revenues prior to the Health Reform Law being fully implemented, our results of operations and cash flows could be materially adversely affected. Further, our ability to improve collections for self-pay patients may be limited by regulatory and investigatory initiatives, including private lawsuits directed at hospital charges and collection practices for uninsured and underinsured patients.

The Health Reform Law seeks to decrease over time the number of uninsured individuals. Among other things, the Health Reform Law will, effective January 1, 2014, expand Medicaid and incentivize employers to offer, and require individuals to carry, health insurance or be subject to penalties. However, it is difficult to predict the full impact of the Health Reform Law due to the law’s complexity, lack of implementing regulations or interpretive guidance, gradual implementation and possible amendment, as well as our inability to foresee how individuals and businesses will respond to the choices afforded them by the law. In addition, even after implementation of the Health Reform Law, we may continue to experience bad debts and have to provide uninsured discounts and charity care for undocumented aliens who are not permitted to enroll in a health insurance exchange or government healthcare programs.

Our performance depends on our ability to recruit and retain quality physicians.

Physicians generally direct the majority of hospital admissions. Thus, the success of our hospitals depends in part on the following factors:

•	the number and quality of the physicians on the medical staffs of our hospitals;

•	the admitting practices of those physicians; and

•	the maintenance of good relations with those physicians.

Most physicians at our hospitals also have admitting privileges at other hospitals. Our efforts to attract and retain physicians are affected by our managed care contracting relationships, national shortages in some specialties, such as anesthesiology and radiology, the adequacy of our support personnel, the condition of our facilities and medical equipment, the availability of suitable medical office space and federal and state laws and regulations prohibiting financial relationships that may have the effect of inducing patient referrals. If facilities are not staffed with adequate support personnel or technologically advanced equipment that meets the needs of patients, physicians may be discouraged from referring patients to our facilities, which could adversely affect our profitability.

In an effort to meet community needs in the markets in which we operate, we have implemented a strategy to employ physicians both in primary care and in certain specialties. As of December 31, 2011, we employed more than 740 practicing physicians, excluding residents. We have employed a significant number of additional physicians since June 30, 2010 primarily through acquisitions, including 19 physicians comprising the Arizona Heart Institute, approximately 160 physicians from the DMC acquisition and approximately 33 physicians from the Valley Baptist Health System (“Valley Baptist”) acquisition. A physician employment strategy includes increased salary and benefits costs, physician integration risks and difficulties associated with physician practice management. While we believe this strategy is consistent with industry trends, we cannot be assured of the long-term success of such a strategy. In addition, if we raise wages in response to our competitors’ wage increases and are unable to pass such increases on to our patients, our margins could decline, which could adversely affect our business, financial condition and results of operations.

We may be unable to achieve our acquisition and growth strategies and we may have difficulty acquiring not-for-profit hospitals due to regulatory scrutiny.

An important element of our business strategy is expansion by acquiring hospitals in our existing and in new urban and suburban markets and by entering into partnerships or affiliations with other healthcare service providers. The competition to acquire hospitals is significant, including competition from healthcare companies with greater financial resources than ours. As previously discussed, in fiscal 2011, we acquired two hospitals in Chicago, Illinois, one hospital in Phoenix, Arizona and eight hospitals in metropolitan Detroit, Michigan and in fiscal 2012, we acquired two hospitals in Harlingen and Brownsville, Texas. There is no guarantee that we will be able to successfully integrate these or any other hospital acquisitions, which limits our ability to complete future acquisitions.

We may not be able to acquire additional hospitals on satisfactory terms and future acquisitions may be on less than favorable terms. We may have difficulty obtaining financing, if necessary, for future acquisitions on satisfactory terms. The DMC acquisition includes, and other future acquisitions may include, significant capital or other funding commitments. Furthermore, we invest capital in our existing facilities to develop new services or expand or renovate our facilities in an effort to generate new, or sustain existing, revenues from our operations. We may not be able to finance these capital commitments or development programs through operating cash flows or additional debt or equity proceeds. We sometimes agree not to sell an acquired hospital for some period of time (currently no longer than 10 years) after purchasing it and/or grant the seller a right of first refusal to purchase the hospital if we agree to sell it to a third party.

Additionally, many states, including some where we have hospitals and others where we may in the future attempt to acquire hospitals, have adopted legislation regarding the sale or other disposition of hospitals operated by not-for-profit entities. In other states that do not have specific legislation, the attorneys general have demonstrated an interest in these transactions under their general obligations to protect charitable assets from waste. These legislative and administrative efforts focus primarily on the appropriate valuation of the assets divested and the use of the sale proceeds by the not-for-profit seller. These review and approval processes can add time to the consummation of an acquisition of a not-for-profit hospital, and future actions on the state level could seriously delay or even prevent future acquisitions of not-for-profit hospitals. Furthermore, as a condition to approving an acquisition, the attorney general of the state in which the hospital is located may require us to maintain specific services, such as emergency departments, or to continue to provide specific levels of charity care, which may affect our decision to acquire or the terms upon which we acquire these hospitals.

We may not be able to successfully integrate our acquisitions of DMC or Valley Baptist or realize the potential benefits of these acquisitions, which could cause our business to suffer.

We may not be able to combine successfully the operations of DMC or Valley Baptist with our operations and, even if such integrations are accomplished, we may never realize the potential benefits of the acquisitions. The integration of DMC and Valley Baptist with our operations requires significant attention from management and may impose substantial demands on our operations or other projects. The integration of DMC also involves a significant capital commitment, and the return that we achieve on any capital invested may be less than the return that we would achieve on our other projects or investments. Any of these factors could cause delays or increased costs of combining the companies, which could adversely affect our operations, financial results and liquidity.

Future acquisitions or joint ventures may use significant resources, may be unsuccessful and could expose us to unforeseen liabilities.

As part of our growth strategy, we may pursue acquisitions or joint ventures of hospitals or other related healthcare facilities and services. These acquisitions or joint ventures may involve significant cash expenditures, debt incurrence, additional operating losses and expenses that could have a material adverse effect on our financial condition, results of operations and cash flows. Acquisitions or joint ventures involve numerous risks, including:

•	difficulty and expense of integrating acquired personnel into our business;

•	diversion of management’s time from existing operations;

•	potential loss of key employees or customers of acquired companies; and

•	assumption of the liabilities and exposure to unforeseen liabilities of acquired companies, including liabilities for failure to comply with healthcare regulations.

We cannot assure you that we will succeed in obtaining financing for acquisitions or joint ventures at a reasonable cost, or that such financing will not contain restrictive covenants that limit our operating flexibility. We also may be unable to operate acquired hospitals profitably or succeed in achieving improvements in their financial performance.

The cost of our malpractice insurance and the malpractice insurance of physicians who practice at our facilities remains volatile. Successful malpractice or tort claims asserted against us, our physicians or our employees could materially adversely affect our financial condition and profitability.

Physicians, hospitals and other healthcare providers are subject to legal actions alleging malpractice, general liability or related legal theories. Many of these actions involve large monetary claims and significant defense costs. Hospitals and physicians have typically maintained malpractice or professional liability insurance to protect against the costs of these types of legal actions. We created a captive insurance subsidiary on June 1, 2002, to assume a substantial portion of the professional and general liability risks of our facilities. For claims incurred between June 1, 2002 and June 30, 2010, we self-insured our professional and general liability risks, either through our captive subsidiary or through another of our subsidiaries, in respect of losses up to $10.0 million. For claims subsequent to June 30, 2010, we increased this self-insured retention to $15.0 million for our Illinois hospitals. We have also purchased umbrella excess policies for professional and general liability insurance for all periods through June 30, 2012 with unrelated commercial carriers to provide an additional $65.0 million of coverage in the aggregate above our self-insured retention. While our premium prices have not fluctuated significantly during the past few years, the total cost of professional and general liability insurance remains sensitive to the volume and severity of cases reported. There is no guarantee that excess insurance coverage will continue to be available in the future at a cost allowing us to maintain adequate levels of such insurance. Moreover, due to the increased retention limits insured by us and our captive subsidiary, if actual payments of claims materially exceed our projected estimates of malpractice claims, our financial condition, results of operations and cash flows could be materially adversely affected.

Physicians’ professional liability insurance costs in certain markets have dramatically increased to the point where some physicians are either choosing to retire early or leave those markets. If physician professional liability insurance costs continue to escalate in markets in which we operate, some physicians may choose not to practice at our facilities, which could reduce our patient volumes and revenues. Our hospitals may also incur a greater percentage of the amounts paid to claimants if physicians are unable to obtain adequate malpractice coverage since we are often sued in the same malpractice suits brought against physicians on our medical staffs who are not employed by us.

We have employed a significant number of additional physicians from our recent acquisitions. Also, effective with the DMC acquisition, we now provide malpractice coverage through certain of our insurance captive subsidiaries to more than 1,100 non-employed attending physicians, which creates additional risks for us. We expect to continue to employ additional physicians in the future. A significant increase in employed physicians could significantly increase our professional and general liability risks and related costs in future periods since for employed physicians there is no insurance coverage from unaffiliated insurance companies.

Our facilities are concentrated in a small number of regions. If any one of the regions in which we operate experiences a regulatory change, economic downturn or other material change, our overall business results may suffer.

Among our operations as of December 31, 2011, five hospitals and various related healthcare businesses were located in San Antonio, Texas; six hospitals and related healthcare businesses were located in metropolitan Phoenix, Arizona; four hospitals and related healthcare businesses were located in metropolitan Chicago, Illinois; eight hospitals and various related healthcare businesses were located in metropolitan Detroit, Michigan; three hospitals and related healthcare businesses were located in Massachusetts; and two hospitals and related healthcare businesses were located in Harlingen and Brownsville, Texas.

For the years ended June 30, 2009, 2010 and 2011, the six months ended December 31, 2011 and the pro forma six months ended December 31, 2011 (adjusted for the acquisition of Valley Baptist), our total revenues were generated as follows:

	Year Ended June 30,			Six Months Ended December 31, 2011	Pro Forma Six Months Ended December 31, 2011
	2009	2010	2011
San Antonio	29.6%	26.8%	20.7%	16.1%	15.8%
PHP and Abrazo Advantage Health Plan (“AAHP”)	19.3%	23.1%	16.6%	12.4%	12.1%
Massachusetts	18.3%	18.2%	12.5%	10.3%	10.0%
Metropolitan Phoenix, excluding PHP and AAHP	17.9%	17.5%	13.2%	10.2%	10.0%
Metropolitan Chicago (1)	14.6%	14.1%	15.5%	12.2%	11.9%
Metropolitan Detroit	0.0%	0.0%	21.3%	33.9%	33.2%
Harlingen and Brownsville, Texas (2)	0.0%	0.0%	0.0%	4.8%	6.9%
Other	0.3%	0.3%	0.2%	0.1%	0.1%

	100.0%	100.0%	100.0%	100.0%	100.0%

(1)	Includes MacNeal Health Providers (“MHP”).

(2)	Includes Valley Baptist Insurance Company (“VBIC”).

Any material change in the current demographic, economic, competitive or regulatory conditions in any of these regions could adversely affect our overall business results because of the significance of our operations in each of these regions to our overall operating performance. Moreover, due to the concentration of our revenues in only six markets, our business is less diversified and, accordingly, is subject to greater regional risk than that of some of our larger competitors.

If we are unable to control our healthcare costs at Phoenix Health Plan, if this health plan should lose its governmental contract or if budgetary cuts reduce the scope of Medicaid coverage, our profitability may be adversely affected.

For the years ended June 30, 2009, 2010 and 2011 and the six months ended December 31, 2011, PHP generated approximately 18.1%, 22.1%, 15.9% and 11.8% of our total revenues, respectively. PHP derives substantially all of its revenues through a contract with AHCCCS. AHCCCS pays capitated rates to PHP and PHP subcontracts with physicians, hospitals and other healthcare providers to provide services to its members. If we fail to effectively manage our healthcare costs, these costs may exceed the payments we receive. Many factors can cause actual healthcare costs to exceed the capitated rates paid by AHCCCS, including:

•	our ability to contract with cost-effective healthcare providers;

•	the increased cost of individual healthcare services;

•	the type and number of individual healthcare services delivered; and

•	the occurrence of catastrophes, epidemics or other unforeseen occurrences.

Our current contract with AHCCCS began October 1, 2008 and expires September 30, 2012. This contract is terminable without cause on 90 days written notice from AHCCCS or for cause upon written notice from AHCCCS if we fail to comply with any term or condition of the contract or fail to take corrective action as required to comply with the terms of the contract. AHCCCS may also terminate the contract with PHP in the event of unavailability of state or federal funding. If our AHCCCS contract is terminated, our profitability would be adversely affected by the loss of these revenues and cash flows. Also, should the scope of the Medicaid program be reduced as a result of state budgetary cuts or other political factors, our results of operations could be adversely affected.

We are dependent on our senior management team and local management personnel, and the loss of the services of one or more of our senior management team or key local management personnel could have a material adverse effect on our business.

The success of our business is largely dependent upon the services and management experience of our senior management team, which includes Charles N. Martin, Jr., our Chairman and Chief Executive Officer; Kent H. Wallace, our President and Chief Operating Officer; Keith B. Pitts, our Vice Chairman; Phillip W. Roe, our Executive Vice President, Chief Financial Officer and Treasurer; Bradley A. Perkins, M.D., our Executive Vice President and Chief Transformation Officer; Timothy M. Petrikin, our Executive Vice President, Ambulatory Care Services; Joseph D. Moore, our Executive Vice President; James H. Spalding, our Executive Vice President, General Counsel and Secretary; Mark R. Montoney, M.D., our Executive Vice President and Chief Medical Officer; and Alan G. Thomas, our Executive Vice President—Operations Finance. In addition, we depend on our ability to attract and retain local managers at our hospitals and related facilities, on the ability of our senior officers and key employees to manage growth successfully and on our ability to attract and retain skilled employees. We do not maintain key man life insurance policies on any of our officers. If we were to lose any of our senior management team or members of our local management teams, or if we are unable to attract other necessary personnel in the future, it could have a material adverse effect on our business, financial condition and results of operations. If we were to lose the services of one or more members of our senior management team or a significant portion of our hospital management staff at one or more of our hospitals, we would likely experience a significant disruption in our operations and failure of the affected hospitals to adhere to their respective business plans.

Controls designed to reduce inpatient services may subject us to increased regulatory scrutiny and reduce our revenues.

Controls imposed by Medicare and commercial third-party payers designed to reduce admissions and lengths of stay, commonly referred to as “utilization review,” have affected and are expected to continue to affect our facilities. Utilization review entails the review of the admission and course of treatment of a patient by managed care plans. Inpatient utilization, average lengths of stay and occupancy rates continue to be negatively affected by payer-required preadmission authorization and utilization review and by payer pressures to maximize outpatient and alternative healthcare delivery services for less acutely ill patients. Efforts to impose more stringent cost controls are expected to continue. For example, the Health Reform Law potentially expands the use of prepayment review by Medicare contractors by eliminating statutory restrictions on their use. Although we are unable to predict the effect these changes will have on our operations, significant limits on the scope of services reimbursed and on reimbursement rates and fees could have a material, adverse effect on our business, financial position and results of operations.

In addition, there has been recent increased scrutiny of a hospital’s “Medicare Observation Rate” from outside auditors, government enforcement agencies and industry observers. The term “Medicare Observation Rate” is defined as total unique observation claims divided by the sum of total unique observation claims and total inpatient short-stay acute care hospital claims. A low rate may raise suspicions that a hospital is inappropriately admitting patients that could be cared for in an observation setting. On April 11, 2011, Tenet Healthcare Corporation (“Tenet”) filed a complaint against Community Health Systems, Inc. (“CHS”) alleging that CHS admitted patients at a higher rate than was medically necessary, resulting in higher reimbursements than it should have received. As support for its allegation, Tenet cited CHS’ Medicare Observation Rate for CY 2009 of 5.11%, compared with a national average rate of 12.6% for the same period (as such national average was reported by Tenet in Exhibit 99.2 to its Form 8-K dated April 11, 2011), and CHS’ use of its own internally-developed admission criteria. Tenet reported in its Form 8-K that its source for the national average figure was CMS’ Outpatient Standard Analytic Files (“SAFs”) for CYs 2006-2009 and the Inpatient Prospective Payment System SAFs for CYs 2006-2009. Our rate for CY 2009 was 10.8%, as compared to the national rate of 12.6%. In our affiliated hospitals, we use the independent, evidence-based clinical criteria developed by McKesson Corporation, commonly known as InterQual Criteria, to determine whether a patient qualifies for inpatient admission. On April 25, 2011, CHS filed a Form 8-K notifying investors that it received confirmation from the DOJ that the government considers Tenet’s allegations to be related to ongoing qui tam suits filed against CHS in Texas and Indiana. The government has consolidated its investigation of CHS related to the Tenet allegations and the qui tam suits. CHS also stated that HHS has begun a national audit of certain of CHS’ Medicare claims related to the allegations. On May 18, 2011, CHS filed a Form 8-K to further notify investors that it had received a subpoena from the SEC on May 13, 2011, requesting documents relating to emergency room admissions and other observation practices at its hospitals and on May 16, 2011, received a subpoena from the OIG for patient medical records from a CHS facility in Tennessee. The industry may anticipate increased regulatory scrutiny of inpatient admission decisions and the Medicare Observation Rate in the future.

The industry trend towards value-based purchasing may negatively impact our revenues.

There is a trend in the healthcare industry towards value-based purchasing of healthcare services. These value-based purchasing programs include both public reporting of quality data and preventable adverse events tied to the quality and efficiency of care provided by facilities. Governmental programs, including Medicare and Medicaid, currently require hospitals to report certain quality data to receive full reimbursement updates. In addition, Medicare does not reimburse for care related to certain preventable adverse events (also called “never events”). Many large commercial payers currently require hospitals to report quality data, and several commercial payers do not reimburse hospitals for certain preventable adverse events.

The Health Reform Law contains a number of provisions intended to promote value-based purchasing. Effective July 1, 2011, the Health Reform Law prohibited the use of federal funds under the Medicaid program to reimburse providers for medical assistance provided to treat hospital acquired conditions (“HACs”). Beginning in federal fiscal year 2015, hospitals that fall into the top 25% of national risk-adjusted HAC rates for all hospitals in the previous year will receive a 1% reduction in their total Medicare payments. Beginning in federal fiscal year 2013, hospitals with excessive readmissions for heart attack, heart failure and pneumonia will receive reduced payments for all inpatient discharges.

The Health Reform Law also requires HHS to implement a value-based purchasing program for inpatient hospital services. Beginning in federal fiscal year 2013, HHS will reduce inpatient hospital payments for all discharges by a percentage beginning at 1% in federal fiscal year 2013 and increasing by 0.25% each fiscal year up to 2% in federal fiscal year 2017 and subsequent years; and pool the total amount collected from these reductions to fund payments to reward hospitals that meet or exceed certain quality performance standards established by HHS. HHS will determine the amount each hospital that meets or exceeds the quality performance standards will receive from the pool of dollars created by these payment reductions. CMS estimates that the total fund available for distribution under the value-based purchasing program for federal fiscal year 2013 will be $850 million.

We expect value-based purchasing programs, including programs that condition reimbursement on patient outcome measures, to become more common and to involve a higher percentage of reimbursement amounts. We are unable at this time to predict how this trend will affect our results of operations, but it could negatively impact our revenues.

Our facilities are subject to extensive federal and state laws and regulations relating to the privacy of individually identifiable information.

The Health Insurance Portability and Accountability Act of 1996 (“HIPAA”) required HHS to adopt standards to protect the privacy and security of individually identifiable health-related information. HHS released final regulations containing privacy standards in December 2000 and published revisions to the final regulations in August 2002. The Health Information Technology for Economic and Clinical Health Act (“HITECH Act”)—one part of the American Recovery and Reinvestment Act of 2009 (“ARRA”)—significantly broadened the scope of the HIPAA privacy and security regulations. On October 30, 2009, HHS issued an Interim Final Rule implementing amendments to the enforcement regulations under HIPAA and on July 14, 2010, HHS issued a Proposed Rule containing modifications to privacy standards, security standards and enforcement actions. In addition, on May 27, 2011, HHS issued a proposed amendment to the existing accounting for disclosures standard of the HIPAA privacy regulations. The proposed amendment would implement a HITECH Act provision that requires covered entities to account for disclosures of electronic protected health information (“EPHI”) for treatment, payment and healthcare operations purposes if the disclosure is made through an electronic health record. The proposed amendment goes beyond the HITECH Act provision and would require covered entities, including our hospitals and health plans, to provide a report identifying each instance that a natural person or organization accessed EPHI in any of our electronic treatment and billing record systems during the three-year period ending on the date the report is requested. The report must track access even if the access did not involve a disclosure outside of the covered entity. If HHS adopts the proposed amendments, beginning January 1, 2013, we would be required to report access within our electronic record systems acquired after January 1, 2009. Beginning January 1, 2014, the proposed amendment requires us to report access within our electronic record systems acquired on or before January 1, 2009. Modifying our electronic record systems to prepare such access reports would require a significant commitment, action and cost by us. In addition, HHS is currently in the process of finalizing regulations addressing security breach notification requirements. HHS initially released an Interim Final Rule for breach notification requirements on August 24, 2009. HHS then drafted a Final Rule which was submitted to OMB but subsequently withdrawn by HHS on July 29, 2010. Currently, the Interim Final Rule remains in effect but the withdrawal suggests that when HHS issues the Final Rule, the requirements for how covered entities should respond in the event of a potential security breach involving protected health information may be more onerous than those contained in the Interim Final Rule. The Final Rule has been expected for several months, but there has been no indication of when it will be issued. Until the Final Rule is issued, the Interim Final Rule will remain in effect.

Violations of HIPAA could result in civil or criminal penalties. In fact, on February 22, 2011, the Department of Health and Human Services Office for Civil Rights imposed, for the first time, civil monetary penalties on a covered entity for violating HIPAA’s privacy rule by denying patients timely access to their medical records when requested. Two days later, on February 24, 2011, the settlement of another enforcement action was announced, with the covered entities agreeing to a monetary settlement and the imposition of a resolution agreement and corrective action plan. An investigation or initiation of civil or criminal actions could have a material adverse effect on our business, financial condition, results of operations or prospects and our business reputation could suffer significantly. In addition, there are numerous federal and state laws and regulations addressing patient and consumer privacy concerns, including unauthorized access or theft of personal information. State statutes and regulations vary from state to state and could impose additional penalties. We have developed a comprehensive set of policies and procedures in our efforts to comply with HIPAA and other privacy laws. Our compliance officers are responsible for implementing and monitoring compliance with our privacy and security policies and procedures at our facilities. We believe that the cost of our compliance with HIPAA and other federal and state privacy laws will not have a material adverse effect on our business, financial condition, results of operations or cash flows.

As a result of increased post-payment reviews of claims we submit to Medicare and Medicaid for our services, we may incur additional costs and may be required to repay amounts already paid to us.

We are subject to regular post-payment inquiries, investigations and audits of the claims we submit to Medicare for payment for our services. These post-payment reviews are increasing as a result of government cost-containment initiatives, including enhanced medical necessity reviews for Medicare patients admitted as inpatients to general acute care hospitals for certain procedures (e.g., cardiovascular procedures) and to long-term care hospitals, and audits of Medicare claims under the RAC program. The RAC program began as a demonstration project in 2005 in three states (New York, California and Florida) and was expanded into the three additional states of Arizona, Massachusetts and South Carolina in July 2007. The program was made permanent by the Tax Relief and Health Care Act of 2006 enacted in December 2006. CMS ended the demonstration project in March 2008 and commenced the permanent RAC program in all states beginning in 2009, with a permanent national RAC program in all 50 states in 2010.

RACs utilize a post-payment targeted review process employing data analysis techniques in order to identify those Medicare claims most likely to contain overpayments, such as incorrectly coded services, incorrect payment amounts, non-covered services and duplicate payments. The RAC review is either “automated”, for which a decision can be made without reviewing a medical record, or “complex”, for which the RAC must contact the provider in order to procure and review the medical record to make a decision about the payment. CMS has given RACs the authority to look back at claims up to three years old, provided that the claim was paid on or after October 1, 2007. Claims identified as overpayments will be subject to the Medicare appeals process. Under the Health Reform Law, CMS also has general authority to enter into contracts with RACs to identify, reconcile and recoup overpayments for Medicare Advantage plans and Medicare Part D.

In the September 16, 2011 Federal Register, CMS finalized provisions relating to implementation of a Medicaid RAC program. States were expected to implement their respective RAC programs by January 1, 2012. Medicaid RACs have authority to look back at claims up to three years from the date the claim was paid. States may coordinate with Medicaid RACs regarding recoupment of overpayments and refer suspected fraud and abuse to appropriate law enforcement agencies.

These additional post-payment reviews may require us to incur additional costs to respond to requests for records and to pursue the reversal of payment denials, and ultimately may require us to refund amounts paid to us by Medicare or Medicaid that are determined to have been overpaid. We are subject to regular post-payment inquiries, investigations and audits of the claims we submit to Medicare for payment for our services.

If we fail to continually enhance our hospitals with the most recent technological advances in diagnostic and surgical equipment, our ability to maintain and expand our markets will be adversely affected.

Technological advances with respect to computed axial tomography, magnetic resonance imaging and positron emission tomography equipment, as well as other equipment used in our facilities, are continually evolving. In an effort to compete with other healthcare providers, we must constantly evaluate our equipment needs and upgrade equipment as a result of technological improvements. Such equipment costs typically range from $1.0 million to $3.0 million, exclusive of construction or build-out costs. If we fail to remain current with the technological advancements of the medical community, our patient volumes and revenue may be negatively impacted.

Our hospitals face competition for staffing especially as a result of the national shortage of nurses and the increased imposition on us of nurse-staffing ratios, which has in the past and may in the future increase our labor costs and materially reduce our profitability.

We compete with other healthcare providers in recruiting and retaining qualified management and staff personnel responsible for the day-to-day operations of each of our hospitals, including most significantly nurses and other non-physician healthcare professionals. In the healthcare industry generally, including in our markets, the national shortage of nurses and other medical support personnel has become a significant operating issue. This shortage has caused us in the past and may require us in the future to increase wages and benefits to recruit and retain nurses and other medical support personnel or to hire more expensive temporary personnel. We have voluntarily raised on several occasions in the past, and expect to raise in the future, wages for our nurses and other medical support personnel.

In addition, union-mandated or state-mandated nurse-staffing ratios significantly affect not only labor costs, but may also cause us to limit patient admissions with a corresponding adverse effect on revenues if we are unable to hire the appropriate number of nurses to meet the required ratios. While we do not currently operate in any states with mandated nurse-staffing ratios, the states in which we operate could adopt mandatory nurse-staffing ratios at any time. In those instances where our nurses are unionized, it is our experience that new union contracts often impose significant new additional staffing ratios by contract on our hospitals. This was the case with the increased staffing ratios imposed on us in our union contract with our nurses at Saint Vincent Hospital in Worcester, Massachusetts negotiated in 2007.

The U.S. Congress has considered a bill called the Employee Free Choice Act of 2009 (“EFCA”), which organized labor, a major supporter of the Obama administration, has called its number one legislative objective. EFCA would amend the National Labor Relations Act to establish a procedure whereby the National Labor Relations Board (“NLRB”) would certify a union as the bargaining representative of employees, without a NLRB-supervised secret ballot election, if a majority of unit employees sign valid union authorization cards (the “card-check provision”). Additionally, under EFCA, parties that are unable to reach a first contract within 90 days of collective bargaining could refer the dispute to mediation by the Federal Mediation and Conciliation Service (the “Service”). If the Service is unable to bring the parties to agreement within 30 days, the dispute then would be referred to binding arbitration. Also, the bill would provide for increased penalties for labor law violations by employers. In July 2009, due to intense opposition from the business community, alternative draft legislation became public, dropping the card-check provision, but putting in its place new provisions making it easier for employees to organize including provisions to require shorter unionization campaigns, faster elections and limitations on employer-sponsored anti-unionization meetings, which employees are required to attend. We believe it is unlikely this legislation will be considered in the current Congress, with 2012 being an election year and the House of Representatives now controlled by the Republican Party. However, this legislation, if passed by this or a subsequent Congress, would make it easier for our nurses or other hospital employees to unionize, which could materially increase our labor costs. On December 21, 2011, the NLRB issued a final rule, to be effective April 30, 2012, which will reduce the time it takes to conduct elections largely, inter alia, by limiting litigation issues and procedures by employers prior to the conduct of the election and deferring questions of individual voter eligibility until after the election has been held. This change in NLRB procedures is not as far-reaching as that being considered in the EFCA, but it may make it easier for our employees to unionize, which could materially increase our labor costs.

If our labor costs continue to increase, we may not be able to raise our payer reimbursement levels to offset these increased costs. Because substantially all of our net patient revenues consist of payments based on fixed or negotiated rates, our ability to pass along increased labor costs is materially constrained. Our failure to recruit and retain qualified management, nurses and other medical support personnel, or to control our labor costs, could have a material adverse effect on our profitability.

Our pension plan obligations under one of DMC’s pension plans are currently underfunded, and we may have to make significant cash payments to this plan, which would reduce the cash available for our businesses.

Effective January 1, 2011, we acquired all of DMC’s assets (other than donor-restricted assets and certain other assets) and assumed all of its liabilities (other than its outstanding bonds and similar debt and certain other liabilities). The assumed liabilities include a pension liability under a “frozen” defined benefit pension plan of DMC. As of December 31, 2011, the pension liability reflected on our condensed consolidated balance sheet was approximately $169.9 million. We anticipate that we will fund this liability over the 15 year period after closing based upon current actuarial assumptions and estimates (such assumptions and estimates are subject to periodic adjustment). As a result of our assumption of this DMC pension liability in connection with the acquisition, we have underfunded obligations under this pension plan. The funded status of the pension plan referred to above is dependent upon many factors, including returns on invested assets, the level of certain market interest rates and the discount rate used to recognize pension obligations. Unfavorable returns on the plan assets or unfavorable changes in applicable laws or regulations could materially change the timing and amount of required plan funding, which would reduce the cash available for our businesses. In addition, a decrease in the discount rate used to determine this pension obligation could result in an increase in the valuation of this pension obligation, which could affect the reported funded status of this pension plan and necessary future contributions, as well as the periodic pension cost in respect of this plan in subsequent fiscal years.

Under the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), the Pension Benefit Guaranty Corporation (“PBGC”) has the authority to terminate an underfunded tax-qualified pension plan under limited circumstances. In the event that the tax-qualified pension plan referred to above is terminated by the PBGC, we could be liable to the PBGC for the entire amount of the underfunding and, under certain circumstances, the liability could be senior to the notes.

Compliance with Section 404 of the Sarbanes-Oxley Act may negatively impact our results of operations and failure to comply may subject us to regulatory scrutiny and a loss of investors’ confidence in our internal control over financial reporting.

Section 404 of the Sarbanes-Oxley Act of 2002 (“Section 404”) requires us to perform an evaluation of our internal control over financial reporting and file management’s attestation with our Annual Report on Form 10-K each year. Section 404 also requires our independent auditors to opine on our internal control over financial reporting beginning with our fiscal year ending June 30, 2012. We have evaluated, tested and implemented internal controls over financial reporting to enable management to report on such internal controls under Section 404. However, we cannot assure you that the conclusions we reached in our June 30, 2011 management report will represent conclusions we or our independent auditors reach in future periods. Failure on our part to comply with Section 404 may subject us to regulatory scrutiny and a loss of public confidence in the reliability of our financial statements. In addition, we may be required to incur costs in improving our internal control over financial reporting and hiring additional personnel. Any such actions could negatively affect our results of operations.

A failure of our information systems would adversely affect our ability to properly manage our operations.

We rely on our advanced information systems and our ability to successfully use these systems in our operations. These systems are essential to the following areas of our business operations, among others:

•	patient accounting, including billing and collection of patient service revenues;

•	financial, accounting, reporting and payroll;

•	coding and compliance;

•	laboratory, radiology and pharmacy systems;

•	remote physician access to patient data;

•	negotiating, pricing and administering managed care contracts; and

•	monitoring quality of care.

If we are unable to use these systems effectively, we may experience delays in collection of patient service revenues and may not be able to properly manage our operations or oversee compliance with laws or regulations.

If we fail to effectively and timely implement electronic health record systems, our operations could be adversely affected.

As required by ARRA, HHS has adopted an incentive payment program for eligible hospitals and healthcare professionals that implement certified electronic health record (“EHR”) technology and use it consistently with “meaningful use” requirements. If our hospitals and employed or contracted professionals do not meet the Medicare or Medicaid EHR incentive program requirements, we will not receive Medicare or Medicaid incentive payments to offset some of the costs of implementing the EHR systems. Further, beginning in federal fiscal year 2015, eligible hospitals and physicians that fail to demonstrate meaningful use of certified EHR technology will be subject to reduced payments from Medicare. Failure to implement EHR systems effectively and in a timely manner could have a material, adverse effect on our financial position and results of operations.

Difficulties with current construction projects or new construction projects such as additional hospitals or major expansion projects may involve significant capital expenditures that could have an adverse impact on our liquidity.

During fiscal year 2010, we entered into a contract to construct a replacement facility for our Southeast Baptist Hospital in San Antonio, for which we incurred approximately $93.0 million of construction and equipment costs. This facility was opened in June 2011. We plan to begin construction soon on a new acute care hospital in New Braunfels, Texas, which is north of San Antonio, and may decide to construct additional hospitals and expand existing facilities in the future in order to achieve our growth objectives. Additionally, the DMC purchase agreement includes a commitment by us to fund $500.0 million of specified construction projects at the DMC facilities during the five years subsequent to the closing of the acquisition, many of which include substantial physical plant expansions. During calendar 2011, we spent approximately $38.0 million related to this commitment. The $500.0 million commitment for specified construction projects and the $350.0 million for routine capital expenditures include the following remaining annual aggregate spending amounts as of December 31, 2011: $216.8 million committed within one year (including carry over commitments from calendar 2011, of which $42.0 million was placed into escrow in February 2012); $300.0 million committed within two to three years; and $250.0 million committed in the fourth year and beyond. Our ability to complete construction of new hospitals or new expansion projects on budget and on schedule would depend on a number of factors, including, but not limited to:

•	our ability to control construction costs;

•	the failure of general contractors or subcontractors to perform under their contracts;

•	adverse weather conditions;

•	shortages of labor or materials;

•	our ability to obtain necessary licensing and other required governmental authorizations; and

•	other unforeseen problems and delays.

As a result of these and other factors, we cannot assure you that we will not experience increased construction costs on our construction projects or that we will be able to construct our current or any future construction projects as originally planned. In addition, our current and any future major construction projects would involve a significant commitment of capital with no revenues associated with the projects during construction, which also could have a future adverse impact on our liquidity.

If the costs for construction materials and labor continue to rise, such increased costs could have an adverse impact on the return on investment relating to our expansion projects.

The cost of construction materials and labor has significantly increased over the past years as a result of global and domestic events. Increases in oil and gas prices have increased costs for oil-based products and for transporting materials to job sites. As we continue to invest in modern technologies, emergency rooms and operating room expansions, we expend large sums of cash generated from operating activities. We evaluate the financial viability of such projects based on whether the projected cash flow return on investment exceeds our cost of capital. Such returns may not be achieved if the cost of construction continues to rise significantly or anticipated volumes do not materialize.

State efforts to regulate the construction or expansion of hospitals could impair our ability to operate and expand our operations.

Some states require healthcare providers to obtain prior approval, known as Certificates of Need, for:

•	the purchase, construction or expansion of healthcare facilities;

•	capital expenditures exceeding a prescribed amount; or

•	changes in services or bed capacity.

In giving approval, these states consider the need for additional or expanded healthcare facilities or services. Illinois, Michigan and Massachusetts are the only states in which we currently own hospitals that have Certificate of Need laws. The failure to obtain any required Certificate of Need could impair our ability to operate or expand operations in these states.

If the fair value of our reporting units declines, a material non-cash charge to earnings from impairment of our goodwill could result.

The Blackstone Group L.P., together with its affiliates (collectively, “Blackstone”) acquired our predecessor company during fiscal 2005. We recorded a significant portion of the purchase price as goodwill. At December 31, 2011, we had approximately $768.4 million of goodwill recorded on our financial statements. There is no guarantee that we will be able to recover the carrying value of this goodwill through our future cash flows. On an ongoing basis, we evaluate, based on the fair value of our reporting units, whether the carrying value of our goodwill is impaired.

Our hospitals are subject to potential responsibilities and costs under environmental laws that could lead to material expenditures or liability.

We are subject to various federal, state and local environmental laws and regulations, including those relating to the protection of human health and the environment. We could incur substantial costs to maintain compliance with these laws and regulations. To our knowledge, we have not been and are not currently the subject of any material investigations relating to noncompliance with environmental laws and regulations. We could become the subject of future investigations, which could lead to fines or criminal penalties if we are found to be in violation of these laws and regulations. The principal environmental requirements and concerns applicable to our operations relate to proper management of regulated materials, hazardous waste, low-level radioactive and other medical waste, above-ground and underground storage tanks, operation of boilers, chillers and other equipment, and management of building conditions, such as the presence of mold, lead-based paint or asbestos. Our hospitals engage independent contractors for the transportation, handling and disposal of hazardous waste, and we require that our hospitals be named as additional insureds on the liability insurance policies maintained by these contractors.

We also may be subject to requirements related to the remediation of hazardous substances and other regulated materials that have been released into the environment at properties now or formerly owned or operated by us or our predecessors, or at properties where such substances and materials were sent for off-site treatment or disposal. Liability for costs of investigation and remediation may be imposed without regard to fault, and under certain circumstances on a joint and several basis and can be substantial.

Our Sponsors and certain members of our management continue to have significant influence over us and they may have conflicts of interest with us in the future.

We are controlled by private equity funds associated with Blackstone and Morgan Stanley Capital Partners (now known as Metalmark Capital), together with its affiliates (the “Sponsors”) and certain members of our management who are party to a stockholders agreement between such shareholders and us. Our Sponsors own approximately 48.2% of our common stock through various investment funds affiliated with our Sponsors. Certain members of our management who are party to the stockholders agreement own approximately 10.0% of our common stock. In addition, our Sponsors will have the ability to nominate a number of our directors provided certain ownership thresholds are maintained, and thereby control our policies and operations, including the appointment of management, future issuances of our common stock or other securities, the payment of dividends, if any, on our common stock, the incurrence of debt by us, amendments to our certificate of incorporation and bylaws and the entering into of extraordinary transactions, and their interests may not in all cases be aligned with your interests. In addition, under the stockholders agreement, Blackstone has consent rights over certain extraordinary transactions by us, including mergers and sales of all or substantially all of our assets, provided a certain ownership threshold is maintained. In addition, the Sponsors may have an interest in pursuing acquisitions, divestitures and other transactions that, in their judgment, could enhance their equity investment, even though such transactions might involve risks to you. For example, the Sponsors could cause us to make acquisitions that increase our indebtedness or to sell revenue-generating assets. As a result, the Sponsors have control over our decisions to enter into any corporate transaction regardless of whether others believe that the transaction is in our best interests. So long as the Sponsors and certain members of our management who are party to the stockholders agreement continue to beneficially own a majority of our outstanding common stock, they will have the ability to control the vote in any election of directors.

Our Sponsors are also in the business of making investments in companies and may from time to time acquire and hold interests in businesses that compete directly or indirectly with us. Our Sponsors may also pursue acquisition opportunities that are complementary to our business and, as a result, those acquisition opportunities may not be available to us. So long as the Sponsors and certain members of our management who are party to the stockholders agreement continue to beneficially own a significant amount of our outstanding common stock, even if such amount is less than 50%, the Sponsors will continue to be able to strongly influence or effectively control our decisions and the Sponsors will have the right to nominate a certain number of our directors.

Capitalization

The following table sets forth our cash and cash equivalents and capitalization as of December 31, 2011 on an (i) actual basis and (ii) as adjusted basis to give effect to the consummation of the offering of new notes.

	As of December 31, 2011
	Actual	As Adjusted
	(Dollars in millions)
Cash and cash equivalents	$178.7	$520.7

VHS Holdco II Debt:
2010 Credit Facilities:
2010 Revolving Facility (1)	—	—
2010 Term Loan Facility	$802.9	$802.9
8.0% Notes (2)	1,157.7	1,157.7
Existing notes	350.0	350.0
New notes offered hereby	—	350.0
Capital leases and other debt	18.6	18.6

Total VHS Holdco II debt	2,329.2	2,679.2
Vanguard debt:
Senior discount notes (3)	15.2	15.2

Total Vanguard debt	15.2	15.2

Total debt	2,344.4	2,694.4
Total equity	302.9	302.9

Total capitalization	$2,647.3	$2,997.3

(1)	The 2010 Revolving Facility was undrawn at December 31, 2011, except for $34.4 million of outstanding letters of credit. As of March 15, 2012, we had made net borrowings of $20.0 million under the 2010 Revolving Facility.

(2)	Excludes approximately $17.3 million of original issue discount.

(3)	We issued $747,219,000 aggregate principal amount at maturity (generating approximately $444.7 million in gross proceeds) of our Senior Discount Notes on January 26, 2011 in a private placement offering. During the six months ended December 31, 2011, we used the net proceeds from our initial public offering in June 2011 and the exercise of the over-allotment option by the underwriters in July 2011 to redeem approximately $450.0 million accreted value of our Senior Discount Notes and to pay $27.6 million of redemption premiums relating thereto. The redemptions resulted in approximately $14.7 million of remaining unredeemed accreted value of the Senior Discount Notes outstanding immediately after the redemptions were completed. In addition, we have redeemed approximately $3.7 million of additional Senior Discount Notes through privately negotiated transactions since December 31, 2011.

Unaudited Pro Forma Condensed Combined Financial Information

The following unaudited pro forma condensed combined financial information with respect to Vanguard is based upon the historical consolidated financial statements of Vanguard. The unaudited pro forma condensed combined financial information includes the following:

•

The unaudited pro forma condensed combined balance sheet as of December 31, 2011, which assumes this offering was completed and the net proceeds from this offering were applied as set forth in the offering memorandum relating to the new notes.

•

The unaudited pro forma condensed combined statement of operations for the year ended June 30, 2011 (which assumes this offering, our initial public offering, the offerings of the existing notes and our Senior Discount Notes were completed and the acquisitions of DMC and Valley Baptist occurred on July 1, 2010) and for the six months ended December 31, 2011 (which assumes this offering was completed and the acquisition of Valley Baptist occurred on July 1, 2010).

Our fiscal year ends on June 30 of each year. DMC’s fiscal year ended on December 31 and Valley Baptist’s ended on August 31. The unaudited pro forma condensed combined statement of operations for the year ended June 30, 2011 combines our audited consolidated statement of operations for the fiscal year ended June 30, 2011 with DMC’s unaudited consolidated statement of operations for the six months ended December 31, 2010 and Valley Baptist’s audited consolidated statement of operations for the year ended August 31, 2011. The unaudited pro forma condensed combined statement of operations for the six months ended December 31, 2011 combines Vanguard’s historical unaudited condensed consolidated statement of operations for the six months ended December 31, 2011 with Valley Baptist’s unaudited condensed statement of operations for the two months ended August 31, 2011. Valley Baptist’s unaudited condensed statement of operations for the two months ended August 31, 2011 was included in its audited statement of operations for the year ended August 31, 2011.

The unaudited pro forma condensed combined financial information is presented for informational purposes only, is based on certain assumptions that we believe are reasonable and is not intended to represent our financial condition or results of operations had the offerings described above or the acquisitions of DMC and Valley Baptist occurred on the dates noted above or to project the results for any future date or period. In the opinion of management, all adjustments have been made that are necessary to present fairly the unaudited pro forma condensed combined financial information.

The unaudited pro forma condensed combined financial information should be read in conjunction with the consolidated financial statements and unaudited condensed consolidated financial statements and related notes of Vanguard, DMC and Valley Baptist, and the information set forth in “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

As of December 31, 2011

	Actual Vanguard	Pro Forma Offering Adjustments		Pro Forma Vanguard
	(Dollars in millions)
ASSETS
Current assets:
Cash and cash equivalents	$178.7	$342.0	(a)	$520.7
Restricted cash	8.8	—		8.8
Accounts receivable, net	576.9	—		576.9
Prepaid expenses & other current	345.3	—		345.3
Deferred income taxes	79.1	—		79.1

Total current assets	1,188.8	342.0		1,530.8
Property, plant and equipment, net	2,050.0	—		2,050.0
Goodwill	768.4	—		768.4
Intangibles	84.3	8.0	(a)	92.3
Deferred taxes, noncurrent	50.0	—		50.0
Investments in securities	49.8	—		49.8
Other assets	84.3	—		84.3

Total assets	4,275.6	350.0		4,625.6

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable and accrued expenses	$828.4	$—		$828.4
Accrued health plan claims	119.0	—		119.0
Current portion of debt	12.4	—		12.4

Total current liabilities	959.8	—		959.8
Pension benefit obligation	171.3			171.3
Other liabilities	457.8	—		457.8
Debt	2,332.0	350.0	(a)	2,682.0
Redeemable non-controlling interests	51.8			51.8
Equity:
Common Stock	0.8			0.8
APIC	399.2	—		399.2
Accum other comp loss	19.7	—		19.7
Retained deficit	(123.9)	—		(123.9)

Total equity attributable to parent	295.8	—		295.8
Non-controlling interests	7.1	—		7.1

Total equity	302.9	—		302.9

Total liabilities and equity	$4,275.6	$350.0		$4,625.6

See note to unaudited pro forma condensed combined balance sheet

NOTE TO UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

(a)	To reflect approximately $350.0 million of cash proceeds from the new notes offered hereby, the estimated $8.0 million of fees and other related costs paid to complete the offering of new notes (such costs expected to be capitalized as deferred loan costs and amortized over the life of the notes), and the net proceeds included in cash to be used for Vanguard’s general corporate purposes.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

For the Twelve Months Ended June 30, 2011

	Vanguard	DMC Acquisition	Valley Baptist Acquisition	Pro Forma Acquisition Adjustments		Pro Forma Offerings Adjustments		Pro Forma Vanguard Combined
	(Dollars in millions)
Patient service revenues	$4,026.5	$956.5	$435.7	$—		$		$5,418.7
Less: Provision for doubtful accounts	(302.3)	—	—	(172.1	)(a)			(474.4)

Patient service revenues, net	3,724.2	956.5	435.7	(172.1)			—	4,944.3
Premium revenues	869.4	—	44.6	—				914.0
Other revenue	—	102.7	34.0	(7.8	)(p)
				(3.3	)(b)
				(3.7	)(c)
				(4.6	)(d)
				(1.0	)(e)			116.3

Total revenues	4,593.6	1,059.2	514.3	(192.5)			—	5,974.6
Costs and Expenses:
Salaries and benefits (1)	2,020.4	459.6	177.5	(8.0	)(n)
				0.9	(f)			2,650.4
Health plan claims expense	686.3	—	30.5	—				716.8
Supplies	669.9	139.3	68.9	3.0	(g)
	—			8.5	(h)			889.6
Provision for doubtful accounts	—	103.8	68.3	(172.1	)(a)			—
Other operating expenses	798.8	249.7	145.1	7.9	(i)
				(3.2	)(l)			1,198.3
Depreciation and amortization	193.8	40.2	27.5	(9.0	)(j)			252.5
Interest, net	171.2	14.4	15.2	(28.1	)(k)		24.4 (k)	197.1
Monitoring fees and expenses	31.3	—	—	—				31.3
Acquisition related expenses	12.5	—	—	6.7	(l)			19.2
Loss on swap termination	—		18.2	(18.2	)(m)			—
Regulatory settlement expense	—	30.0	—	—				30.0
Impairment and restructuring charges	6.0		—	—				6.0
Other	(4.5)	(8.1)	—	8.0	(n)
				11.3	(o)
				(7.4	)(p)
				(4.6	)(d)			(5.3)

Total costs and expenses	4,585.7	1,028.9	551.2	(204.3)			24.4	5,985.9

Income (loss) from continuing operations before income taxes	7.9	30.3	(36.9)	11.8			(24.4)	(11.3)
Income tax benefit (expense)	(9.3)	—	(0.2)	(2.1	)(q)		9.5 (q)	(2.1)

Income (loss) from continuing operations	(1.4)	30.3	(37.1)	9.7			(14.9)	(13.4)
Loss from discontinued operations, net of taxes	(5.9)	—	—	—			—	(5.9)

Net income (loss)	(7.3)	30.3	(37.1)	9.7			(14.9)	(19.3)
Net loss (income) attributable to non-controlling interests	(3.6)	—	(0.1)	13.8	(r)		—	10.1

Net income (loss) attributable to stockholders	$(10.9)	$30.3	$(37.2)	$23.5			$(14.9)	$(9.2)

Amounts attributable to stockholders:
Income (loss) from continuing operations, net of taxes	$(5.0)	$30.3	$(37.2)	$23.5			$(14.9)	$(3.3)
Loss from discontinued operations, net of taxes	(5.9)	—	—	—			—	(5.9)

Net income(loss) attributable to stockholders	$(10.9)	$30.3	$(37.2)	$23.5			$(14.9)	$(9.2)

(1)	Includes $4.8 million of Vanguard’s stock compensation.

See notes to unaudited pro forma condensed combined statement of operations for the twelve months ended June 30, 2011

NOTES TO UNAUDITED PRO FORMA CONDENSED

COMBINED STATEMENT OF OPERATIONS

For the Twelve Months Ended June 30, 2011

(a)	To reclassify DMC’s and Valley Baptist’s provision for doubtful accounts of $103.8 million for DMC and $68.3 million for Valley Baptist to a revenue deduction instead of being presented as an operating expense, in response to Vanguard’s adoption of ASU 2011-07.

(b)	To eliminate $3.3 million from other revenue for net assets released from restriction for operations during the period related to Valley Baptist. Vanguard did not acquire these board-restricted and donor-restricted assets.

(c)	To eliminate $3.7 million from other revenue for realized gains and investment income during the period related to Valley Baptist assets that Vanguard did not acquire.

(d)	To reclassify Valley Baptist’s $4.6 million gain on disposal of assets from “Other revenue” to “Other” on the statement of operations to conform to Vanguard’s presentation on a combined basis.

(e)	To eliminate certain other revenues related to operations not acquired by Vanguard.

(f)	To reflect estimated additional unemployment taxes for DMC of $0.9 million during the period that Vanguard will be required to pay as a for profit healthcare provider.

(g)	To eliminate certain estimated DMC pharmacy supply discounts of $3.0 million for DMC during the period that will no longer be available to Vanguard as a for profit healthcare provider.

(h)	To reflect estimated additional sales taxes for DMC of $5.6 million and $2.9 million for Valley Baptist during the period that Vanguard will be required to pay as a for profit healthcare provider.

(i)	To reflect the estimated additional property taxes for DMC and Valley Baptist of $4.2 million and $3.7 million, respectively, for the period that Vanguard will be required to pay as a for-profit healthcare provider. The estimated amounts for DMC are presented net of the impact of certain tax abatements Vanguard will receive from Wayne County and the State of Michigan.

(j)	To eliminate the historical depreciation and amortization of DMC of $40.2 million and of Valley Baptist of $27.5 million (for the twelve months ended August 31, 2011 as a proxy for the twelve months ended June 30, 2011); and to record Vanguard’s estimate of post-acquisition depreciation and amortization of $33.1 million for DMC and $25.6 million for Valley Baptist for the period. The post-acquisition estimates were determined using the acquisition date fair values of property, plant and equipment and using average estimated remaining useful lives obtained from appraisal data for DMC and Valley Baptist.

(k)	To adjust net interest to reflect the following:

Twelve Months Ended June 30, 2011
Elimination of historical DMC interest expense for debt repaid at transaction closing	$(13.9)
Elimination of historical Valley Baptist interest expense for debt not acquired	(14.2)

(28.1)
To deduct the pro forma interest related to the portion of the Senior Discount Notes that Vanguard redeemed with the net proceeds from the equity offering	(19.4)
To recognize the full year impact for interest expense and amortization of debt issuance costs from the existing notes offering in January 2011	15.9
Interest expense from the notes offered hereby	27.1
Interest expense related to amortization of debt issuance costs from this offering	0.8

24.4

Net interest adjustment	$(3.7)

(l)	To reclassify acquisition related expenses incurred by DMC prior to the closing of its acquisition by Vanguard of $3.2 million from other operating expenses to a separate line item and to record $3.5 million of acquisition related expenses for the Valley Baptist acquisition directly attributable to the transaction.

(m)	To eliminate the $18.2 million on swap termination since this loss related to debt that was not acquired by Vanguard.

(n)	To reclassify $8.0 million of DMC pension expense from salaries and benefits to the other expense line item to conform with Vanguard’s presentation of pension expense.

(o)	To eliminate $11.3 million of unrealized gains related to DMC board-restricted and donor-restricted assets that were not acquired by Vanguard but were retained by the seller or utilized as part of the purchase price to retire certain DMC debt at closing.

(p)	To reclassify $6.3 million of realized gains and investment income related to DMC board-restricted and donor-restricted assets from revenues to a reduction in other expenses to be consistent with Vanguard’s presentation and to eliminate $0.4 million of these realized gains and investment income related to DMC board-restricted and donor-restricted assets that were not acquired by Vanguard but were retained by the seller or utilized as part of the purchase price to retire certain DMC debt at closing. In addition, to reclassify $1.5 million of realized gains and investment income recognized by Valley Baptist during the period to conform to Vanguard’s presentation of these items on a combined basis.

(q)	To record income tax benefit of $8.3 million related to the acquired Valley Baptist operations and the income tax expense of $10.4 million related to the acquired DMC facilities including the impact of acquisition related pro forma adjustments for the period presented, and to record the income tax benefit related to the offerings’ pro forma adjustments of $9.5 million for the year ended June 30, 2011.

(r)	To reflect the estimated additional non-controlling interest losses representing the 49% non-controlling partner’s interest in the Valley Baptist partnership operations, as adjusted, to reflect the terms of the operating agreement entered into as part of this acquisition.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

For the Six Months Ended December 31, 2011

	Vanguard	Valley Baptist Acquisition	Pro Forma Acquisition Adjustments		Pro Forma Offerings Adjustments	Pro Forma Vanguard Combined
	(Dollars in millions)
Patient service revenues	$2,779.6	$65.1	$—		$—	$2,844.7
Less: Provision for doubtful accounts	(267.7)	(6.8)	—		—	(274.5)

Patient service revenues, net	2,511.9	58.3	—		—	2,570.2
Premium revenues	399.8	7.8	—		—	407.6
Other revenue	—	(0.6)	—		—	(0.6)

Total revenues	2,911.7	65.5	—		—	2,977.2
Costs and Expenses:
Salaries and benefits (1)	1,367.4	31.4	—		—	1,398.8
Health plan claims expense	312.0	7.4	—		—	319.4
Supplies	441.5	10.0	0.5	(a)	—	452.0
Other operating expenses	561.5	15.1	0.6	(b)	—	577.2
Medicare and Medicaid EHR incentive payments	(22.6)	—	—		—	(22.6)
Depreciation and amortization	128.4	4.5	(0.3	)(c)	—	132.6
Interest, net	89.0	2.5	(2.3	)(f)	14.1 (f)	103.3
Debt extinguishment costs	38.9	—	—		—	38.9
Acquisition related expenses	12.6	—	(3.5	)(e)	—	9.1
Other	(4.2)	1.8	—		—	(2.4)

Total costs and expenses	2,924.5	72.7	(5.0)		14.1	3,006.3

Loss from continuing operations before income taxes	(12.8)	(7.2)	5.0		(14.1)	(29.1)
Income tax benefit (expense)	4.6	(0.1)	0.9	(g)	5.5 (g)	10.9

Loss from continuing operations	(8.2)	(7.3)	5.9		(8.6)	(18.2)
Loss from discontinued operations, net of taxes	(0.4)	—	—		—	(0.4)

Net loss	(8.6)	(7.3)	5.9		(8.6)	(18.6)
Net loss attributable to non-controlling interests	1.5	0.1	1.9	(d)	—	3.5

Net loss attributable to stockholders	$(7.1)	$(7.2)	$7.8		$(8.6)	$(15.1)

Amounts attributable to stockholders:
Loss from continuing operations, net of taxes	$(6.7)	$(7.2)	$7.8		$(8.6)	$(14.7)
Loss from discontinued operations, net of taxes	(0.4)	—	—		—	(0.4)

Net loss attributable to stockholders	$(7.1)	$(7.2)	$7.8		$(8.6)	$(15.1)

(1)	Includes $4.6 million of Vanguard’s stock compensation.

See notes to unaudited pro forma condensed combined statement of operations for the six months ended December 31, 2011

NOTES TO UNAUDITED PRO FORMA CONDENSED

COMBINED STATEMENT OF OPERATIONS

For the Six Months Ended December 31, 2011

(a)	To reflect the estimated additional sales taxes for Valley Baptist of $0.5 million for the period that Vanguard will be required to pay as a for-profit healthcare provider.

(b)	To reflect the estimated additional property taxes for Valley Baptist of $0.6 million for the period that Vanguard will be required to pay as a for-profit healthcare provider.

(c)	To eliminate the historical depreciation and amortization of Valley Baptist of $4.5 million and to record Vanguard’s estimate of post-acquisition depreciation and amortization of $4.2 million for Valley Baptist for the period. The post-acquisition estimate was determined using the acquisition date fair values of property, plant and equipment and average estimated remaining useful lives obtained from Valley Baptist appraisal data.

(d)	To reflect the estimated additional non-controlling interest losses representing the 49% non-controlling partner’s interest in the Valley Baptist partnership operations, as adjusted to reflect the terms of the operating agreement entered into as part of the acquisition.

(e)	To eliminate $3.5 million of acquisition-related expenses directly attributable to the Valley Baptist acquisition that were recognized in Vanguard’s condensed consolidated statement of operations for the three months ended September 30, 2011, but was reflected as a pro forma adjustment in the unaudited pro forma condensed combined statement of operations for the year ended June 30, 2011.

(f)	To adjust net interest to reflect the following:

Six Months Ended December 31, 2011
Elimination of historical Valley Baptist interest expense for debt not acquired	$(2.3)

Interest expense incurred for the new notes offered hereby	13.6
Interest expense related to amortization debt issuance costs	0.5

14.1

Net interest adjustment	$11.8

(g)	To record income tax benefit of $0.9 million related to the acquired Valley Baptist operations including the impact of acquisition-related pro forma adjustments for the period presented, and to record the income tax benefit related to the offerings’ pro forma adjustments of $5.5 million for the six months ended December 31, 2011.

Liquidity Outlook

Due primarily to the DMC capital commitment escrow funding requirement and continued reimbursement delays from certain governmental payers, we have at various times subsequent to December 31, 2011 made borrowings under the 2010 Revolving Facility to fund our working capital needs. We expect our working capital to increase during the remainder of fiscal 2012 as a result of anticipated capitation payment deferrals and accelerated program settlements by AHCCCS and continued reimbursement delays from certain governmental payers, including but not limited to the Illinois Medicaid program. Absent the completion of this offering, we would expect to make additional borrowings under the 2010 Revolving Facility in the near term to fund this working capital buildup. We expect our existing capacity under the 2010 Revolving Facility to be sufficient to fund our operating and capital needs during the next twelve months and into the foreseeable future.

However, we cannot be certain that the existing capacity under the 2010 Revolving Facility will be sufficient to fund our operating and capital needs during the long-term. We intend to continue to pursue acquisitions, partnership arrangements and service expansion or de novo development opportunities, either in existing markets or new markets which fit our growth strategies. These opportunities may require significant additional investment. We also have significant capital commitments remaining under our DMC purchase agreement to be funded during the next several years. We continually assess our capital needs and may seek additional financing in addition to this offering for these purposes or any other general corporate needs. As market conditions warrant, we and our major equity holders, including Blackstone and its affiliates, may from time to time repurchase debt securities issued by us, in privately negotiated or open market transactions, by tender offer or otherwise. Our future operating performance, ability to service existing debt or opportunities to obtain additional financing with favorable terms may be limited by economic or other market conditions or business factors, many of which are beyond our control.

Liquidity Post-Offering

After issuing the new notes, we will be even more highly leveraged. As of December 31, 2011, on an as adjusted basis after giving effect to the new notes, we would have had approximately $2,694.4 million of total indebtedness outstanding, $821.5 million of which would have been secured indebtedness (consisting of outstanding debt under the 2010 Credit Facilities and capital leases). In addition, after giving effect to the anticipated Revolving Facility Increase, as of December 31, 2011, we would have had an additional $315.6 million of secured indebtedness available for borrowing under the 2010 Revolving Facility, after taking into account $34.4 million of outstanding letters of credit. This does not include the net borrowings of $20.0 million we have made under the 2010 Revolving Facility as of March 15, 2012. We may also incur additional indebtedness pursuant to an uncommitted incremental term loan facility subject to certain limitations. Our liquidity requirements will be significant, primarily due to our debt service requirements. After giving effect to the issuance of the new notes, our interest expense would have been $197.1 million and $103.3 million, respectively, for the twelve months ended June 30, 2011 and the six months ended December 31, 2011 (of which $185.9 million and $94.5 million would have been cash interest for the twelve months ended June 30, 2011 and the six months ended December 31, 2011, respectively).

Business

Company Overview

We are a leading operator of regionally-focused integrated healthcare delivery networks with significant presence in several large and attractive urban and suburban markets. At the core of our networks are our 28 acute care and specialty hospitals which, together with our strategically-aligned outpatient facilities and related businesses, allow us to provide a complete range of inpatient and outpatient services in the communities we serve. As of December 31, 2011, our hospitals had a total of 7,064 beds in the six markets listed below. For the twelve months ended December 31, 2011 (adjusted for the annualized impact of our acquisitions during such twelve month period), our total revenues were generated in the following six markets as follows:

Markets	Hospitals	Licensed Beds	% of total revenues
San Antonio, Texas	5	1,674	15.4%
Metropolitan Phoenix (excluding health plans)	6	1,029	10.3
Metropolitan Chicago	4	1,121	12.1
Metropolitan Detroit	8	1,734	32.4
Massachusetts	3	640	9.9
Harlingen and Brownsville, Texas	2	866	7.1

We enjoy an established reputation in our communities for high quality care due to our commitment to delivering a patient-centered experience in a highly reliable environment of care. Our significant scale, range of services, quality reputation and focus on helping our communities achieve “health for life” provide us with competitive advantages and growth opportunities in our chosen markets. Drawing on our extensive experience in acquiring and integrating hospitals, we have recently executed a number of acquisitions that position us well in new markets and enhance our position in current markets and that we believe will result in attractive growth opportunities for us. During the twelve months ended December 31, 2011, we generated total revenues and Adjusted EBITDA of $5,733.8 million and $515.4 million, respectively. See “Summary—Summary Historical Financial and Other Data” for a reconciliation of net income (loss) attributable to Vanguard Health Systems, Inc. stockholders to Adjusted EBITDA for these periods.

Our general acute care and specialty hospitals offer a variety of medical and surgical services including emergency services, general surgery, internal medicine, cardiology, obstetrics, orthopedics and neurology, as well as tertiary services such as open-heart surgery, advanced neurosurgery, children’s specialty, level II and III neonatal intensive care and level 1 trauma at certain facilities. In addition, certain of our facilities provide on-campus and off-campus outpatient and ancillary services including outpatient surgery, physical therapy, rehabilitation, radiation therapy, diagnostic imaging and laboratory services. We also provide outpatient services at our imaging centers and ambulatory surgery centers.

In certain of our markets, we also operate health plans that we believe complement and enhance our market position and provide us with expertise that we believe will be increasingly important as the healthcare market evolves. Specifically, we operate four managed care health plans: PHP, a Medicaid managed health plan serving approximately 200,100 members in Arizona; AAHP, a managed Medicare and dual-eligible health plan serving approximately 2,600 members in Arizona; MHP, a preferred provider network serving approximately 34,400 members in metropolitan Chicago under capitated contracts covering only outpatient and physician services; and VBIC, serving approximately 12,400 members, whose customers are primarily government-related organizations in south Texas that offer their members health maintenance organization and preferred provider organization products, all as of December 31, 2011.

Our Competitive Strengths

Attractive markets with substantial growth opportunities

We have established a significant presence in six attractive urban and suburban markets across the United States. We believe that our markets are attractive because of their favorable demographics, large size, competitive landscape, payer mix and opportunities for expansion. We enjoy leading positions in many of our markets and have attractive opportunities across our portfolio to expand our service capabilities to drive additional growth and market penetration.

Regionally-focused integrated care networks

We provide a broad range of services in all of our markets through established networks of acute care and specialty hospitals and complementary outpatient facilities. In each of San Antonio, Detroit, Phoenix and Chicago, we operate networks of four or more hospitals and, within all of these networks; our hospitals are located within a six to fourteen mile radius of each other depending upon the market. We believe our network approach allows us to more effectively collaborate with physicians and tailor our services to meet the needs of a broader population and enhance our market share. Additionally, we believe a broader network presence provides us with certain competitive advantages, particularly our ability to attract payers, assume risk-based payments and recruit physicians and other medical personnel.

Comprehensive portfolio of attractive facilities

We have invested substantially since the beginning of fiscal 2005 to enhance the quality and range of services provided at our facilities. We have expanded the size of several facilities. We recently built a replacement hospital in San Antonio, Texas and are building a healthcare campus, including an acute care hospital, in New Braunfels, Texas. Also, we have invested strategic capital in medical equipment and technology. We believe that, as a result of our significant capital investments in our facilities, we have established a positive reputation among patients and referral sources, and are well positioned to attract leading physicians and other highly skilled healthcare professionals in our communities. This enables us to continue providing a broad range of high quality healthcare services in the communities we serve.

Focus on high-quality, patient-centered care

We are focused on providing high-performance, patient-centered care in our communities. Central to this mission is a significant focus on clinical quality, where we have implemented several initiatives to maintain and enhance our delivery of quality care, including investment in clinical best practices, patient safety initiatives, investment in information technology and tools and close involvement of senior leadership. Likewise, we have made significant investments in providing a patient-centered experience and improving patient satisfaction, including hourly rounding by administration and nursing staff, post-discharge follow-up and satisfaction surveys and a robust commitment to patient advocacy.

Track record of consistent organic growth and cash flows

Prior to fiscal 2011, most of our growth during the previous five years was achieved by enhancing and expanding our services, improving our revenues and managing our costs in our existing markets. Through these efforts, we have generated consistent organic growth and strong cash flows, and our performance has enabled us to invest significant capital in our markets and facilities.

Proven ability to complete and integrate acquisitions

Since our founding in 1997, we have expanded our operations by acquiring hospital systems that fit our strategic profile and operating strategies. We have demonstrated a consistent ability to leverage our experience, access to capital, transformative clinical and business approaches and other capabilities to enhance the profitability of our acquired hospital systems and execute in-market development activities to expand our market presence and accelerate growth. For example, we acquired the Baptist Health System in San Antonio, Texas in 2003 with 1,537 licensed beds and annual revenues of approximately $431.0 million. Baptist Health System’s revenues had grown to approximately $951.0 million for the twelve months ended December 31, 2011.

Experienced and incentivized management team

Our senior management team has an average of more than 20 years of experience in the healthcare industry and a proven track record of executing on strategic acquisitions and achieving strong operating results. Our management team collectively owns a substantial percentage of our equity, providing strong alignment with the long-term interests of our stockholders.

Our Business Strategies

Our mission is to help communities achieve health for life. We expect to change the way healthcare is delivered in our communities through our corporate and regional business strategies. The key elements of our strategy to achieve our mission and generate sustainable growth are outlined below.

Pursue growth opportunities in established markets

We continuously work to identify services that are in demand in the communities we serve that we do not provide or provide only on a limited basis. When such opportunities are identified, we employ a number of strategies to respond, including facility development, outpatient strategies and physician recruiting. For example, during fiscal 2011 we upgraded cancer services in Chicago; began construction of a new cancer center in Massachusetts; upgraded orthopedics and vascular services in San Antonio and opened a state of the art replacement hospital in San Antonio. Where appropriate, we will also make selective acquisitions. For example, we acquired Arizona Heart Hospital and Arizona Heart Institute in October 2010 as part of a strategy to build a top tier regional service line in cardiology.

Capitalize on recent acquisitions

We have completed several acquisitions recently that enhance our capabilities in existing markets or position us well in new markets. For example, through our acquisition of West Suburban Medical Center and Westlake Hospital from Resurrection Health Care, we have significantly expanded our presence in the western suburbs of Chicago. Additionally, we acquired DMC during fiscal 2011, which we believe provides us a growth opportunity in a new market, where we can leverage the established market presence of DMC and our expertise and strong financial position to expand services and pursue other initiatives that we believe will result in attractive growth. Additionally, the acquisition adds our first children’s hospital, first women’s hospital and first freestanding rehabilitation hospital, and we believe the experience we will obtain in managing these specialty hospitals will enable us to introduce such services across the company. The acquisition of Valley Baptist in the Rio Grande Valley expands our presence in Texas into a new geographic market while offering us an opportunity to realize sizable clinical and administrative synergies with our Baptist Health System in San Antonio, and to use the two health systems as a platform for growth throughout south Texas.

Continue to strengthen our market presence and leading reputation

We intend to position ourselves to thrive in a changing healthcare environment by continuing to build and operate high-performance, patient-centered care networks, fully engaging in health and wellness, and enhancing our strong reputation in our markets. We expect each of our facilities to create a highly reliable environment of care, and we have focused particularly on our company-wide patient safety model, our comprehensive patient satisfaction program, opening lines of communication between our nurses and physicians and implementing clinical quality best practices across our hospitals to provide the most timely, coordinated and compassionate care to our patients. In addition, we intend to lead efforts to measure and directly improve the health of our communities. We believe these efforts, together with our local presence and trust, national scale and access to capital, will enable us to advance our reputation and generate sustainable growth.

Drive physician collaboration and alignment

We believe that, to help our communities achieve health for life, we must work collaboratively with physicians to provide clinically superior healthcare services. The first step in this process is to ensure that physician resources are available to provide the necessary services to our patients. Since the beginning of fiscal 2009, we have recruited a significant number of physicians through both relocation and employment agreements, including the addition of more than 200 employed physicians through our acquisitions of DMC, the Arizona Heart Institute and Valley Baptist. In addition, we have implemented multiple initiatives, including physician leadership councils, training programs and information technology upgrades, to ease the flow of on-site and off-site communication between physicians, nurses and patients in order to effectively align the interests of all patient caregivers. In addition, we are aligning with our physicians to participate in various forms of risk contracting, including pay for performance programs, bundled payments and, eventually, global risk.

Leverage our health plan capabilities

We operate strategically-important health plans in Arizona, Illinois and Texas that we believe provide us with differentiated capabilities in these markets and enable us to develop experience and competencies that we expect to become increasingly important as the healthcare system evolves. Specifically, PHP, our Arizona-based Medicaid managed health plan, provides us with insights into state initiatives to manage this population ahead of the anticipated expansion of health coverage to currently uninsured patients pursuant to the Health Reform Law. Additionally, through MHP, our Chicago-based preferred provider network, we manage capitated contracts covering outpatient and physician services. We believe our ownership of MHP allows us to gain experience with risk-bearing contracts and delivery of care in low-cost settings, including our network of health centers. Further, our ownership of VBIC allows us to offer products and services to self-insured employers in Texas prior to the creation of health exchanges as required under the Health Reform Law, and will allow us to participate in the health exchanges as well as apply to become a Medicaid and Medicare Advantage plan.

Pursue selective acquisitions

We believe that our foundation—built on patient-centered healthcare and clinical quality and efficiency in our existing markets—will give us a competitive advantage in expanding our services in these and other markets through acquisitions or partnerships. We continue to monitor opportunities to acquire hospitals or systems that strategically fit our vision and long-term strategies.

Our Industry

The U.S. healthcare industry is large and growing. According to CMS, total annual U.S. healthcare expenditures grew 3.9% in 2010 to $2.6 trillion, representing 17.9% of the U.S. gross domestic product. The 3.9% growth rate for 2010 was down from a rate of 4.0% in 2009. CMS projects total U.S. healthcare spending to grow by an average annual growth rate of 5.8% from 2010 through 2020. By these estimates, U.S. healthcare expenditures will account for approximately $4.6 trillion, or 19.8% of the total U.S. gross domestic product, by 2020.

Hospital care expenditures represent the largest segment of the healthcare industry. According to CMS, in 2010 hospital care expenditures grew by 4.9% and totaled $814.0 billion. CMS estimates that hospital care expenditures will increase to approximately $1.4 trillion by 2020.

Acute care hospitals in the United States are either public (government owned and operated), not-for-profit private (religious or secular), or investor-owned. According to the American Hospital Association, in 2010 there were approximately 5,000 community hospitals in the United States that were not-for-profit owned (58%), investor-owned (20%), or state or local government owned (21%). These facilities generally offer a broad range of healthcare services, including internal medicine, general surgery, cardiology, oncology, orthopedics, OB/GYN and emergency services. In addition, hospitals often offer other ancillary services, including psychiatric, diagnostic, rehabilitation, home health and outpatient surgery services.

We believe efficient and well-capitalized operators of integrated healthcare delivery networks are favorably positioned to benefit from current industry trends, including:

Growing need for healthcare services

The U.S. Census Bureau estimates that the number of individuals age 65 and older has increased at a rate of 15.1% over the past 10 years. Individuals age 65 and older are expected to comprise 19% of the population by 2030, as compared to 13% in 2010. We believe the anticipated increase in the number of individuals age 65 and older, together with the expansion of health coverage, increased prevalence of chronic conditions such as diabetes and advances in technology, will drive demand for our specialized medical services and generally will favor providers that possess integrated networks and a wide array of services and capabilities.

Growing premium on high-performance, patient-centered care networks

The U.S. healthcare system continues to evolve in a manner that places an increasing emphasis on high-performance, patient-centered care supported by robust information technology and effective care coordination. For example, there are a number of initiatives that we expect to continue to gain importance, including introduction of value-based payment methodologies tied to performance, quality and coordination of care, implementation of integrated electronic health records and information and an increasing ability for patients and consumers to make choices about all aspects of healthcare. We believe our focus on developing clinically integrated, comprehensive healthcare delivery networks, our commitment to patient-centered care, our experience with risk-based contracting and our experienced management team position us well to respond to these emerging trends and to manage the changing healthcare regulatory and reimbursement environment.

Impact of health reform

The Health Reform Law is expected to have a substantial impact on the healthcare industry. Among other things, the Health Reform Law expands health insurance coverage to approximately 31 to 34 million additional individuals by 2019, significantly reduces the growth of Medicare program payments, materially decreases Medicare and Medicaid disproportionate share hospital (“DSH”) payments and establishes programs where reimbursement is tied in part to quality and integration. We believe the expansion of insurance coverage will, over time, increase our reimbursement for services provided to individuals who were previously uninsured. Conversely, the reductions in the growth in Medicare payments and the decreases in DSH payments will adversely affect our government reimbursement. Significant uncertainty regarding the ultimate implementation of the Health Reform Law remains and therefore we are unable to predict its net impact on us. However, due to attributes such as our high-quality, patient-centered care model, well-developed integrated care networks and our alignment with physicians, we believe that we are well positioned to respond effectively to the opportunities and challenges presented by this important legislation.

Acute Care Hospital Consolidation

During the late 1980s and early 1990s, there was significant industry consolidation involving large, investor-owned hospital companies seeking to achieve economies of scale and we believe this trend will continue. However, the industry is still dominated by not-for-profit hospitals. According to the American Hospital Association, the number of community hospitals in the United States has declined from approximately 5,400 in 1990 to approximately 5,000 in 2010, of which approximately 80% are owned by not-for-profit and government entities, and we believe this trend will continue. While consolidation in the hospital industry is expected to continue, we believe this consolidation will now primarily involve not-for-profit hospital systems, particularly those that are facing significant operating challenges. Among the challenges facing many not-for-profit hospitals are:

•	limited access to the capital necessary to expand and upgrade their hospital facilities and range of services;

•	poor financial performance resulting, in part, from the challenges associated with changes in reimbursement;

•	the need and ability to recruit primary care physicians and specialists; and

•	the need to achieve general economies of scale to reduce operating and purchasing costs.

As a result of these challenges, we believe many not-for-profit hospitals will increasingly look to be acquired by, or enter into strategic alliances with, investor-owned hospital companies that can provide them with access to capital, operational expertise and larger hospital networks.

Our Recent Acquisitions

Valley Baptist Health System

Effective September 1, 2011, we acquired substantially all of the assets of Valley Baptist including hospitals with a combined 866 licensed beds located in Harlingen, Texas and Brownsville, Texas. In connection with the acquisition, we entered into a management agreement, pursuant to which we are responsible for the management of Valley Baptist’s operations. We paid approximately $200.5 million in cash at closing to acquire the net assets of Valley Baptist. In addition to the cash investment, we also assumed certain of the seller’s debt and issued a 49% non-controlling interest in the partnership to the seller. We funded the cash investment with cash on hand. The acquisition includes a working capital settlement provision that we expect to settle later in fiscal 2012.

The Detroit Medical Center

Effective January 1, 2011, we purchased substantially all of the assets of DMC, which assets consist primarily of eight acute care and specialty hospitals in the Detroit, Michigan metropolitan area and related healthcare facilities. These eight hospitals are DMC Children’s Hospital of Michigan, DMC Detroit Receiving Hospital, DMC Harper University Hospital, DMC Huron Valley-Sinai Hospital, DMC Hutzel Women’s Hospital, DMC Rehabilitation Institute of Michigan, DMC Sinai-Grace Hospital and DMC Surgery Hospital, with a combined 1,734 licensed beds. We paid cash of $368.1 million to acquire the DMC assets using cash on hand ($4.8 million of which represented acquisition-related expenses).

We acquired all of DMC’s assets (other than donor-restricted assets and certain other assets) and assumed all of its liabilities (other than its outstanding bonds, certain other debt and certain other liabilities). The assumed liabilities include a pension liability under a “frozen” defined benefit pension plan of DMC, which liability we anticipate that we will fund over the 15 year period after closing based upon current actuarial assumptions and estimates (such assumptions and estimates are subject to periodic adjustment). We also committed to spend $350.0 million during the five years subsequent to closing for the routine capital needs of the DMC facilities and an additional $500.0 million in capital expenditures during this same five-year period, which latter amount relates to a specific project list agreed to between the DMC board of representatives and us.

The Resurrection Facilities

On August 1, 2010, we completed the purchase of Westlake Hospital and West Suburban Medical Center (the “Resurrection Facilities”) in the western suburbs of Chicago, Illinois, from Resurrection Health Care for a purchase price of approximately $45.3 million, which was funded with cash on hand. Westlake Hospital is a 225-bed acute care facility located in Melrose Park, Illinois, and West Suburban Medical Center is a 233-bed acute care facility located in Oak Park, Illinois. Both of these facilities are located less than seven miles from our MacNeal Hospital and will enable us to achieve a market presence in the western suburban area of Chicago. As part of this purchase, we acquired substantially all of the assets (other than cash on hand and certain other current assets) and assumed certain liabilities of these hospitals. We expect the addition of these hospitals will allow us to provide services in those communities in a more efficient manner.

Arizona Heart Hospital and Arizona Heart Institute

During October 2010, we completed the purchase of certain assets and liabilities of the 59-bed Arizona Heart Hospital and of the Arizona Heart Institute, both located in Phoenix, Arizona, for an aggregate purchase price of approximately $39.0 million, which was funded with cash on hand. We expect these acquisitions to provide a base upon which to formalize and expand a market-wide cardiology service strategy within the communities of metropolitan Phoenix that we serve.

Favorable Industry Trends

Demographic Trends

According to the U.S. Census Bureau, there were approximately 40.3 million Americans aged 65 or older in the United States in 2010, comprising approximately 13.0% of the total U.S. population. By the year 2030 the number of these elderly persons is expected to climb to 88.5 million, or 19.0% of the total population. Due to the increasing life expectancy of Americans, the number of people aged 85 years and older is also expected to increase, from 5.7 million in 2010 to 8.7 million by the year 2030. This increase in life expectancy will increase demand for healthcare services and, as importantly, the demand for innovative, more sophisticated means of delivering those services. Hospitals, as the largest category of care in the healthcare market, will be among the main beneficiaries of this increase in demand.

The Markets We Serve

Our hospitals are located in regions with some of the fastest growing populations in the United States.

San Antonio, Texas

In the San Antonio market, as of December 31, 2011, we owned and operated five hospitals with a total of 1,674 licensed beds and related outpatient service locations complementary to the hospitals. In this market, we are one of the two leading hospital providers. We acquired these hospitals in January 2003 from the non-profit Baptist Health Services (formerly known as Baptist Health System) and continue to operate the hospitals as the Baptist Health System. The acquisition followed our strategy of acquiring a significant market share in a growing market, San Antonio, Texas. Our facilities primarily serve the residents of Bexar County, which encompasses most of the metropolitan San Antonio area.

During fiscal 2010, we entered into an agreement for the construction of a replacement facility for our Southeast Baptist Hospital in San Antonio. We incurred a total of approximately $93.0 million, including costs to equip, to complete the project. Mission Trail Baptist Hospital opened in June 2011. We expect that this state of the art replacement facility will enable us to recruit more quality physicians and provide a greater variety of services than our previous facility in this community. We expect to break ground soon on an acute care hospital in New Braunfels, Texas, which is north of San Antonio.

We continue to recognize opportunities to improve efficiencies in these hospitals including emergency room throughput, operating room upgrades and further electronic intensive care monitoring development. We have also expanded our cardiology, vascular and trauma services in certain of these hospitals either through additional investment in capital and physician resources or strategic partnerships.

During the years ended June 30, 2009, 2010 and 2011 and the six months ended December 31, 2011, we generated approximately 29.6%, 26.8%, 20.7% and 16.1%, respectively, of our total revenues in this market. We have invested approximately $667.2 million of capital in this market since we purchased these hospitals through December 31, 2011.

Harlingen and Brownsville, Texas

In Harlingen and Brownsville, Texas, as of December 31, 2011, we owned and operated two hospitals with 866 licensed beds and certain other incidental healthcare businesses, partnerships, physician practices and medical office buildings operated as part of such hospital businesses. The two hospitals are Valley Baptist Medical Center, a 586-bed acute care hospital in Harlingen, Texas, and Valley Baptist Medical Center—Brownsville, a 280-bed acute care hospital in Brownsville, Texas. We acquired a 51% controlling interest in these hospitals effective September 1, 2011. Valley Baptist Medical Center — Brownsville, a Texas non-profit corporation, owns the other 49% of the equity interests in this joint venture. In connection with the acquisition, we entered into a management agreement, pursuant to which we are responsible for the management of Valley Baptist’s operations. We also acquired VBIC, effective as of October 1, 2011, which offers health maintenance organization, preferred provider organization, and self-funded products to its members in the form of large group, small group, and individual product offerings in south Texas.

During the six months ended December 31, 2011, we generated revenues of approximately $140.3 million in this market since our acquisition on September 1, 2011. We believe that there are opportunities to improve efficiencies in these hospitals such that they will achieve higher margins.

The acquisition of Valley Baptist in the Rio Grande Valley expanded our presence in Texas into a new geographic market while offering us an opportunity to realize sizable clinical and administrative synergies with our Baptist Health System in San Antonio, and to use the two health systems as a platform for growth throughout south Texas. We believe that our ownership of VBIC allows us to offer products and services to self-insured employers in Texas prior to the creation of health exchanges as required under the Health Reform Law, and will allow us to participate in the health exchanges as well as apply to become a Medicaid and Medicare Advantage plan.

Metropolitan Phoenix, Arizona

In the Phoenix market, as of December 31, 2011, we owned and operated six hospitals with a total of 1,032 licensed beds and related outpatient service locations complementary to the hospitals, a prepaid Medicaid managed health plan, PHP, and a managed Medicare and dual-eligible health plan, AAHP. Phoenix is the fifth largest city in the U.S. and has been one of the fastest growing major metropolitan areas during the past ten years. Our facilities primarily serve the residents of Maricopa County, which encompasses most of the metropolitan Phoenix area. In this large market, we are one of the leading hospital providers.

During the years ended June 30, 2009, 2010 and 2011 and the six months ended December 31, 2011, exclusive of PHP and AAHP, we generated approximately 17.9%, 17.5%, 13.2% and 10.2%, respectively, of our total revenues in this market. We have invested approximately $499.0 million of capital in this market since we purchased or constructed these hospitals through December 31, 2011. Three of our hospitals in this market were formerly not-for-profit hospitals. We believe that payers will choose to contract with us in order to give their enrollees a comprehensive choice of providers in the western and northern Phoenix areas. The state’s Medicaid program remains a comprehensive provider of healthcare coverage to low income individuals and families. We believe our network strategy will enable us to continue to effectively negotiate with managed care payers and to build upon our network’s comprehensive range of integrated services.

We expect to introduce a more efficient mix of service offerings between the various Arizona hospitals including general surgery and cardiology services. We also plan to expand select services at certain of these facilities including neurology, oncology, endovascular and trauma services. Further expansion of primary care locations or emergency care facilities in the communities surrounding our hospitals should improve volumes, while continued development of our hospitalist programs in these hospitals should improve quality of care.

Metropolitan Chicago, Illinois

In the Chicago metropolitan area, as of December 31, 2011, we owned and operated four hospitals with 1,121 licensed beds, and related outpatient service locations complementary to the hospitals. Weiss Hospital is operated by us in a consolidated joint venture corporation in which we own 80.1% and the University of Chicago Hospitals owns 19.9% of the equity interests. During the years ended June 30, 2009, 2010 and 2011 and the six months ended December 31, 2011, we generated approximately 14.6%, 14.1% ,15.5% and 12.2%, respectively, of our total revenues in this market.

We chose MacNeal Hospital and Weiss Hospital, both former not-for-profit facilities, as our first two entries into the largely not-for-profit metropolitan Chicago area. Both MacNeal and Weiss Hospitals are large, well-equipped, university-affiliated hospitals with strong reputations and medical staffs. MacNeal Hospital offers tertiary services such as open heart surgery that patients would otherwise have to travel outside the local community to receive. Both hospitals partner with various medical schools, the most significant being the University of Chicago Medical School and the University of Illinois Medical School, to provide medical training through residency programs in multiple specialties. In addition, MacNeal Hospital runs a successful free-standing program in family practice, one of the oldest such programs in the State of Illinois, and Weiss Hospital also runs a successful free-standing residency program in internal medicine. Our medical education programs help us to attract quality physicians to both the hospitals and our network of primary care and occupational medicine centers. We intend to further develop and strengthen our cardiovascular, orthopedics and oncology services at these hospitals. We expect to realize efficiencies by combining MacNeal Hospital into a health network with our newly acquired Westlake Hospital and West Suburban Medical Center. This network strategy will enable us to coordinate service levels among the hospitals to meet the needs of this community and to provide those services in a more efficient setting.

We acquired West Suburban Medical Center and Westlake Hospital on August 1, 2010. These hospitals are located less than 10 miles northwest and northeast of our existing MacNeal Hospital. We expect that our acquisition of these hospitals will enable us to gain market efficiencies in the western Chicago suburbs by centralizing certain service offerings, centralizing administrative functions and reclaiming a percentage of the current outmigration of healthcare services to other Chicago providers.

Metropolitan Detroit, Michigan

In the Detroit metropolitan area, as of December 31, 2011, we owned and operated eight hospitals with 1,734 licensed beds, and related outpatient service locations complementary to the hospitals. We acquired these formerly non-profit hospitals as of January 1, 2011 and they will continue to operate as The Detroit Medical Center or DMC system under our ownership. These facilities consist of six city-center hospitals in urban Detroit plus two additional hospitals in Oakland County (northwest of Detroit). We are one of the Detroit metropolitan area’s leading healthcare providers and the largest healthcare provider in this area in terms of inpatient beds.

Our acquisition of these hospitals on January 1, 2011 created a number of “firsts” for us, including our first academic medical center (our Detroit facilities are affiliated with Wayne State University), a children’s hospital, a Level 1 Trauma Center, and nationally ranked hospitals both in U.S. News’ “America’s Best Hospitals” publication for 2009-2010 (three hospitals), the Leapfrog Group’s “America’s Safest Hospitals” listing (three hospitals) and three Magnet certified hospitals. Hospitals which are significant to the operations include DMC Children’s Hospital of Michigan, which is the largest children’s hospital in Michigan and is southeast Michigan’s only pediatric Level 1 Trauma Center. Another of these facilities, DMC Detroit Receiving Hospital, is Michigan’s first Level 1 Trauma Center and central Detroit’s primary trauma hospital. The residency program at this hospital trains a large portion of all of Michigan’s emergency physicians. Also, DMC Harper University Hospital and DMC Hutzel Women’s Hospital are highly regarded specialty referral hospitals for high acuity, with DMC Hutzel Women’s Hospital being Michigan’s only women’s hospital.

As part of this acquisition, we have committed $850.0 million of capital improvements to this system over the five years after the acquisition. $500.0 million of that commitment will go to major projects, including a new five story Pediatric Specialty Center, a 175,000 square foot DMC Children’s Hospital Tower addition, a new four story Cardiovascular Institute, an expansion of the emergency room at DMC Sinai-Grace Hospital and other expansion and transformation projects. The remaining $350.0 million will be for routine capital, including new replacement angiography suites and catheterization laboratories, anesthesia machines, ventilators, ultrasound equipment, patient monitoring equipment and other pieces of equipment and improvements necessary to maintain the existing quality of care at DMC. We have an opportunity to increase revenues and grow our business at DMC by recapturing patient business within DMC’s service area that is currently going to hospitals outside the primary service area, much of which relates to individuals with Medicare or managed care coverage. We believe our capital expenditure initiatives will facilitate this outmigration recapture.

The DMC hospitals have been able to remain viable and provide quality care in spite of their historical lack of capital needed to expand, upgrade and modernize their facilities. Although their financial results have remained strong, their access to capital has been limited. With the proposed capital improvements and additional capital expenditures, these hospitals will be able to compete with hospitals in their service area that have historically had better access to capital. These improvements will help expand service lines and, we believe, will increase volumes as physicians and patients return to these facilities once these projects and improvements are underway and completed.

Massachusetts

In Massachusetts, as of December 31, 2011, we owned and operated three hospitals with a total of 640 licensed beds and related healthcare services complementary to the hospitals. These hospitals include Saint Vincent Hospital located in Worcester and MetroWest Medical Center, a two-campus hospital system comprised of Framingham Union Hospital in Framingham and Leonard Morse Hospital in Natick. These hospitals were acquired by us on December 31, 2004. We believe that opportunities for growth through increased market share exist in the Massachusetts area through the possible addition of new services, partnerships and the implementation of a strong primary care physician strategy. During fiscal 2011, we began construction on a new cancer center in Worcester. During the years ended June 30, 2009, 2010 and 2011 and the six months ended December 31, 2011, the Massachusetts facilities represented 18.3%, 18.2%, 12.5% and 10.3% of our total revenues, respectively.

Saint Vincent Hospital, located in Worcester, is a 321-bed teaching hospital with an extensive residency program. Worcester is located in central Massachusetts and is the second largest city in Massachusetts. The service area is characterized by a patient base that is older, more affluent and well-insured. Saint Vincent Hospital is focused on strengthening its payer relationships, developing its primary care physician base and expanding its offerings primarily in cancer care and geriatrics.

MetroWest Medical Center’s two campus system has a combined total of 319 licensed beds with locations in Framingham and Natick, in the suburbs west of Boston. These facilities serve communities that are generally well-insured. We are seeking to develop strong ambulatory care capabilities in these service areas, as well as to expand our orthopedics and radiation oncology services and advance the research capabilities of these hospitals.

Our Facilities

We owned and operated 28 hospitals as of December 31, 2011. The following table contains information concerning our hospitals (1):

Hospital	City	Licensed Beds	Date Acquired
Texas
Baptist Medical Center	San Antonio	623	January 1, 2003
Northeast Baptist Hospital	San Antonio	379	January 1, 2003
North Central Baptist Hospital	San Antonio	280	January 1, 2003
Mission Trail Baptist Hospital (2)	San Antonio	110	June 27, 2011
St. Luke’s Baptist Hospital	San Antonio	282	January 1, 2003
Valley Baptist Medical Center (3)	Harlingen	586	September 1, 2011
Valley Baptist Medical Center—Brownsville (3)	Brownsville	280	September 1, 2011
Arizona
Maryvale Hospital	Phoenix	232	June 1, 1998
Arrowhead Hospital	Glendale	217	June 1, 2000
Phoenix Baptist Hospital	Phoenix	221	June 1, 2000
Paradise Valley Hospital	Phoenix	136	November 1, 2001
West Valley Hospital (2)	Goodyear	164	September 4, 2003
Arizona Heart Hospital (4)	Phoenix	59	October 1, 2010
Illinois
MacNeal Hospital	Berwyn	427	February 1, 2000
Louis A. Weiss Memorial Hospital (5)	Chicago	236	June 1, 2002
West Suburban Medical Center	Oak Park	233	August 1, 2010
Westlake Hospital	Melrose Park	225	August 1, 2010
Michigan
DMC Harper University Hospital	Detroit	567	January 1, 2011
DMC Hutzel Women’s Hospital (6)	Detroit	N/A	January 1, 2011
DMC Children’s Hospital of Michigan	Detroit	228	January 1, 2011
DMC Detroit Receiving Hospital	Detroit	273	January 1, 2011
DMC Sinai—Grace Hospital	Detroit	383	January 1, 2011
DMC Huron Valley—Sinai Hospital	Commerce	153	January 1, 2011
DMC Rehabilitation Institute of Michigan (4)	Detroit	94	January 1, 2011
DMC Surgery Hospital (4)	Madison Heights	36	January 1, 2011
Massachusetts
MetroWest Medical Center—Leonard Morse Hospital	Natick	141	December 31, 2004
MetroWest Medical Center—Framingham Union Hospital	Framingham	178	December 31, 2004
Saint Vincent Hospital at Worcester Medical Center	Worcester	321	December 31, 2004

Total Licensed Beds		7,064

(1)	All of our hospitals are acute care hospitals, except as indicated below.

(2)	These hospitals were constructed, not acquired. Mission Trail Baptist Hospital was a replacement facility for Southeast Baptist Hospital.

(3)	These hospitals are operated by a consolidated joint venture limited liability company, in which we own 51% of the equity interests and Valley Baptist Medical Center — Brownsville, a Texas non-profit corporation, owns 49% of the equity interests.

(4)	This is a specialty hospital.

(5)	This hospital is operated by us in a consolidated joint venture corporation in which we own 80.1% of the equity interests and the University of Chicago Hospitals owns 19.9% of the equity interests.

(6)	Licensed beds for DMC Hutzel Women’s Hospital are presented on a combined basis with DMC Harper University Hospital.

In addition to the hospitals listed in the table above, as of December 31, 2011, we owned certain outpatient service locations complementary to our hospitals, including surgery centers, dialysis clinics, physician practices, home health agencies and diagnostic imaging centers, and two surgery centers in Orange County, California. Most of these outpatient facilities are in leased facilities, and certain outpatient facilities are owned and operated by joint ventures. We also own and operate a limited number of medical office buildings in conjunction with our hospitals, which are primarily occupied by physicians practicing at our hospitals.

As of December 31, 2011, we leased approximately 53,200 square feet of office space at 20 Burton Hills Boulevard, Nashville, Tennessee, for our corporate headquarters.

Our headquarters, hospitals and other facilities are suitable for their respective uses and are, in general, adequate for our present needs. Our obligations under our 2010 Credit Facilities are secured by a pledge of substantially all of our assets, including first priority mortgages on each of our hospitals. Also, our properties are subject to various federal, state and local statutes and ordinances regulating their operation. Management does not believe that compliance with such statutes and ordinances will materially affect our financial position or results of operations.

Legal Proceedings

We operate in a highly regulated and litigious industry. As a result, various lawsuits, claims and legal and regulatory proceedings have been instituted or asserted against us. While we cannot predict the likelihood of future claims or inquiries, we expect that new matters may be initiated against us from time to time. The results of claims, lawsuits and investigations cannot be predicted, and it is possible that the ultimate resolution of these matters, individually or in the aggregate, may have a material adverse effect on our business (both in the near and long term), financial position, results of operations or cash flows. We recognize that, where appropriate, our interests may be best served by resolving certain matters without litigation. If non-litigated resolution is not possible or appropriate with respect to a particular matter, we will continue to defend ourselves vigorously.

Currently pending and recently settled legal proceedings and investigations that are not in the ordinary course of business are set forth below. Where specific amounts are sought in any pending legal proceeding, those amounts are disclosed. For all other matters, where the possible loss or range of loss is reasonably estimable, an estimate is provided. Where no estimate is provided, the possible amount of loss is not reasonably estimable at this time. We record reserves for claims and lawsuits when they are probable and reasonably estimable. For matters where the likelihood or extent of a loss is not probable or cannot be reasonably estimated, we have not recognized in our consolidated financial statements potential liabilities that may result. We undertake no obligation to update the following disclosures for any new developments.

Sherman Act Antitrust Class Action Litigation—Maderazo, et al v. VHS San Antonio Partners, L.P. d/b/a Baptist Health Systems, et. al., Case No. 5:06cv00535 (United States District Court, Western District of Texas, San Antonio Division, filed June 20, 2006 and amended August 29, 2006) and Cason-Merenda, et al. v. Detroit Medical Center, et al., Case No. 2:06-cv-15601-GER-DAS (United States District Court, Eastern District of Michigan, Southern Division, filed December 15, 2006)

On June 20, 2006, a federal antitrust class action suit was filed in San Antonio, Texas against our Baptist Health System subsidiary in San Antonio, Texas and two other large hospital systems in San Antonio. In the complaint, plaintiffs allege that the three hospital system defendants conspired with each other and with other unidentified San Antonio area hospitals to depress the compensation levels of registered nurses employed at the conspiring hospitals within the San Antonio area by engaging in certain activities that violated the federal antitrust laws. The complaint alleges two separate claims. The first count asserts that the defendant hospitals violated Section 1 of the federal Sherman Act, which prohibits agreements that unreasonably restrain competition, by conspiring to depress nurses’ compensation. The second count alleges that the defendant hospital systems also violated Section 1 of the Sherman Act by participating in wage, salary and benefits surveys for the purpose, and having the effect, of depressing registered nurses’ compensation or limiting competition for nurses based on their compensation. The class on whose behalf the plaintiffs filed the complaint is alleged to comprise all registered nurses employed by the defendant hospitals since June 20, 2002. The suit seeks unspecified damages, trebling of this damage amount pursuant to federal law, interest, costs and attorneys’ fees. From 2006 through April 2008 we and the plaintiffs worked on producing documents to each other relating to, and supplying legal briefs to the court in respect of, solely the issue of whether the court will certify a class in this suit, the court having bifurcated the class and merit issues. In April 2008 the case was stayed by the judge pending his ruling on plaintiffs’ motion for class certification. We believe that the allegations contained within this putative class action suit are without merit, and we have vigorously worked to defeat class certification. If a class is certified, we will continue to defend vigorously against the litigation.

On the same date in 2006 that this suit was filed against us in federal district court in San Antonio, the same attorneys filed three other substantially similar putative class action lawsuits in federal district courts in Chicago, Illinois, Albany, New York and Memphis, Tennessee against some of the hospitals or hospital systems in those cities (none of such hospitals or hospital systems being owned by us). The attorneys representing the plaintiffs in all four of these cases said in June 2006 that they may file similar complaints in other jurisdictions and in December 2006 they brought a substantially similar class action lawsuit against eight hospitals or hospital systems in the Detroit, Michigan metropolitan area, one of which systems was DMC. Since representatives of the Service Employees International Union (“SEIU”) joined plaintiffs’ attorneys in announcing the filing of all four complaints on June 20, 2006, and as has been reported in the media, we believe that SEIU’s involvement in these actions appears to be part of a corporate campaign to attempt to organize nurses in these cities, including San Antonio and Detroit. The registered nurses in our hospitals in San Antonio and Detroit are currently not members of any union. In the suit in Detroit against DMC, the court did not bifurcate class and merits issues. On March 22, 2012, the judge issued an opinion and order granting in part and denying in part the defendants’ motions for summary judgment. The defendants’ motions were granted as to the count of the complaint alleging wage fixing by defendants, but were denied as to the count alleging that the defendants’ sharing of wage information allegedly resulted in the suppression of nurse wages. The opinion, however, did not address plaintiffs’ motion for class certification and did not address defendants’ challenge to the opinion of plaintiffs’ expert, but specifically reserved ruling on those matters for a later date.

If the plaintiffs in the San Antonio and/or Detroit suits (1) are successful in obtaining class certification and (2) are able to prove both liability and substantial damages, which are then trebled under Section 1 of the Sherman Act, such a result could materially affect our business, financial condition or results of operations. However, in the opinion of management, the ultimate resolution of these matters is not expected to have a material adverse effect on our financial position or results of operations.

Self-Disclosure of Employment of Excluded Persons

Federal law permits the OIG to impose civil monetary penalties, assessments and/or to exclude from participation in federal healthcare programs, individuals and entities who have submitted false, fraudulent or improper claims for payment. Improper claims include those submitted by individuals or entities who have been excluded from participation. Civil monetary penalties of up to $10,000 for each item or service furnished by the excluded individual or entity, an assessment of up to three times the amount claimed and program exclusions also can be imposed on providers or entities who employ or enter into contracts with excluded individuals to provide services to beneficiaries of federal healthcare programs. Claims for services furnished by excluded parties may constitute false claims under the federal FCA. As such, the DOJ may also impose penalties on providers that employ excluded parties. Penalties include three times the actual damages sustained by the government, plus civil penalties of $5,500 to $11,000 for each claim. On October 12, 2009, we voluntarily disclosed to the OIG that two employees had been excluded from participation in Medicare at certain times during their employment. On September 9, 2010, we submitted to the OIG our formal voluntary disclosure pursuant to the OIG’s Provider Self-Disclosure Protocol in respect of these two employees. On October 20, 2010 and on November 4, 2010, the OIG accepted our submissions into the Self Disclosure Protocol. On December 6, 2011, the OIG closed out one of the disclosures with no action taken. On February 28, 2012, the U.S. Attorney’s Office for the District of Arizona notified us that it intended to participate in the other matter. If the OIG or DOJ were to impose all potentially available sanctions and penalties against us in this matter, such a result could materially affect our business, financial condition or results of operations. However, in the opinion of management, the ultimate resolution of this matter is not expected to have a material adverse effect on our financial position or results of operations.

New DOJ Enforcement Initiative: Medicare Billing for Implantable Cardioverter Defibrillators (“ICDs”)

In September 2010 we received a letter, which was signed jointly by an Assistant United States Attorney in the Southern District of Florida and an attorney from the DOJ Civil Division, stating that, among other things, (1) the DOJ is conducting an investigation to determine whether or not certain hospitals have submitted claims for payment for the implantation of ICDs which were not medically indicated and/or otherwise violated Medicare payment policy; (2) the investigation covers the time period commencing with Medicare’s expansion of coverage of ICDs in 2003 through the present; (3) the relevant CMS National Coverage Determination (“NCD”) excludes Medicare coverage for ICDs implanted for primary prevention in patients who have had an acute myocardial infarction within the past 40 days or an angioplasty or bypass surgery within the past three months; (4) DOJ’s initial analysis of claims submitted to Medicare indicates that many of our hospitals may have submitted claims for ICDs and related services that were excluded from coverage; (5) the DOJ’s review is preliminary, but continuing, and it may include medical review of patient charts and other documents, along with statements under oath; and (6) we and our hospitals should ensure the retention and preservation of all information, electronic or otherwise, pertaining or related to ICDs. Upon receipt of this letter we immediately took steps to retain and preserve all of our information and that of our hospitals related to ICDs.

Published sources report that earlier in 2010 the DOJ served subpoenas on a number of hospitals and health systems for this same ICD Medicare billing issue, but that the DOJ appears later in 2010 to have changed its approach, in that hospitals and health systems have since September 2010 received letters regarding ICDs substantially in the form of the letter that we received, rather than subpoenas. DMC received its letter from DOJ in respect of ICDs in December 2010. We understand that the DOJ is investigating hundreds of other hospitals, in addition to ours, for ICD billings, as part of a national enforcement initiative.

We have entered into tolling agreements with the DOJ. In addition, the DOJ has advised us that the investigation covers implantations after October 1, 2003, has identified the cases that are the subject of the DOJ’s investigation, and has requested that we review the identified cases. We understand that the DOJ has made similar requests for self-reviews of the other health systems and hospitals under investigation. To aid in conducting the review, after speaking with numerous lawyers and consultants representing various health systems, the DOJ has identified a number of different categories in which hospitals conducting self-reviews should place the cases. We have retained outside experts to review the claims identified by the DOJ. After that process is completed, we expect to meet with DOJ representatives to discuss our findings and review. It is expected that the DOJ will focus first on resolving claims with those hospitals that received subpoenas before focusing on facilities that received letter requests.

We intend to cooperate fully with the investigation of this matter. To date, the DOJ has not asserted any specific claim of damages against us or our hospitals. Because we still are in the early stages of this investigation, we are unable to predict its timing or outcome at this time. However, as we understand that this investigation is being conducted under the FCA, we are at risk for significant damages under the FCA’s treble damages and civil monetary penalty provisions if the DOJ concludes that a large percentage of claims for the identified patients are false claims and, as a result, such damages could materially affect our business, financial condition or results of operations.

OIG Subpoena: Physician Compensation Arrangements in Arizona

On March 16, 2012, we received a subpoena from the OIG Office of Investigations requesting documents related to the fair market value of compensation paid by VHS Outpatient Clinics, Inc. or its affiliates to five physicians. We intend to cooperate fully with the investigation of this matter. To date, the OIG has not asserted any specific claim of damages against us or our hospitals. Because we are in the early stages of this investigation, we are unable to predict its timing or outcome at this time. Any liability under the Anti-Kickback Statute, the Stark Law or the FCA could expose us to risk of overpayment recoupment under the Stark Law, damages under the FCA’s treble damages and civil monetary penalty provisions, and criminal penalties, civil monetary penalties and exclusion from participation in Medicare, Medicaid or other federal healthcare programs for violations of the Anti-Kickback Statute, any of which could have a material adverse effect on our business, financial condition or results of operations.

Claims in the ordinary course of business

We are also subject to claims and lawsuits arising in the ordinary course of business, including potential claims related to care and treatment provided at our hospitals and outpatient services facilities. Although the results of these claims and lawsuits cannot be predicted with certainty, we believe that the ultimate resolution of these ordinary course claims and lawsuits will not have a material adverse effect on our business, financial condition or results of operations.

Our Hospital Operations

Acute Care Services

Our hospitals typically provide the full range of services commonly available in acute care hospitals, such as internal medicine, general surgery, cardiology, oncology, neurosurgery, orthopedics, obstetrics, diagnostic and emergency services, as well as tertiary services such as open-heart surgery, advanced neurosurgery, level II and III neonatal intensive care and level 1 trauma at certain facilities. Our hospitals also generally provide outpatient and ancillary healthcare services such as outpatient surgery, laboratory, radiology, respiratory therapy and physical therapy. We also provide outpatient services at our imaging centers and ambulatory surgery centers. Certain of our hospitals have a limited number of psychiatric, skilled nursing and rehabilitation beds.

Management and Oversight

Our senior management team has extensive experience in operating multi-facility hospital networks and plays a vital role in the strategic planning for our facilities. A hospital’s local management team is generally comprised of a chief executive officer, chief operating officer, chief financial officer and chief nursing officer. Local management teams, in consultation with our corporate staff, develop annual operating plans setting forth quality and patient satisfaction improvement initiatives, revenue growth strategies through the expansion of offered services and the recruitment of physicians in each community and plans to improve operating efficiencies and reduce costs. We believe that the ability of each local management team to identify and meet the needs of our patients, medical staffs and the community as a whole is critical to the success of our hospitals. We base the compensation for each local management team in part on its ability to achieve the goals set forth in the annual operating plan, including quality of care, patient satisfaction and financial measures.

Boards of trustees at each hospital, consisting of local community leaders, members of the medical staff and the hospital chief executive officer, advise the local management teams. Members of each board of trustees are identified and recommended by our local management teams and generally serve three-year staggered terms. The boards of trustees establish policies concerning medical, professional and ethical practices, monitor these practices and ensure that they conform to our high standards. In certain markets, we have created regional boards to advise on matters relating to all of the healthcare facilities in such markets. We have formed Physician Leadership Councils at most of our hospitals that focus on quality of care, clinical integration and other issues important to physicians and make recommendations to the boards of trustees as necessary. We maintain company-wide compliance and quality assurance programs and use patient care evaluations and other assessment methods to support and monitor quality of care standards and to meet accreditation and regulatory requirements.

We also provide support to the local management teams through our corporate resources in areas such as revenue cycle, business office, legal, managed care, clinical efficiency, physician services and other administrative functions. These resources also allow for sharing best practices and standardization of policies and processes among all of our hospitals.

Attracting Patients

We believe that there are three key elements to attracting patients and retaining their loyalty. The first is the hospital’s reputation in the market, driven by a combination of factors including awareness of services, perception of quality, past delivery of care and profile in mass media. The second is direct patient experience and the willingness of past patients and their families to promote the hospital and to return to the hospital as new needs arise. The third element in attracting patients is through market intermediaries who control or recommend use of hospitals, outpatient facilities, ancillary services and specialist physicians. These intermediaries include employers, social service agencies, insurance companies, managed care providers, attorneys and referring physicians.

Our marketing efforts are geared to managing each of those three elements positively. Media relations, marketing communications, web-based platforms and targeted market research are designed to enhance the reputation of our hospitals, improve awareness of the scope of services and build preference for use of our facilities and services. Our recruitment and retention efforts are designed to build a staff who delivers safety, quality, customer satisfaction and efficiency. The quality of the physician and nursing staff are key drivers of positive perception. Our capital investment strategies are also designed to improve our attractiveness to patients. Clean, modern, well equipped and conveniently located facilities are similarly key perceptual drivers.

Our focus on improving customer satisfaction is designed to help us create committed users who will promote our reputation. Our goal in providing care is to offer the best possible outcome with the greatest patient satisfaction. We employ tools of customer relationship management to better inform our patients of services they or their families may need and to provide timely reminders and aids in promoting and protecting their health. We also strive to understand and deliver care from the patient’s perspective by including patients and their families in the design of our services and facilities.

In each of our markets we are developing closer relationships with major employers and learning more about their needs and how we might best help them improve productivity and reduce healthcare costs, absenteeism and workers compensation claims. Our hospitals work closely with social agencies and especially federally qualified health centers to provide appropriate care and follow-up for medically indigent patients. Our managed care teams work closely with insurers to develop high quality, cost efficient programs to improve outcomes. We maintain active relationships with more than 200 physicians in each market to better understand how to serve them and their patients, how to provide well-coordinated care and how to best engage them in collaborative care models built around electronic medical records and collectively developed care protocols. Through these efforts we hope to position ourselves as a trusted partner to these market intermediaries.

Outpatient Services

The healthcare industry has experienced a general shift during recent years from inpatient services to outpatient services as Medicare, Medicaid and managed care payers have sought to reduce costs by shifting lower-acuity cases to an outpatient setting. Advances in medical equipment technology and pharmacology have supported the shift to outpatient utilization, which has resulted in an increase in the acuity of inpatient admissions. However, we expect inpatient admissions to recover over the long-term as the baby boomer population reaches ages where inpatient admissions become more prevalent. We have responded to the shift to outpatient services through expanding service offerings and increasing the throughput and convenience of our emergency departments, outpatient surgery facilities and other ancillary units in our hospitals. We also own two ambulatory surgery centers in Orange County, California, various primary care centers in each of our markets and interests in diagnostic imaging centers in San Antonio, Texas. We continually look to add improved resources to our facilities including new relationships with quality primary care and specialty physicians, maintaining a first class nursing staff and utilizing technologically advanced equipment, all of which we believe are critical to be the provider of choice for baby boomers. We have focused on core services including cardiology, neurology, oncology, orthopedics and women’s services. We also operate sub-acute units such as rehabilitation, skilled nursing facilities and psychiatric services, where appropriate, to meet the needs of our patients while increasing volumes and increasing care management efficiencies.

Our Health Plan Operations

In addition to our hospital operations, we own four health plans. We believe the volume of patients generated through our health plans will help attract quality physicians to the communities our hospitals serve.

Phoenix Health Plan

PHP is a prepaid Medicaid managed health plan that currently serves nine counties throughout the State of Arizona. We acquired PHP in May 2001. We are able to enroll eligible patients in our hospitals into PHP or other approved Medicaid managed health plans who otherwise would not be able to pay for their hospital expenses.

For the year ended June 30, 2011 and the six months ended December 31, 2011, we derived approximately $777.6 million and $343.9 million, respectively, of our total revenues from PHP. PHP had approximately 200,100 members as of December 31, 2011, and derives substantially all of its revenues through a contract with AHCCCS, which is Arizona’s state Medicaid program. The contract requires PHP to arrange for healthcare services for enrolled Medicaid patients in exchange for monthly capitation payments and supplemental payments from AHCCCS. PHP subcontracts with physicians, hospitals and other healthcare providers to provide services to its members. These services are provided regardless of the actual costs incurred to provide these services. We receive reinsurance and other supplemental payments from AHCCCS to cover certain costs of healthcare services that exceed certain thresholds.

As part of its contract with AHCCCS, PHP is required to maintain a performance guarantee in the amount of $55.0 million. Vanguard maintains this performance guarantee on behalf of PHP in the form of surety bonds totaling $55.0 million with independent third party insurers that expire on September 30, 2012. The amount of the performance guaranty that AHCCCS requires is based upon the membership in the health plan and the related capitation amounts paid to us.

Our current contract with AHCCCS commenced on October 1, 2008 and covers members in nine Arizona counties: Apache, Conconino, Gila, Maricopa, Mohave, Navajo, Pima, Pinal and Yavapai. The original contract covered the three-year period beginning October 1, 2008 and ended September 30, 2011. In September 2011, the contract was extended until September 30, 2012. AHCCCS has the option to renew the contract, in whole or in part, for an additional one-year period commencing on October 1, 2012.

Abrazo Advantage Health Plan

Effective January 1, 2006, AAHP became a Medicare Advantage Prescription Drug Special Needs Plan provider under a contract with CMS that renews annually. This allows AAHP to offer Medicare and Part D drug benefit coverage for Medicare members and dual-eligible members (those that are eligible for Medicare and Medicaid). PHP had historically served dual-eligible members through its AHCCCS contract. As of December 31, 2011, approximately 2,600 members were enrolled in AAHP, most of whom were previously enrolled in PHP. For the year ended June 30, 2011 and the six months ended December 31, 2011, we derived approximately $33.2 million and $16.1 million, respectively, of our total revenues from AAHP. AAHP’s current contract with CMS expires on December 31, 2012.

MacNeal Health Providers

The operations of MHP are somewhat integrated with our MacNeal Hospital in Berwyn, Illinois. For the year ended June 30, 2011 and the six months ended December 31, 2011, we derived approximately $58.7 million and $28.8 million, respectively, of our total revenues from MHP. MHP generates revenues from its contracts with health maintenance organizations from whom it took assignment of capitated member lives as well as third party administration services for other providers. As of December 31, 2011, MHP had contracts in effect covering approximately 34,400 capitated member lives. Such capitation is limited to physician services and outpatient ancillary services and does not cover inpatient hospital services. We try to utilize MacNeal Hospital and its medical staff as much as possible for the physician and outpatient ancillary services that are required by such capitation arrangements. Revenues of MHP are dependent upon health maintenance organizations in the metropolitan Chicago area continuing to assign capitated-member lives to health plans like MHP as opposed to entering into direct fee-for-service arrangements with healthcare providers.

Valley Baptist Insurance Company

We acquired VBIC effective as of October 1, 2011. As of December 31, 2011, VBIC served approximately 12,400 members, whose customers are primarily government-related organizations in south Texas that offer their members health maintenance organization and preferred provider organization products.

Competition

The hospital industry is highly competitive. We currently face competition from established, not-for-profit healthcare systems, investor-owned hospital companies, large tertiary care hospitals, specialty hospitals and outpatient service providers. In the future, we expect to encounter increased competition from companies, like ours, that consolidate hospitals and healthcare companies in specific geographic markets. Continued consolidation in the healthcare industry will be a leading factor contributing to increased competition in our current markets and markets we may enter in the future. Due to the shift to outpatient care and more stringent payer-imposed pre-authorization requirements during the past few years, most hospitals have significant unused capacity resulting in increased competition for patients. Many of our competitors are larger than us and have more financial resources available than we do. Certain not-for-profit competitors have endowment and charitable contribution resources available to them and can purchase equipment and other assets on a tax-free basis.

One of the most important factors in the competitive position of a hospital is its location, including its geographic coverage and access to patients. A location convenient to a large population of potential patients or a wide geographic coverage area through hospital networks can make a hospital significantly more competitive. Another important factor is the scope and quality of services a hospital offers, whether at a single facility or a network of facilities, compared to the services offered by its competitors. A hospital or network of hospitals that offers a broad range of services and has a strong local market presence is more likely to obtain favorable managed care contracts. However, pursuant to the Health Reform Law, hospitals will be required to publish annually a list of their standard charges for items and services. We intend to evaluate changing circumstances in the geographic areas in which we operate on an ongoing basis to ensure that we offer the services and have the access to patients necessary to compete in these managed care markets and, as appropriate, to form our own, or join with others to form, local hospital networks.

A hospital’s competitive position also depends in large measure on the quality and specialties of physicians associated with the hospital. Physicians refer patients to a hospital primarily on the basis of the quality and breadth of services provided by the hospital, the quality of the nursing staff and other professionals affiliated with the hospital, the hospital’s location and the availability of modern equipment and facilities. Although physicians may terminate their affiliation with our hospitals, we seek to retain physicians of varied specialties on our medical staffs and to recruit other qualified physicians by maintaining or expanding our level of services and providing quality facilities, equipment and nursing care for our patients.

Another major factor in the competitive position of a hospital is the ability of its management to obtain contracts with managed care plans and other group payers. The importance of obtaining managed care contracts has increased in recent years due primarily to consolidations of health plans. Our markets have experienced significant managed care penetration. The revenues and operating results of our hospitals are significantly affected by our hospitals’ ability to negotiate favorable contracts with managed care plans. Health maintenance organizations and preferred provider organizations use managed care contracts to encourage patients to use certain hospitals in exchange for discounts from the hospitals’ established charges. Other healthcare providers may impact our ability to enter into managed care contracts or negotiate increases in our reimbursement and other favorable terms and conditions. For example, some of our competitors may negotiate exclusivity provisions with managed care plans or otherwise restrict the ability of managed care companies to contract with us. The trend toward consolidation among non-government payers tends to increase their bargaining power over fee structures. In addition, as various provisions of the Health Reform Law are implemented, including the establishment of Exchanges and limitations on rescissions of coverage and pre-existing condition exclusions, non-government payers may increasingly demand reduced fees or be unwilling to negotiate reimbursement increases. Traditional health insurers and large employers also are interested in containing costs through similar contracts with hospitals.

The hospital industry and our hospitals continue to have significant unused capacity. Inpatient utilization, average lengths of stay and average occupancy rates have historically been negatively affected by payer-required pre-admission authorization, utilization review and payer pressure to maximize outpatient and alternative healthcare delivery services for less acutely ill patients. Admissions constraints, payer pressures and increased competition are expected to continue. We expect to meet these challenges first and foremost by our continued focus on our previously discussed quality of care initiatives, which should increase patient, nursing and physician satisfaction. We also may expand our outpatient facilities, strengthen our managed care relationships, upgrade facilities and equipment and offer new or expanded programs and services.

Employees and Medical Staff

As of December 31, 2011, we had approximately 40,900 employees, including approximately 6,000 part-time employees. Approximately 4,000 of our full-time employees, substantially all of which are employed at our Detroit and Massachusetts hospitals, are unionized. Our acquisition of DMC on January 1, 2011 and our acquisition of Valley Baptist on September 1, 2011 resulted in our employment of approximately 15,000 and 2,500 additional individuals, respectively, approximately 2,400 of which are unionized. Overall, we consider our employee relations to be good. While some of our non-unionized hospitals experience union organizing activity from time to time, we do not currently expect these efforts to materially affect our future operations. Our hospitals, like most hospitals, have experienced labor costs rising faster than the general inflation rate.

While the national nursing shortage has abated somewhat as a result of the weakened U.S. economy, certain pockets of the markets we serve continue to have limited available nursing resources. Nursing shortages often result in our using more contract labor resources to meet increased demand especially during the peak winter months. We expect our nurse leadership and recruiting initiatives to mitigate the impact of the nursing shortage. These initiatives include more involvement with nursing schools, participation in more job fairs, recruiting nurses from abroad, implementing preceptor programs, providing flexible work hours, improving performance leadership training, creating awareness of our quality of care and patient safety initiatives and providing competitive pay and benefits. We anticipate that demand for nurses will continue to exceed supply especially as the baby boomer population reaches the ages where inpatient stays become more frequent. We continue to implement best practices to reduce turnover and to stabilize our nursing workforce over time.

During fiscal year 2010, we achieved the 72nd percentile for employee engagement within the Gallup Organization Healthcare Employee Engagement Database. This result reflects continued improvement since we began monitoring employee engagement during fiscal year 2008, our baseline year. Our fiscal year 2011 same hospital Gallup score was 67th percentile for employee engagement. We believe our efforts to improve employee engagement will have a positive impact on nursing turnover thereby reducing operating costs and ultimately leading to higher patient satisfaction with the services we provide.

One of our primary nurse recruiting strategies for our San Antonio hospitals is our continued investment in the Baptist Health System School of Health Professions (“SHP”), our nursing school in San Antonio. SHP offers seven different healthcare educational programs with its greatest enrollment in the professional nursing program. SHP enrolled approximately 520 students for its Fall 2011 semester. The majority of SHP graduates have historically chosen permanent employment with our hospitals. We have changed SHP’s nursing program from a diploma program to a degree program and may improve other SHP programs in future periods. We completed the necessary steps during fiscal 2009 to make SHP students eligible for participation in the Pell Grant and other federal grant and loan programs. Approximately 68% of SHP students receive some form of federal financial aid. These enhancements are factors in the increased SHP enrollment and have made SHP more attractive to potential students.

Our hospitals grant staff privileges to licensed physicians who may serve on the medical staffs of multiple hospitals, including hospitals not owned by us. A physician who is not an employee can terminate his or her affiliation with our hospital at any time subject to contractual requirements. Although we employ a growing number of physicians, a physician does not have to be our employee to be a member of the medical staff of one of our hospitals. Any licensed physician may apply to be admitted to the medical staff of any of our hospitals, but admission to the staff must be approved by each hospital’s medical staff and board of trustees in accordance with established credentialing criteria. Under state laws and other licensing standards, hospital medical staffs are generally self-governing organizations subject to ultimate oversight by the hospital’s local governing board. Although we were generally successful in our physician recruiting efforts during fiscal 2011, we face continued challenges in some of our markets to recruit certain types of physician specialists who are in high demand. We expect that our previously described physician recruiting and alignment initiatives will make our hospitals more desirable environments in which more physicians will choose to practice.

Compliance Program

Since 1997 we have voluntarily maintained a company-wide compliance program designed to ensure that we maintain high standards of ethics and conduct in the operation of our business and implement policies and procedures so that all our employees act in compliance with all applicable laws, regulations and company policies. The organizational structure of our compliance program includes oversight by our board of directors and a high-level corporate management compliance committee. The board of directors and compliance committee are responsible for ensuring that the compliance program meets its stated goals and remains up-to-date to address the current regulatory environment and other issues affecting the healthcare industry. Our Senior Vice President—Compliance and Ethics reports jointly to our Chairman and Chief Executive Officer and to our board of directors, serves as our Chief Compliance Officer and is charged with direct responsibility for the day-to-day management of our compliance program. Other features of our compliance program include Regional Compliance Officers who report to our Chief Compliance Officer in all six of our operating regions, initial and periodic ethics and compliance training and effectiveness reviews, a toll-free hotline for employees to report, without fear of retaliation, any suspected legal or ethical violations, annual “fraud and abuse” audits to examine all of our payments to physicians and other referral sources and annual “coding audits” to make sure our hospitals bill the proper service codes for reimbursement from the Medicare program.

Our compliance program also oversees the implementation and monitoring of the standards set forth by HIPAA for privacy and security. To facilitate reporting of potential HIPAA compliance concerns by patients, family or employees, we established a second toll-free hotline dedicated to HIPAA and other privacy matters. Corporate HIPAA compliance staff monitors all reports to the privacy hotline and each phone call is responded to appropriately. Ongoing HIPAA compliance also includes self-monitoring of HIPAA policy and procedure implementation by each of our healthcare facilities and corporate compliance oversight.

The Health Reform Law now requires providers to implement core elements of compliance program criteria to be established by HHS, on a timeline to be established by HHS, as a condition of enrollment in the Medicare or Medicaid programs, and, depending on the core elements for compliance programs established by HHS, we may have to modify our compliance programs to comply with these new criteria.

Our Information Systems

We believe that our information systems must cost-effectively meet the needs of our hospital management, medical staff and nurses in the following areas of our business operations:

•	patient accounting, including billing and collection of revenues;

•	accounting, financial reporting and payroll;

•	coding and compliance;

•	laboratory, radiology and pharmacy systems;

•	medical records and document storage;

•	remote physician access to patient data;

•	quality indicators;

•	materials and asset management; and

•	negotiating, pricing and administering our managed care contracts.

Since the beginning of fiscal year 2008, we have significantly invested in clinical information technology. We believe that the importance of and reliance upon clinical information technology will continue to increase in the future. Accordingly, we expect to make additional significant investments in clinical information technology during fiscal year 2012 as part of our business strategy to increase the efficiency and quality of patient care.

The information systems associated with the acquisition of DMC have been recognized by HIMSS Analytics as having obtained Stage 6 of electronic medical record adoption. Only approximately 3% of the hospitals in the United States have reached Stage 6 on the HIMSS Analytics US EMR Adoption Model.

Although we map the financial information systems from each of our hospitals to one centralized database, we do not automatically standardize our financial information systems among all of our hospitals. We carefully review the existing systems at the hospitals we acquire. If a particular information system is unable to cost-effectively meet the operational needs of the hospital, we will convert or upgrade the information system at that hospital to one of several standardized information systems that can cost-effectively meet these needs.

Professional and General Liability Insurance

As is typical in the healthcare industry, we are subject to claims and legal actions by patients and others in the ordinary course of business. We created a captive insurance subsidiary on June 1, 2002 to assume a substantial portion of the professional and general liability risks of our facilities. Since then we have self-insured our professional and general liability risks, either through premiums paid to our captive insurance subsidiary or by retaining risk through another of our subsidiaries, in respect of claims incurred up to $10.0 million annually. Beginning on July 1, 2010, we increased this self-insured retention to $15.0 million for our Illinois hospitals. We have also purchased umbrella excess policies for professional and general liability insurance for an additional $65.0 million of annual coverage in the aggregate.

The malpractice insurance environment remains volatile. Some states in which we operate, including Texas, Illinois and Michigan, have passed in recent years tort reform legislation to place limits on non-economic damages. However, in November 2007 a judge in the Illinois Cook County Circuit Court declared that these Illinois malpractice limits were unconstitutional under state law and an appeal to the Illinois Supreme Court was unsuccessful. Additionally, in Texas an action has been brought to declare its tort reform legislation unconstitutional under federal law. Thus, while we have taken multiple steps at our facilities to reduce our professional liability exposures, absent significant legislation (not later declared unconstitutional) to curb the size of malpractice judgments in the states in which we operate, our insurance costs may increase in the future.

Sources of Revenues

Hospital revenues depend upon inpatient occupancy levels, the medical and ancillary services ordered by physicians and provided to patients, the volume of outpatient procedures and the charges or payment rates for such services. Charges and reimbursement rates for inpatient services vary significantly depending on the type of payer, the type of service (e.g., acute care, intensive care or subacute) and the geographic location of the hospital. Inpatient occupancy levels fluctuate for various reasons, many of which are beyond our control.

We receive payment for patient services from:

•	the federal government, primarily under the Medicare program;

•	state Medicaid programs;

•	health maintenance organizations, preferred provider organizations, managed Medicare providers, managed Medicaid providers and other private insurers; and

•	individual patients.

The table below presents the approximate percentage of net patient revenues we received from the following sources for the periods indicated:

	Year Ended June 30,			Six Months Ended December 31, 2011 (2)
	2009 (1)	2010 (1)	2011 (1)
Medicare	25.3%	25.5%	25.7%	27.4%
Medicaid	7.9%	7.4%	12.0%	14.3%
Managed Medicare	14.1%	14.8%	11.8%	10.7%
Managed Medicaid	8.8%	9.5%	9.4%	9.6%
Managed care	34.7%	34.9%	31.8%	34.8%
Self pay	8.3%	6.8%	8.4%	1.9%
Other	0.9%	1.1%	0.9%	1.3%

Total	100.0%	100.0%	100.0%	100.0%

(1)	These periods exclude the impact of the reclassification of the provision for doubtful accounts from operating expenses to revenue deductions. We estimate that self-pay net revenues would decrease to approximately 1.0% of net patient revenues for each respective period with Medicare, Managed Medicare and Managed care payer classes comprising the majority of the offsetting increases as a percentage of net patient revenues if the reclassification of the provision for doubtful accounts was presented above.

(2)	These amounts reflect the impact of the reclassification of the provision for doubtful accounts from operating expenses to revenue deductions.

The Medicare program, the nation’s largest health insurance program, is administered by CMS. Medicare provides certain hospital and medical insurance benefits to persons age 65 and over, some disabled persons and persons with end-stage renal disease without regard to beneficiary income or assets. Medicaid is a federal-state program, administered by the states, which provides hospital and medical benefits to qualifying individuals who are unable to afford healthcare. All of our general, acute care hospitals are certified as healthcare services providers for persons covered under the Medicare and the various state Medicaid programs. Amounts received under these programs are generally significantly less than established hospital gross charges for the services provided.

Our hospitals offer discounts from established charges to certain group purchasers of healthcare services, including private insurance companies, employers, health maintenance organizations, preferred provider organizations and other managed care plans. These discount programs limit our ability to increase net revenues in response to increasing costs. Patients generally are not responsible for any difference between established hospital charges and amounts reimbursed for such services under Medicare, Medicaid and managed care programs, but are generally responsible for exclusions, deductibles and coinsurance features of their coverages. Due to rising healthcare costs, many payers have increased the number of excluded services and the levels of deductibles and coinsurance resulting in a higher portion of the contracted rate due from the individual patients. Collecting amounts due from individual patients is typically more difficult than collecting from governmental or private managed care plans.

Traditional Medicare

One of the ways Medicare beneficiaries can elect to receive their medical benefits is through the traditional Medicare program, which provides reimbursement under a prospective payment fee-for-service system. A general description of the types of payments we receive for services provided to patients enrolled in the traditional Medicare program is provided below. The impact of recent changes to reimbursement for these types of services is included in the sections entitled “Federal Fiscal Year Payment Updates”, “Impact of Health Reform Law on Medicare Reimbursement” and “Impact of Budget Control Act of 2011 on Medicare Reimbursement.”

Medicare Inpatient Acute Care Reimbursement

Medicare Severity-Adjusted Diagnosis-Related Group Payments. Sections 1886(d) and 1886(g) of the Social Security Act set forth a system of payments for the operating and capital costs of inpatient acute care hospital admissions based on a prospective payment system. Under the inpatient prospective payment system, Medicare payments for hospital inpatient operating services are made at predetermined rates for each hospital discharge. Discharges are classified according to a system of MS-DRGs, which categorize patients with similar clinical characteristics that are expected to require similar amounts of hospital resources to treat. CMS assigns to each MS-DRG a relative weight that represents the average resources required to treat cases in that particular MS-DRG, relative to the average resources used to treat cases in all MS-DRGs.

The base payment amount for the operating component of the MS-DRG payment is comprised of an average standardized amount that is divided into a labor-related share and a nonlabor-related share. Both the labor-related share of operating base payments and the base payment amount for capital costs are adjusted for geographic variations in labor and capital costs, respectively. These base payments are multiplied by the relative weight of the MS-DRG assigned to each case. The MS-DRG operating and capital base rates, relative weights and geographic adjustment factors are updated annually, with consideration given to: the increased cost of goods and services purchased by hospitals; the relative costs associated with each MS-DRG; and changes in labor data by geographic area. Although these payments are adjusted for area labor and capital cost differentials, the adjustments do not consider an individual hospital’s operating and capital costs. Historically, the average operating and capital costs for our hospitals have exceeded the Medicare rate increases. These annual adjustments are effective for the Medicare fiscal year beginning October 1 of each year and are indicated by the “market basket index” for that year.

Full annual market basket rate increases are only available for those providers who submit their patient care quality indicators data to the HHS Secretary. CMS has expanded through a series of rules the number of quality measures that must be reported to receive the full market basket update. CMS required hospitals to submit 60 quality measures in federal fiscal year 2011 in order to qualify for the full market basket update for federal fiscal year 2013, and the number of measures has decreased to 55 measures required to be reported in federal fiscal year 2012 to receive the full payment update for fiscal year 2014. Failure to submit the required quality indicators will result in a two percentage point reduction to the market basket update.

Outlier Payments. Outlier payments are additional payments made to hospitals for treating Medicare patients that are costlier to treat than the average patient in the same MS-DRG. To qualify as a cost outlier, a hospital’s billed charges, adjusted to cost, must exceed the payment rate for the MS-DRG by a fixed threshold established annually by CMS. The Medicare fiscal intermediary calculates the cost of a claim by multiplying the billed charges by a cost-to-charge ratio that is typically based upon the hospital’s most recently filed cost report. Generally, if the computed cost exceeds the sum of the MS-DRG payment plus the fixed threshold, the hospital receives 80% of the difference as an outlier payment.

Under the Social Security Act, CMS must project aggregate annual outlier payments to all prospective payment system hospitals to be not less than 5% or more than 6% of total MS-DRG payments. CMS adjusts the fixed threshold on an annual basis to bring the outlier percentage within the 5% to 6% parameters. CMS lowered the outlier threshold in federal fiscal year 2012 to $22,385 (from $23,075 in federal fiscal year 2011) to maintain projected outlier payments at 5.1% for the year. Changes to the outlier fixed threshold amount can impact a hospital’s number of cases that qualify for the additional payment and the amount of reimbursement the hospital receives for those cases that qualify. The most recently filed cost reports for our hospitals as of June 30, 2009, 2010 and 2011 reflected outlier payments of $4.2 million, $4.9 million and $4.3 million, respectively. Thus, we do not anticipate that the decreases to the outlier threshold for federal fiscal year 2012 will have a material impact on our results of operations or cash flows.

Disproportionate Share Hospital Payments. Hospitals that treat a disproportionately large number of low-income patients currently receive additional payments from Medicare in the form of DSH payments. DSH payments are determined annually based upon certain statistical information defined by CMS and are calculated as a percentage add-on to the MS-DRG payments. This percentage varies, depending on several factors that include the percentage of low-income patients served. Under the Health Reform Law, beginning in federal fiscal year 2014, Medicare DSH payments will be reduced to 25% of the amount they otherwise would have been absent the new law. The remaining 75% of the amount that would otherwise be paid under Medicare DSH will be effectively pooled, and this pool will be reduced further each year by a formula that reflects reductions in the national level of uninsured who are under 65 years of age. Each DSH hospital will then be paid, out of the reduced DSH payment pool, an amount allocated based upon its level of uncompensated care provided in 2012. It is difficult to predict the full impact of the Medicare DSH reductions. The CBO estimates $22 billion in reductions to Medicare DSH payments between 2010 and 2019, while for the same time period, CMS estimates reimbursement reductions totaling $50 billion. During the year ended June 30, 2010, we recognized $58.8 million of Medicare DSH revenues. Our latest annualized estimate (including the annualized impact of our fiscal year 2011 acquisitions) is approximately $129.2 million.

Direct Graduate and Indirect Medical Education. The Medicare program provides additional reimbursement to approved teaching hospitals for additional expenses incurred by such institutions. This additional reimbursement, which is subject to certain limits, including intern and resident full-time equivalent (“FTE”) limits established in 1996, is made in the form of Direct Graduate Medical Education (“GME”) and Indirect Medical Education (“IME”) payments. The Health Reform Law includes provisions that redistribute GME payments by identifying hospitals that are currently training fewer residents than their FTE limit would permit and reallocating those FTEs to other hospitals. Due to this redistribution, we lost slots at the following three hospitals: Weiss Hospital (2.6 FTEs), West Suburban Medical Center (3.9 FTEs), and Saint Vincent Hospital (4.1 FTEs). CMS reduced the slots effective July 1, 2011. The FTE reductions will prevent these hospitals from realizing additional Medicare payments for graduate medical education costs if the hospitals train residents above their new FTE limits. The Health Reform Law includes provisions that increase flexibility in GME funding rules to incentivize outpatient training. During our fiscal year 2011, thirteen of our hospitals were affiliated with academic institutions and received GME or IME payments. Our most recent cost reports for fiscal 2011 indicated estimated reimbursement (including the annualized impact of our 2011 acquisitions) from GME and IME for combined Medicare and Medicaid programs is approximately $174.2 million. We currently train more than 1,300 residents on a combined basis in these thirteen hospitals.

Hospital acquired conditions and serious medical errors. CMS has set forth a goal to transform Medicare from a passive payer to a value-based payer. As a result, for discharges occurring after October 1, 2008, Medicare no longer assigns an inpatient hospital discharge to a higher paying MS-DRG if a selected HAC was not present on admission. There are currently 12 categories of conditions on the list of HACs. CMS had proposed to add one new HAC category for federal fiscal year 2012—Acute Renal Failure after Contrast Administration (also known as contrast-induced acute kidney injury, or CI-AKI). Based on comments received to this proposal, CMS deferred adoption of this condition as a HAC until coding revisions can be made that better distinguish CI-AKI from other conditions that are captured using the same code. CMS has also established three National Coverage Determinations that prohibit Medicare reimbursement for erroneous surgical procedures performed on an inpatient or outpatient basis. Effective January 1, 2011, hospitals are also required to report HAC infection rates to Medicare as part of overall quality reporting requirements. Hospitals that fail to do so will see a two percentage point reduction in Medicare reimbursement.

Medicare Outpatient Services Reimbursement

CMS reimburses hospital outpatient services and certain Medicare Part B services furnished to hospital inpatients who have no Part A coverage on a prospective payment system (“PPS”) basis. CMS utilizes existing fee schedules to pay for physical, occupational and speech therapies, durable medical equipment, clinical diagnostic laboratory services and nonimplantable orthotics and prosthetics. Freestanding surgery centers and independent diagnostic testing facilities also receive reimbursement from Medicare on a fee schedule basis.

Those hospital outpatient services subject to prospective payment reimbursement are classified into groups called ambulatory payment classifications (“APCs”). Services in each APC are similar clinically and in terms of the resources they require. A payment rate is established for each APC. Depending upon the services provided, a hospital may be paid for more than one APC for a patient visit. CMS periodically updates the APCs and annually adjusts the rates paid for each APC. CMS requires hospitals to submit quality data relating to outpatient care in order to receive the full market basket index increase. CMS required submission of 15 quality measures in 2011 for the 2012 payment determination and requires submission of 23 quality measures in 2012 for the 2013 payment determination. Failure to submit all required measures results in a reduction in the annual payment update by two percentage points.

Rehabilitation Units

CMS reimburses inpatient rehabilitation designated units pursuant to a PPS. Under this PPS, patients are classified into case mix groups based upon impairment, age, comorbidities and functional capability. Inpatient rehabilitation units are paid a predetermined amount per discharge that reflects the patient’s case mix group and is adjusted for area wage levels, low-income patients, rural areas and high-cost outliers. As of December 31, 2011, we operated one rehabilitation hospital and seven inpatient rehabilitation units within our acute care hospitals.

Psychiatric Units

Medicare utilizes a PPS to pay inpatient psychiatric hospitals and units. This system is a per diem PPS with adjustments to account for certain patient and facility characteristics. Additionally, this system includes a stop-loss provision, an “outlier” policy authorizing additional payments for extraordinarily costly cases and an adjustment to the base payment if the facility maintains a full-service emergency department which all of our units qualified for. As of December 31, 2011, we operated 10 psychiatric units within our acute care hospitals subject to this reimbursement methodology.

Federal Fiscal Year 2012 Payment Updates

On August 1, 2011, CMS issued a final rule related to the federal fiscal year 2012 hospital inpatient PPS. In this rule, CMS increased the MS-DRG rate for federal fiscal year 2012 by 1.0%. This net increase reflects the full market basket of 3.0% reduced by the 1.0% productivity and 0.25% reduction required by the Health Reform Law. CMS also applied a documentation and coding adjustment of negative 2.0% in federal fiscal year 2012 to account for increases in aggregate payments during implementation of the MS-DRG system and a 1.1% increase to adjust for wage index litigation. CMS estimates that this increase along with other payment policies and projected utilization will result in $1.13 billion in additional operating payments made under the inpatient hospital prospective payment system in federal fiscal year 2012 than in federal fiscal year 2011. An additional 1.9% documentation and coding adjustment will be necessary in the future, but CMS has not proposed a timeline to implement the remaining reduction although it is possible that it could be applied to the federal fiscal 2013 update.

We have submitted to date the required patient care quality indicators for our hospitals to receive the full market basket index increases for both the inpatient and outpatient prospective payment systems for federal fiscal year 2011. We intend to submit the necessary information to realize the full remaining federal fiscal year 2011 and federal fiscal year 2012 inpatient and outpatient increases as well. However, as additional patient quality indicator reporting requirements are added, system limitations or other difficulties could result in CMS deeming our submissions not timely or not complete to qualify for the full market basket index increases.

Further realignments in the MS-DRG system could also reduce the payments we receive for certain specialties, including cardiology and orthopedics. The more widespread development of specialty hospitals in recent years has caused CMS to focus on payment levels for these specialty services. Changes in the payments for specialty services could adversely impact our revenues.

Impact of Health Reform Law on Medicare Reimbursement

Inpatient Reimbursement. The Health Reform Law provides for annual decreases to the market basket. The Health Reform Law also provides for the following reductions to the market basket update for each of the following federal fiscal years: 0.1% in 2012 and 2013, 0.3% in 2014, 0.2% in 2015 and 2016 and 0.75% in 2017, 2018 and 2019. For federal fiscal year 2012 and each subsequent federal fiscal year, the Health Reform Law provides for the annual market basket update to be further reduced by a productivity adjustment. The amount of that reduction will be the projected, nationwide productivity gains over the preceding 10 years. To determine the projection, HHS will use the Bureau of Labor Statistics (“BLS”) 10-year moving average of changes in specified economy-wide productivity (the BLS data is typically a few years old). The Health Reform Law does not contain guidelines for use by HHS in projecting the productivity figure. The federal fiscal year 2012 market basket reduction resulting from this productivity adjustment and the required base adjustment is 1.17%. CMS estimates that the combined market basket and productivity adjustments will reduce Medicare payments under the inpatient PPS by $112.6 billion from 2010 to 2019. A decrease in payments rates or an increase in rates that is below the increase in our costs may adversely affect our results of operations.

The Health Reform Law also provides for reduced payments to hospitals based on readmission rates. Beginning in federal fiscal year 2013, inpatient payments will be reduced if a hospital experiences “excessive” readmissions within a 30-day period of discharge for heart attack, heart failure, pneumonia or other conditions designated by HHS. Hospitals with what HHS defines as excessive readmissions for these conditions will receive reduced payments for all inpatient discharges, not just discharges relating to the conditions subject to the excessive readmission standard. Each hospital’s performance will be publicly reported by HHS. HHS has the discretion to determine what “excessive” readmissions means, the amount of the payment reduction and other terms and conditions of this program. In federal fiscal year 2013, CMS will reduce payments for readmissions of heart attack, heart failure and pneumonia patients if the hospital from which the patient was discharged has a risk-adjusted ratio of discharges to readmissions that exceeds the national average over a three-year period.

Additionally, the Health Reform Law establishes a value-based purchasing program to further link payments to quality and efficiency. In federal fiscal year 2013, HHS is directed to implement a value-based purchasing program for inpatient hospital services. Beginning in federal fiscal year 2013, CMS will reduce the inpatient PPS payment amount for all discharges by the following: 1% for 2013; 1.25% for 2014; 1.5% for 2015; 1.75% for 2016; and 2% for 2017 and subsequent years. For each federal fiscal year, the total amount collected from these reductions will be pooled and used to fund payments to reward hospitals that meet certain quality performance standards. Payments for federal fiscal year 2013 will be based on each hospital’s performance related to 12 clinical process of care measures and the Hospital Consumer Assessment of Healthcare Providers and Systems (“HCAHPS”) survey for the period July 1, 2011 to March 31, 2012. Performance scores will be used to compare each hospital to other hospitals and to itself (based on improvement) and a hospital’s relative score will determine the total incentive payment to the hospital. Higher performing hospitals will receive higher payments.

Outpatient Reimbursement. In the Calendar Year 2012 Outpatient Prospective Payment System Final Rule, published in the November 30, 2011 Federal Register, CMS established that the payment update for 2012 outpatient hospital payments would be 1.9%, which reflects a market basket increase of 3.0% less a productivity adjustment of 1.0% and a 0.1% reduction required by the Health Reform Law. The Health Reform Law also provides for reductions to the market basket update for each of the following calendar years: 0.1% in 2013, 0.3% in 2014, 0.2% in 2015 and 2016 and 0.75% in 2017, 2018 and 2019. CMS requires hospitals to submit quality data relating to outpatient care in order to receive the full market basket index increase. CMS required submission of 15 quality measures in calendar 2011 for the 2012 payment determination and requires submission of 23 quality measures in 2012 for the 2013 payment determination. Failure to submit the required data results in the market basket index increase for the subsequent calendar being reduced by two percentage points. For calendar year 2012 and each subsequent calendar year, the Health Reform Law provides for an annual market basket update to be further reduced by a productivity adjustment. The amount of that reduction will be the projected, nationwide productivity gains over the preceding 10 years. To determine the projection, HHS will use the BLS 10-year moving average of changes in specified economy-wide productivity (the BLS data is typically a few years old). The Health Reform Law does not contain guidelines for use by HHS in projecting the productivity figure. However, CMS estimates that the combined market basket and productivity adjustments will reduce Medicare payments under the outpatient PPS by $26.3 billion from 2010 to 2019.

Rehabilitation Unit Reimbursement. The market basket increase for hospital rehabilitation units for federal fiscal year 2012 is 2.9% (this compares to 2.5% for fiscal year 2011). However, the Health Reform Law required a 0.19% reduction to the market basket for fiscal year 2012 and a productivity adjustment of 1.0%. Combined with a 0.4% increase due to an increase in estimated outlier payments, the total payment increase for federal fiscal year 2013 is estimated to be approximately 2.2%. The standard federal rate for federal fiscal year 2012 is $14,076. The Health Reform Law also provides for the following reductions to the market basket update for each of the following future federal fiscal years: 0.1% in 2013, 0.3% in 2014, 0.2% in 2015 and 2016 and 0.75% in 2017, 2018 and 2019. For federal fiscal year 2012 and each subsequent federal fiscal year, the Health Reform Law provides for the annual market basket update to be further reduced by a productivity adjustment. The amount of that reduction will be the projected, nationwide productivity gains over the preceding 10 years. To determine the projection, HHS will use the BLS 10-year moving average of changes in specified economy-wide productivity (the BLS data is typically a few years old). The Health Reform Law does not contain guidelines for use by HHS in projecting the productivity figure. However, CMS estimates that the combined market basket and productivity adjustments will reduce Medicare payments under the inpatient rehabilitation units prospective payment system by $5.7 billion from 2010 to 2019. Beginning in federal fiscal year 2014, inpatient rehabilitation units will be required to report quality measures to HHS or will receive a two percentage point reduction to the market basket update. Effective January 1, 2010, rehabilitation units had to comply with new rules regarding preadmission screening, post-admission treatment planning and on-going coordination of care.

Psychiatric Unit Reimbursement. On April 28, 2011, CMS published the final rule for inpatient psychiatric units for rate year 2012, beginning July 1, 2011. Rate year 2012 will span 15 months due to the transition from a rate year to federal fiscal year payment cycle beginning October 1, 2012. The annual market basket update for rate year 2012 is 3.2%. This update will be reduced by the 0.25% adjustment mandated by the Health Reform Law. After application of the market basket update and wage index budget neutrality factor of .9995, the federal per diem base rate for rate year 2012 is $685.21, compared to $665.71 for rate year 2011. The Health Reform Law provides for the following reductions to the market basket update for each of the following rate years: 0.1% in 2012 and 2013, 0.3% in 2014, 0.2% in 2015 and 2016 and 0.75% in 2017, 2018 and 2019. In addition, the Health Reform Law requires that CMS develop a quality reporting program for psychiatric hospitals and units for implementation in July 2013. For rate year 2012 and each subsequent rate year, the Health Reform Law provides for the annual market basket update to be further reduced by a productivity adjustment. The amount of that reduction will be the projected, nationwide productivity gains over the preceding 10 years. To determine the projection, HHS will use the BLS 10-year moving average of changes in specified economy-wide productivity (the BLS data is typically a few years old). The Health Reform Law does not contain guidelines for use by HHS in projecting the productivity figure. However, CMS estimates that the combined market basket and productivity adjustments will reduce Medicare payments under the prospective payment system for inpatient psychiatric hospitals and units by $4.3 billion from 2010 to 2019.

Impact of Budget Control Act of 2011 on Medicare Reimbursement

On August 2, 2011, Congress enacted the Budget Control Act of 2011. This law increased the nation’s borrowing authority while taking steps to reduce federal spending and the deficit. The deficit reduction component is being implemented in two phases. In the first phase, the law imposes caps that reduce discretionary (non-entitlement) spending by more than $900 billion over 10 years, beginning in federal fiscal year 2012. Under a second phase, if certain spending and deficit targets are reached, an enforcement mechanism called “sequestration” will be triggered under which a total of $1.2 trillion in automatic, across-the-board spending reductions must be implemented over 10 years beginning in January 2013. The spending reductions are to be split evenly between defense and non-defense discretionary spending, although certain programs (including the Medicaid and CHIP program) are exempt from these automatic spending reductions, and Medicare expenditures cannot be reduced by more than 2%. If sequestration goes into effect, and these cuts are implemented, Medicare payments to hospitals and for other services could be reduced. Congress may take additional action in 2012 or 2013 to further reduce federal spending and the deficit to avoid sequestration being triggered. If so, Medicare, Medicaid and CHIP spending could be reduced further, and provider payments under those programs could be cut substantially.

Recent proposals to change or cut the Medicare program that might be brought up again before the Committee include the following:

•	raising the age of eligibility from 65 to 67;

•	cuts in supplemental Medicare funding such as IME/GME, DSH and bad debts reimbursement;

•	combining Part A and B deductibles Into a single annual deductible;

•	additional means testing of Medicare;

•	eliminating first-dollar Medigap coverage;

•	shifting coverage of persons dually eligible for Medicare and Medicaid (dual eligibles) to Medicaid; and

•	turning Medicare into a voucher program, and limiting overall federal spending, which could cap Medicare expenditures, forcing deep cuts in the program.

Contractor Reform

In accordance with the Medicare Modernization Act (“MMA”), CMS is implementing contractor reform whereby CMS will competitively bid the Medicare fiscal intermediary and Medicare carrier functions to 15 Medicare Administrative Contractors (“MACs”) covering 10 geographic jurisdictions. Hospital management companies like us have the option to work with the selected MAC in the jurisdiction where a given hospital is located or to use the MAC in the jurisdiction where our home office is located. For hospital management companies, either all hospitals in the system must choose to stay with the MAC chosen for their locality or all hospitals must opt to use the home office MAC. We filed a request for our single home office MAC to serve all of our hospitals, which CMS has granted. Effective in 2020 all of our hospitals will be served by Cahaba GBA. CMS has almost completed the process of awarding contracts for all 15 MAC jurisdictions. Over the next several years, CMS plans to complete the award process and consolidate for 15 to 10 jurisdictions. Individual MAC jurisdictions are in varying phases of transition. All of these changes could impact claims processing functions and the resulting cash flows; however, we are unable to predict the impact that these changes could have, if any, to our cash flows.

Recovery Audit Contractors

The MMA established the RAC three-year demonstration program to detect Medicare overpayments not identified through existing claims review mechanisms. The RAC program relies on private auditing firms to examine Medicare claims filed by healthcare providers. Fees to the RACs are paid on a contingency basis. The RAC program began as a demonstration project in 2005 in three states (New York, California and Florida) and was expanded into the three additional states of Arizona, Massachusetts and South Carolina in July 2007. No RAC audits, however, were initiated at our Arizona or Massachusetts hospitals during the demonstration project. The program was made permanent by the Tax Relief and Health Care Act of 2006 enacted in December 2006. CMS ended the demonstration project in March 2008 and commenced the permanent RAC program in all states beginning in 2009 with a permanent national RAC program in all 50 states in 2010.

In a report issued in July 2008, CMS reported that the RACs in the demonstration project corrected over $1 billion of Medicare improper payments from 2005 through March 2008. Roughly 96% of the improper payments ($992.7 million) were overpayments collected from providers, while the remaining 4% ($37.8 million) were underpayments repaid to providers. Of the overpayments, 85% were collected from inpatient hospital providers, while the other principal collections were 6% from inpatient rehabilitation facilities and 4% from outpatient hospital providers. In the CMS Medicare Fee For Service National RAC Quarterly Newsletter (October 1, 2011 through December 31, 2011), CMS reported that there were a total of $397.8 million in overpayments collected nationwide.

RACs utilize a post-payment targeted review process employing data analysis techniques in order to identify those Medicare claims most likely to contain overpayments, such as incorrectly coded services, incorrect payment amounts, non-covered services and duplicate payments. The RAC review is either “automated,” for which a decision can be made without reviewing a medical record, or “complex,” for which the RAC must contact the provider in order to procure and review the medical record to make a decision about the payment. CMS has given RACs the authority to look back at claims up to three years old, provided that the claim was paid on or after October 1, 2007. Claims identified as overpayments will be subject to the Medicare appeals process.

As to “automated” reviews where a review of the medical record is not required, RACs make claim determinations using proprietary software designed to detect certain kinds of errors where both of the following conditions must apply. First, there must be certainty that the service is not covered or is coded incorrectly. Second, there must be a written Medicare policy, Medicare article or Medicare-sanctioned coding guideline supporting the determination. For example, an automated review could identify when a provider is billing for more units than allowed on one day. However, the RAC may also use automated review even if such written policies don’t exist on certain CMS-approved “clinically unbelievable issues” and when making certain other types of administrative determinations (e.g., duplicate claims, pricing mistakes) when there is certainty that an error exists.

As to “complex” reviews where a review of the medical record is required, RACs make claim determinations when there is a high probability (but not certainty) that a service is not covered, or where no Medicare policy, guidance or Medicare-sanctioned coding guideline exists. It is expected that many complex reviews will be medical necessity audits that assess whether care provided was medically necessary and provided in the appropriate setting. RACs made complex reviews in calendar year 2009 related to DRG validation and coding, and added complex reviews for medical necessity cases in calendar year 2010.

RACs are paid a contingency fee based on the overpayments they identify and collect. Therefore, we expect that the RACs will look very closely at claims submitted by our facilities in an attempt to identify possible overpayments. We believe the claims for reimbursement submitted to the Medicare program by our facilities have been accurate. However, we cannot predict, once our facilities are subject to RAC reviews in all subject matters in the future, the results of such reviews. It is reasonably possible that the aggregate payments that our facilities will be required to return to the Medicare program pursuant to these RAC reviews may have a material adverse effect on our financial position, results of operations or cash flows.

In the September 16, 2011 Federal Register, CMS finalized provisions relating to implementation of a Medicaid RAC program. States were expected to implement their respective RAC programs by January 1, 2012. Medicaid RACs have authority to look back at claims up to three years from the date the claim was paid. States may coordinate with Medicaid RACs regarding recoupment of overpayments and refer suspected fraud and abuse to appropriate law enforcement agencies.

Accountable Care Organizations

The Health Reform Law requires HHS to establish a Medicare Shared Savings Program (“MSSP”) that promotes accountability and coordination of care through the creation of Accountable Care Organizations (“ACOs”). On October 20, 2011, CMS released final regulations regarding the formation of ACOs. Under the final rule, providers eligible to form an ACO independently include any combination of “ACO professionals” (physicians and mid-level providers) in group practice arrangements, networks of individual practices of ACO professionals, partnerships and joint venture arrangements between hospitals and ACO professionals, hospitals employing ACO professionals, Critical Access Hospitals billing under Method II, Federally Qualified Health Centers and Rural Health Clinics. Each ACO must establish a legal entity (e.g., corporation, partnership, LLC) with its own tax identification number that is recognized by state, federal or tribal law, which can receive and distribute any shared savings bonuses, repay shared losses for which the ACO may be responsible, collect and report data, and ensure provider compliance with program standards. An integrated provider (e.g., a hospital with employed physicians) could use its existing entity for this purpose as long as it meets CMS’ criteria; however, a new, separate legal entity would need to be established if that provider wishes to partner with any independent provider. The governing body of the ACO must have responsibility for oversight and strategic direction of the ACO and a transparent governing process. The governing body must have a fiduciary responsibility to the ACO. In addition, the governing body of the ACO must be structured so as to allow for meaningful participation and at least 75% of the governing body must be providers who are ACO “participants.” CMS may allow for some flexibility in governing body composition.

The Health Reform Law requires that each ACO have a minimum of 5,000 assigned Medicare fee-for-service beneficiaries. CMS will retroactively assign beneficiaries to ACOs based on the primary care physician from whom each beneficiary receives a plurality of his or her primary care. A three year term is retained for ACOs approved for participation after 2012. For ACOs approved in 2012, the start dates are either April 1, 2012 (with a term of three years and nine months), or July 1, 2012 (with a term of three years and six months). The performance of each ACO will be measured from January 1 of that year, with the exception of ACOs approved in 2012, which will have an initial performance year measured from the start date through the end of 2013.

ACOs have the option to choose between two risk models. Under the first track, ACOs are eligible to receive shared savings in all three years of the agreement. An ACO on the first track would be eligible to receive up to 50% of shared savings, up to a cap equal to 10% of the expenditure. ACOs that incur a net loss under the first track may contract for another term under the second track, subject to certain conditions. ACOs that select the second track would be at risk for shared losses in all three years but would be eligible to receive a higher percentage of shared savings than ACOs in the first track. ACOs in the second track would be eligible to receive up to 60% of their shared savings, up to a cap equal to 15% of the expenditure benchmark. However, these ACOs would also be liable for shared losses if expenditures exceed the benchmark by more than 2%, with such losses capped at 5% of the expenditure benchmark during the first year, 7.5% in the second year and 10% in the third year.

In order to receive shared savings, ACOs would be responsible for meeting 33 separate quality and performance measures grouped into four domains. CMS could terminate an ACO’s contract for failure to achieve the quality performance standard on 70% of the measures in each domain. CMS will provide a warning if the ACO is not meeting its quality performance benchmarks, and if the ACO continues to underperform, its participation in the MSSP will be terminated. ACOs will also be monitored and potentially subject to termination for avoidance of at-risk patients.

CMS recognizes that there are additional federal laws and regulations implicated by the formation and operation of an ACO. Therefore, it has partnered with other federal agencies to issue joint guidance and proposed rules related to the formation and operation of ACOs. CMS-approved ACOs are clinically integrated for antitrust purposes and participation in a CMS-approved ACO will not jeopardize tax-exempt status or result in unrelated business income. On November 2, 2011, the OIG and CMS released an interim final rule with comment period regarding five proposed waivers as follows: ACO pre-participation waiver; ACO participation waiver; shared savings distributions waiver; compliance with physician self-referral (“Stark”) waiver and patient incentive waiver. The waivers apply only to ACOs with a bona fide intent to participate in, or that actually participate in, the MSSP.

CMS estimates that approximately 50-270 organizations will enter into ACO agreements with an average aggregate start-up cost estimate of $29 million to $157 million. Further, CMS estimates a total aggregate median impact of $1.31 billion in bonus payments to ACOs for CYs 2012-2015.

On May 17, 2011, CMS issued a Request for Applications for participants in an alternative ACO model, the “Pioneer ACO” model. The model appears to be a response to criticism by healthcare organizations and industry stakeholders of the ACO model set forth in the March 31, 2011 proposed regulations regarding ACOs and may cause some organizations that had decided not to participate as a Medicare ACO to reconsider that decision. The Pioneer ACO model generally requires compliance with MSSP ACO program rules in the final regulations, but differs from the finalized MSSP ACO model in the following ways, among others:

•	the first two years of the core Pioneer ACO Model are a shared savings payment arrangement with higher levels of savings and risk than in the Shared Savings Program.

•

starting in year three of the initiative, those organizations that have shown a certain minimum amount of savings over the first two years will be eligible to make a transition away from fee-for-service payment to population-based payment and full risk arrangements that can continue through optional years four and five.

•

pioneer ACOs are required to negotiate similar outcomes-based payment arrangements with other payers by the end of the second year, and fully commit their business and care models to offering seamless, high quality care.

•	pioneer ACOs must generally be responsible for the care of at least 15,000 aligned beneficiaries (5,000 for rural ACOs).

Organizations interested in becoming Pioneer ACOs were required to submit a non-binding letter of intent to CMS by June 30, 2011 and applications for the Pioneer ACO program were due on August 19, 2011. Our facilities submitted two applications to join this program in August 2011. In December 2011, CMS selected 32 applicants to become Pioneer ACOs through an open and competitive process from a large applicant pool. Applications were reviewed by a panel of experts from HHS as well as from external organizations, with expertise in the areas of provider payment policy, care improvement and coordination, primary care, and care of vulnerable populations. Our Michigan Pioneer ACO was selected to become a Pioneer ACO and sign a final agreement with CMS. We expect to continue to explore opportunities to develop or enhance ACOs in our markets.

Bundled Payment Pilot Programs

The Health Reform Law requires HHS to establish a five-year, voluntary national bundled payment pilot program for Medicare services beginning no later than January 1, 2013. Under the program, providers would agree to receive one payment for services provided to Medicare patients for certain medical conditions or episodes of care. HHS will have the discretion to determine how the program will function. For example, HHS will determine what medical conditions will be included in the program and the amount of the payment for each condition. In addition, the Health Reform Law provides for a five-year bundled payment pilot program for Medicaid services. HHS will select up to eight states to participate based on the potential to lower costs under the Medicaid program while improving care. State programs may target particular categories of beneficiaries, selected diagnoses or geographic regions of the state. The selected state programs will provide one payment for both hospital and physician services provided to Medicaid patients for certain episodes of inpatient care. For both pilot programs, HHS will determine the relationship between the programs and restrictions in certain existing laws, including the Civil Monetary Penalty Law, the Anti-Kickback Statute, the Stark Law and HIPAA privacy, security and transaction standard requirements. However, the Health Reform Law does not authorize HHS to waive other laws that may impact the ability of hospitals and other eligible participants to participate in the pilot programs, such as antitrust laws.

Managed Medicare

Under the MA program, the federal government contracts with private health plans to provide inpatient and outpatient benefits to Medicare beneficiaries who enroll in such plans. Nationally, approximately 24% of Medicare beneficiaries have elected MA plans. Beginning in 2014, the Health Reform Law requires MA plans to keep annual administrative costs lower than 15% of annual premium revenue. Beginning in 2012, the Health Reform Law also phases in reductions to MA plans to more closely align MA benchmarks with traditional fee-for-service Medicare. In addition, the Health Reform law implements fee payment adjustments based on service benchmarks and quality ratings. The CBO estimated $136 billion in savings between 2010 and 2019 as a result of these changes. These reductions to MA plan premium payments may cause plans to raise premium or limit benefits, which in turn might cause some Medicare beneficiaries to terminate their MA coverage and enroll in traditional Medicare.

Medicaid

Medicaid programs are funded jointly by the federal government and the states and are administered by states under approved plans. Most state Medicaid program payments are made under a prospective payment system or are based on negotiated payment levels with individual hospitals. Medicaid reimbursement is less than Medicare reimbursement for the same services and is often less than a hospital’s cost of services. Many states have recently reduced or are currently considering legislation to reduce the level of Medicaid funding (including upper payment limits) or program eligibility that could adversely affect future levels of Medicaid reimbursement received by our hospitals. As a result of recent actions or proposed actions in the states in which we operate, management estimates and expects an overall Medicaid reimbursement rate decrease of 2% to 3% in 2011 and 2012. As permitted by law, certain states in which we operate have adopted broad-based provider taxes to fund their Medicaid programs. Since states must operate with balanced budgets and since the Medicaid program is often the state’s largest program, states may consider further reductions in their Medicaid expenditures.

Disproportionate Share Payments

Certain states in which we operate provide DSH payments to hospitals that treat a disproportionately large number of low-income patients as part of their state Medicaid programs, similar to DSH payments received from Medicare. During the year ended June 30, 2010, we recognized revenues of approximately $29.1 million related to Medicaid DSH reimbursement payments. We estimate that annualized Medicaid DSH reimbursement approximates $64.0 million (including the annualized impact of our fiscal 2011 acquisitions). These amounts do not include our revenues recognized from payments related to various Upper Payment Limit, Provider Tax Assessment and Community Benefit programs, which totaled $35.6 million during fiscal 2010. We estimate that the annualized reimbursement under these programs approximates $300.0 million with $90.0 million of related payments (including the annualized impact of our fiscal 2011 acquisitions). These programs are separate from DSH. The states in which we operate continually assess the level of expenditures for these types of federal matching programs. The State of Texas is currently considering changes to its Upper Payment Limit program that could have an adverse impact on our reimbursement under the program if implemented.

Medicaid Electronic Health Record Incentive Payments

The Medicaid EHR Incentive Program provides incentive payments to eligible hospitals and professionals as they adopt, implement, upgrade or demonstrate meaningful use of certified EHR technology in their first year of participation and demonstrate meaningful use for up to five remaining participation years. Medicaid EHR incentive payments to hospitals and professionals are 100% federally funded; however, the Medicaid EHR incentive program is voluntarily offered by individual states. Although CMS established January 3, 2011 as the earliest date states could offer Medicaid EHR incentive payments if they so choose, states must develop and receive CMS approval of state plans prior to offering Medicaid incentive payments. During the six months ended June 30, 2011, we acquired certified EHR technology for most of our acute care hospitals in Michigan. As a result, we recognized $11.9 million of non-patient revenues related to estimated combined Medicaid and Medicare EHR incentives. During the six months ended December 31, 2011 we recognized $22.6 million of other income related to Medicaid and Medicare EHR incentives. Not all states for which CMS has issued approval have become fully operational for providers to register for Medicaid EHR incentive payments. We attested our qualification for Medicaid EHR incentive payments for our Texas hospitals in early fiscal year 2012. Arizona, Illinois and Massachusetts are not yet ready for us to begin the attestation process. The final Medicaid incentive payment amount to which a provider is entitled is determined by several variables that are subject to validation by the state prior to such payment being issued.

Impact of Health Reform Law on Medicaid Reimbursement

The Health Reform Law requires states to expand Medicaid coverage to all individuals under age 65 with incomes up to 133% of the federal poverty level by 2014, but such limit effectively increases to 138% with the “5% income disregard” provision. Effective March 23, 2010, the Health Reform Law requires states to at least maintain Medicaid eligibility standards established prior to the enactment of the law for adults until January 1, 2014 and for children until October 1, 2019. However, states with budget deficits may seek exemptions from this requirement to address eligibility standards that apply to adults making more than 133% of the federal poverty level.

The Health Reform Law increases federal funding for Medicaid Integrity Contractors (“MIC”), private contractors who perform post-payment audits of Medicaid claims to identify overpayments, for federal fiscal years 2011 and beyond. Through the Deficit Reduction Act of 2005, Congress expanded the federal government’s involvement in fighting fraud, waste and abuse in the Medicaid program. MICs are assigned to five geographic regions and have commenced audits in several of the states assigned to those regions. The Health Reform Law also expanded the scope of RAC programs to include Medicaid by requiring all states to enter into contracts with RACs by December 31, 2010. However, CMS has not yet announced when states must fully implement such programs. CMS originally announced enforcement would begin April 1, 2011, but this deadline has been extended to a yet to be determined date.

The Health Reform Law will also reduce funding for the Medicaid DSH hospital program in federal fiscal years 2014 through 2020 by the following amounts: 2014—$500 million; 2015—$600 million; 2016—$600 million; 2017—$1.8 billion; 2018—$5 billion; 2019—$5.6 billion; and 2020—$4 billion. How such cuts are allocated among the states and how the states allocate these cuts among providers have yet to be determined.

The Health Reform Law also requires HHS to issue Medicaid regulations effective July 1, 2011 to prohibit federal payments to states for amounts expended for providing medical assistance for health care-acquired conditions. On June 1, 2011, CMS issued final rules designed to implement that provision of the Health Reform Law.

Managed Medicaid

Managed Medicaid programs represent arrangements where states contract with one or more entities for patient enrollment, care management and claims adjudication for enrollees in their state Medicaid programs. The states usually do not give up program responsibilities for financing, eligibility criteria and core benefit plan design. We generally contract directly with one of the designated entities, usually a managed care organization. The provisions of these programs are state-specific. Enrollment in managed Medicaid plans has increased in recent years, as state governments seek to control the cost of Medicaid programs. However, general economic conditions in the states in which we operate may require reductions in premium payments to these plans and may reduce reimbursement received from these plans.

Annual Cost Reports

All hospitals participating in the Medicare and Medicaid programs are required to meet specific financial reporting requirements. Federal and, where applicable, state regulations require submission of annual cost reports identifying medical costs and expenses associated with the services provided by each hospital to Medicare beneficiaries and Medicaid recipients. Moreover, annual cost reports required under the Medicare and Medicaid programs are subject to routine audits, which may result in adjustments to the amounts ultimately determined to be due to us under these reimbursement programs. The audit process takes several years to reach the final determination of allowable amounts under the programs. Providers also have the right of appeal, and it is common to contest issues raised in audits of prior years’ reports.

Many prior year cost reports of our facilities are still open. If any of our facilities are found to have been in violation of federal or state laws relating to preparing and filing of Medicare or Medicaid cost reports, whether prior to or after our ownership of these facilities, we and our facilities could be subject to substantial monetary fines, civil and criminal penalties and exclusion from participation in the Medicare and Medicaid programs. With the exception of the DMC acquisition, if an allegation is lodged against one of our facilities for a violation occurring during the time period before we acquired the facility, we may have indemnification rights against the seller of the facility to us. With the exception of the DMC acquisition, in our acquisitions, we have negotiated customary indemnification and hold harmless provisions for any damages we may incur in these areas. In the DMC acquisition, to the extent that we incur liability arising out of a violation or alleged violation by DMC prior to the closing of the DMC acquisition of certain stipulated healthcare laws, if payments exceed $25.0 million, we have the right to offset such excess payments against certain capital expenditure commitments.

Managed Care and Other Private Insurers

Managed care providers, including health maintenance organizations, preferred provider organizations, other private insurance companies and employers, are organizations that provide insurance coverage and a network of healthcare providers to members for a fixed monthly premium. To attract additional volume, most of our hospitals offer discounts from established charges or prospective payment systems to these large group purchasers of healthcare services. These discount programs often limit our ability to increase charges in response to increasing costs. However, as part of our business strategy, we have been able to renegotiate payment rates on many of our managed care contracts to improve our operating margin. While we generally received annual average payment rate increases of 3% to 9% from non-governmental managed care payers during fiscal year 2011, there can be no assurance that we will continue to receive increases in the future and that patient volumes from these payers will not be adversely affected by rate negotiations. These contracts often contain exclusions, carve-outs, performance criteria and other provisions and guidelines that require our constant focus and attention. Also, it is not clear what impact, if any, the increased obligations on managed care payers and other health plans imposed by the Health Reform Law will have on our ability to negotiate reimbursement increases. Patients who are members of managed care plans are not required to pay us for their healthcare services except for coinsurance and deductible portions of their plan coverage calculated after managed care discounts have been applied. While the majority of our admissions and revenues are generated from patients covered by managed care plans, the percentage may decrease in the future due to increased Medicare utilization associated with the aging U.S. population. We experienced a decrease in managed care patient days as a percentage of total patient days to 20.2% during the year ended June 30, 2011 compared to 22.6% for the year ended June 30, 2010. On a same hospital basis, managed care patient days as a percentage of total patient days decreased to 21.7% during the year ended June 30, 2011 compared to 22.6% during the year ended June 30, 2010.

Self-Pay Patients

Self-pay patients are patients who do not qualify for government programs payments, such as Medicare and Medicaid, who do not qualify for charity care under our guidelines and who do not have some form of private insurance. These patients are responsible for their own medical bills. We also include in our self-pay accounts those unpaid coinsurance and deductible amounts for which payment has been received from the primary payer.

Effective for service dates on or after April 1, 2009, as a result of a state mandate, we implemented a new uninsured discount policy for those patients receiving services in our Illinois hospitals who had no insurance coverage and who did not otherwise qualify for charity care under our guidelines. Under this policy, we apply an uninsured discount (calculated as a standard percentage of gross charges) at the time of patient billing and include this discount as a reduction to patient service revenues. We implemented this policy in our Phoenix and San Antonio facilities effective July 1, 2009. These discounts were approximately $11.7 million, $215.7 million, $277.2 million and $214.5 million for the years ended June 30, 2009, 2010 and 2011 and the six months ended December 31, 2011, respectively.

A significant portion of our self-pay patients are admitted through our hospitals’ emergency departments and often require high-acuity treatment. The Emergency Medical Treatment and Active Labor Act (“EMTALA”) requires any hospital that participates in the Medicare program to conduct an appropriate medical screening examination of every person who presents to the hospital’s emergency room for treatment and, if the individual is suffering from an emergency medical condition, to either stabilize that condition or make an appropriate transfer of the individual to a facility that can handle the condition. The obligation to screen and stabilize emergency medical conditions exists regardless of an individual’s ability to pay for treatment. High-acuity treatment is more costly to provide and, therefore, results in higher billings, which are the least collectible of all accounts. We believe self-pay patient volumes and revenues have been impacted during the last two years due to a combination of broad economic factors, including reductions in state Medicaid budgets, increasing numbers of individuals and employers who choose not to purchase insurance and an increased burden of coinsurance and deductibles to be made by patients instead of insurers.

Self-pay accounts pose significant collectability problems. At December 31, 2011, approximately 23.6% of our accounts receivable, prior to the allowance for doubtful accounts, contractual allowances and the charity care allowance, was comprised of self-pay accounts. The majority of our provision for doubtful accounts relates to self-pay patients. As of June 30, 2011, our combined allowances for doubtful accounts, uninsured discounts and charity care covered approximately 92.5% of our self-pay receivables on a same hospital basis. Until the Health Reform Law is implemented, we remain vulnerable to further increased self-pay utilization. We are taking multiple actions in an effort to mitigate the effect on us of the high number of uninsured patients and the related economic impact. These initiatives include conducting detailed reviews of intake procedures in hospitals facing the greatest pressures and applying these intake best practices to all of our hospitals. We developed hospital-specific reports detailing collection rates by type of patient to help the hospital management teams better identify areas of vulnerability and opportunities for improvement. Also, we completely redesigned our self-pay collection workflows, enhanced technology and improved staff training in an effort to increase collections.

The Health Reform Law requires health plans to reimburse hospitals for emergency services provided to enrollees without prior authorization and without regard to whether a participating provider contract is in place. Further, the Health Reform Law contains provisions that seek to decrease the number of uninsured individuals, including requirements, which do not become effective until 2014, for individuals to obtain, and employers to provide, insurance coverage. These mandates may reduce the financial impact of screening for and stabilizing emergency medical conditions. However, many factors are unknown regarding the impact of the Health Reform Law, including how many previously uninsured individuals will obtain coverage as a result of the new law or the change, if any, in the volume of inpatient and outpatient hospital services that are sought by and provided to previously uninsured individuals. In addition, it is difficult to predict the full impact of the Health Reform Law due to the law’s complexity, lack of implementing regulations or interpretive guidance, gradual implementation and possible amendment.

We do not pursue collection of amounts due from uninsured patients that qualify for charity care under our guidelines (currently those uninsured patients whose incomes are equal to or less than 200% of the current federal poverty guidelines set forth by HHS). We exclude charity care accounts from revenues when we determine that the account meets our charity care guidelines. We provide expanded discounts from billed charges and alternative payment structures for uninsured patients who do not qualify for charity care but meet certain other minimum income guidelines, primarily those uninsured patients with incomes between 200% and 500% of the federal poverty guidelines. During our fiscal years ended June 30, 2009, 2010 and 2011 and the six months ended December 31, 2011, we deducted $91.8 million, $87.7 million, $121.5 million and $111.7 million of charity care from gross charges, respectively.

Government Regulation and Other Factors

Overview

All participants in the healthcare industry are required to comply with extensive government regulation at the federal, state and local levels. In addition, these laws, rules and regulations are extremely complex and the healthcare industry has had the benefit of little or no regulatory or judicial interpretation of many of them. Although we believe we are in compliance in all material respects with such laws, rules and regulations, if a determination is made that we were in material violation of such laws, rules or regulations, our business, financial condition or results of operations could be materially adversely affected. If we fail to comply with applicable laws and regulations, we can be subject to criminal penalties and civil sanctions and our hospitals can lose their licenses and their ability to participate in the Medicare and Medicaid programs. President Obama issued an Executive Order on January 18, 2011 that requires every federal agency to conduct a systematic review of existing regulations and propose a plan to modify, streamline or repeal regulations that are no longer effective or overly burdensome. This Executive Order may result in revisions to health care regulations, the nature and impact of which cannot be predicted.

Licensing, Certification and Accreditation

Healthcare facility construction and operation is subject to federal, state and local regulations relating to the adequacy of medical care, equipment, personnel, operating policies and procedures, fire prevention, rate-setting and compliance with building codes and environmental protection laws. Our facilities also are subject to periodic inspection by governmental and other authorities to assure continued compliance with the various standards necessary for licensing and accreditation. We believe that all of our operating healthcare facilities are properly licensed under appropriate state healthcare laws.

All of our operating hospitals are certified under the Medicare program and all except two of our hospitals, which are accredited by the Healthcare Facilities Accreditation Program, are accredited by The Joint Commission (formerly known as The Joint Commission on Accreditation of Healthcare Organizations), the effect of which is to permit the facilities to participate in the Medicare and Medicaid programs. If any facility loses its accreditation by The Joint Commission, or otherwise loses its certification under the Medicare program, then the facility will be unable to receive reimbursement from the Medicare and Medicaid programs. We intend to conduct our operations in compliance with current applicable federal, state, local and independent review body regulations and standards. The requirements for licensure, certification and accreditation are subject to change and, in order to remain qualified, we may need to make changes in our facilities, equipment, personnel and services.

Certificates of Need

In some states, the construction of new facilities, acquisition of existing facilities or addition of new beds or services may be subject to review by state regulatory agencies under a Certificate of Need program. Illinois, Michigan and Massachusetts are the only states in which we currently operate that require approval under a Certificate of Need program. These laws generally require appropriate state agency determination of public need and approval prior to the addition of beds or services or other capital expenditures. Failure to obtain necessary state approval can result in the inability to expand facilities, add services, acquire a facility or change ownership. Further, violation of such laws may result in the imposition of civil sanctions or the revocation of a facility’s license.

Utilization Review

Federal law contains numerous provisions designed to ensure that services rendered by hospitals to Medicare and Medicaid patients meet professionally recognized standards and are medically necessary and that claims for reimbursement are properly filed. These provisions include a requirement that a sampling of admissions of Medicare and Medicaid patients be reviewed by quality improvement organizations that analyze the appropriateness of Medicare and Medicaid patient admissions and discharges, quality of care provided, validity of diagnosis related group classifications and appropriateness of cases of extraordinary length of stay or cost. Quality improvement organizations may deny payment for services provided, assess fines and recommend to HHS that a provider not in substantial compliance with the standards of the quality improvement organization be excluded from participation in the Medicare program. Most non-governmental managed care organizations also require utilization review.

There has been recent increased scrutiny of a hospital’s “Medicare Observation Rate” from outside auditors, government enforcement agencies and industry observers. The term “Medicare Observation Rate” is defined as total unique observation claims divided by the sum of total unique observation claims and total inpatient short-stay acute care hospital claims. A low rate may raise suspicions that a hospital is inappropriately admitting patients that could be cared for in an observation setting. On April 11, 2011, Tenet filed a complaint against CHS alleging that CHS admitted patients at a higher rate than was medically necessary, resulting in higher reimbursements than it should have received. As support for its allegation, Tenet cited CHS’ Medicare Observation Rate for CY 2009 of 5.11%, compared with a national average rate of 12.6% for the same period (as such national average was reported by Tenet in Exhibit 99.2 to its Form 8-K dated April 11, 2011), and CHS’ use of its own internally-developed admission criteria. Tenet reported in its Form 8-K that its source for the national average figure was CMS’ Outpatient SAFs for CYs 2006-2009 and the Inpatient Prospective Payment System SAFs for CYs 2006-2009. Our rate for CY 2009 was 10.8%, as compared to the national rate of 12.6%. In our affiliated hospitals, we use the independent, evidence-based clinical criteria developed by McKesson Corporation, commonly known as InterQual Criteria, to determine whether a patient qualifies for inpatient admission. On April 25, 2011, CHS filed a Form 8-K notifying investors that it received confirmation from the DOJ that the government considers Tenet’s allegations to be related to ongoing qui tam suits filed against CHS in Texas and Indiana. The government has consolidated its investigation of CHS related to the Tenet allegations and the qui tam suits. CHS also stated that HHS has begun a national audit of certain of CHS’ Medicare claims related to the allegations. On May 18, 2011, CHS filed a Form 8-K to further notify investors that it had received a subpoena from the SEC on May 13, 2011, requesting documents relating to emergency room admissions and other observation practices at its hospitals and on May 16, 2011, received a subpoena from the OIG for patient medical records from a CHS facility in Tennessee. The industry may anticipate increased regulatory scrutiny of inpatient admission decisions and the Medicare Observation Rate in the future.

Federal Healthcare Program Statutes and Regulations

Participation in any federal healthcare program, such as the Medicare and Medicaid programs, is regulated heavily by statute and regulation. If a hospital provider fails to substantially comply with the numerous conditions of participation in the Medicare or Medicaid program or performs specific prohibited acts, the hospital’s participation in the Medicare program may be terminated or civil or criminal penalties may be imposed upon it under provisions of the Social Security Act and other statutes.

On January 18, 2011, President Obama signed Executive Order 13563, requiring federal agencies to develop plans to periodically review existing significant regulations to identify outmoded, ineffective, insufficient or excessively burdensome regulations and to modify, streamline, expand, or repeal the regulations as appropriate. On May 26, 2011, the OMB released preliminary regulatory review plans from 30 federal agencies, including HHS. The HHS plan specifically references 79 existing or proposed regulations for review. Seventeen of these existing or proposed regulations are under the authority of CMS. The CMS regulations designated for review and revision and that are relevant to our operations include rules related to:

•	hospital cost reporting of pension costs;

•	conditions of participation for hospitals and other healthcare facilities;

•	inpatient rehabilitation unit payment systems;

•	outpatient hospital physician supervision requirements;

•	Medicare reconsideration and appeals processes;

•	Medicare Advantage and prescription drug plan marketing rules and comment process for annual policy changes;

•	physician documentation requirements;

•	ambulatory surgical center same-day services rules;

•	Medicaid home and community-based services waivers; and

•	State Innovation Waivers under the Health Reform Law.

The preliminary plan also notes that CMS has approximately 80 additional regulatory reform proposals under review and development. The HHS proposed plan also includes four HIPAA-related provisions for review that may be relevant to our operations. Although the regulatory review process is intended to result in less regulatory burden, the results of these reviews are uncertain and may result in regulatory changes that could adversely affect our operations.

Anti-Kickback Statute

A section of the Social Security Act known as the federal Anti-Kickback Statute prohibits providers and others from soliciting, receiving, offering or paying, directly or indirectly, any remuneration with the intent of generating referrals or orders for services or items covered by a federal healthcare program. Courts have interpreted this statute broadly and held that there is a violation of the Anti-Kickback Statute if just one purpose of the remuneration is to generate referrals, even if there are other lawful purposes. Furthermore, the Health Reform Law provides that knowledge of the Anti-Kickback Statute or the intent to violate the law is not required. Violation of this statute is a felony, including criminal penalties of imprisonment or criminal fines up to $25,000 for each violation, but it also includes civil money penalties of up to $50,000 per violation, damages up to three times the total amount of the improper payment to the referral source and exclusion from participation in Medicare, Medicaid or other federal healthcare programs. The Health Reform Law provides that submission of a claim for services or items generated in violation of the Anti-Kickback Statute constitutes a false or fraudulent claim and may be subject to additional penalties under the federal False Claims Act.

The OIG has published final safe harbor regulations that outline categories of activities that are deemed protected from prosecution under the Anti-Kickback Statute. Currently there are safe harbors for various activities, including the following: investment interests, space rental, equipment rental, practitioner recruitment, personal services and management contracts, sale of practice, referral services, warranties, discounts, employees, group purchasing organizations, waiver of beneficiary coinsurance and deductible amounts, managed care arrangements, obstetrical malpractice insurance subsidies, investments in group practices, ambulatory surgery centers and referral agreements for specialty services.

The fact that conduct or a business arrangement does not fall within a safe harbor does not automatically render the conduct or business arrangement illegal under the Anti-Kickback Statute. The conduct or business arrangement, however, does increase the risk of scrutiny by government enforcement authorities. We may be less willing than some of our competitors to take actions or enter into business arrangements that do not clearly satisfy the safe harbors. As a result, this unwillingness may put us at a competitive disadvantage.

The OIG, among other regulatory agencies, is responsible for identifying and eliminating fraud, abuse and waste. The OIG carries out this mission through a nationwide program of audits, investigations and inspections. In order to provide guidance to healthcare providers, the OIG has from time to time issued “fraud alerts” that, although they do not have the force of law, identify features of a transaction that may indicate that the transaction could violate the Anti-Kickback Statute or other federal healthcare laws. The OIG has identified several incentive arrangements as potential violations, including:

•	payment of any incentive by the hospital when a physician refers a patient to the hospital;

•	use of free or significantly discounted office space or equipment for physicians in facilities usually located close to the hospital;

•	provision of free or significantly discounted billing, nursing or other staff services;

•	free training for a physician’s office staff, including management and laboratory techniques;

•	guarantees that provide that, if the physician’s income fails to reach a predetermined level, the hospital will pay any portion of the remainder;

•	low-interest or interest-free loans, or loans which may be forgiven, if a physician refers patients to the hospital;

•	payment of the costs of a physician’s travel and expenses for conferences or a physician’s continuing education courses;

•	coverage on the hospital’s group health insurance plans at an inappropriately low cost to the physician;

•	rental of space in physician offices, at other than fair market value terms, by persons or entities to which physicians refer;

•	payment of services which require few, if any, substantive duties by the physician, or payment for services in excess of the fair market value of the services rendered; or

•	“gain sharing,” the practice of giving physicians a share of any reduction in a hospital’s costs for patient care attributable in part to the physician’s efforts.

The OIG has encouraged persons having information about hospitals who offer the types of incentives listed above to physicians to report such information to the OIG. The OIG also issues “Special Advisory Bulletins” as a means of providing guidance to healthcare providers. These bulletins, along with other “fraud alerts,” have focused on certain arrangements between physicians and providers that could be subject to heightened scrutiny by government enforcement authorities, including “suspect” joint ventures where physicians may become investors with the provider in a newly formed joint venture entity where the investors refer their patients to this new entity, and are paid by the entity in the form of “profit distributions.” These subject joint ventures may be intended not so much to raise investment capital legitimately to start a business, but to lock up a stream of referrals from the physician investors and to compensate them indirectly for these referrals. Because physician investors can benefit financially from their referrals, unnecessary procedures and tests may be ordered or performed, resulting in unnecessary Medicare expenditures.

Similarly, in a Special Advisory Bulletin issued in April 2003, the OIG focused on “questionable” contractual arrangements where a healthcare provider in one line of business (the “Owner”) expands into a related healthcare business by contracting with an existing provider of a related item or service (the “Manager/Supplier”) to provide the new item or service to the Owner’s existing patient population, including federal healthcare program patients (so called “suspect Contractual Joint Ventures”). The Manager/Supplier not only manages the new line of business, but may also supply it with inventory, employees, space, billing, and other services. In other words, the Owner contracts out substantially the entire operation of the related line of business to the Manager/Supplier—otherwise a potential competitor—receiving in return the profits of the business as remuneration for its referrals. The Bulletin lists the following features of these “questionable” contractual relationships. First, the Owner expands into a related line of business, which is dependent on referrals from, or other business generated by, the Owner’s existing business. Second, the Owner neither operates the new business itself nor commits substantial financial, capital or human resources to the venture. Instead, it contracts out substantially all of the operations of the new business. The Manager/Supplier typically agrees to provide not only management services, but also a range of other services, such as the inventory necessary to run the business, office and healthcare personnel, billing support, and space. Third, the Manager/Supplier is an established provider of the same services as the Owner’s new line of business. In other words, absent the contractual arrangement, the Manager/Supplier would be a competitor of the new line of business, providing items and services in its own right, billing insurers and patients in its own name, and collecting reimbursement. Fourth, the Owner and the Manager/Supplier share in the economic benefit of the Owner’s new business. The Manager/Supplier takes its share in the form of payments under the various contracts with the Owner; the Owner receives its share in the form of the residual profit from the new business. Fifth, aggregate payments to the Manager/Supplier typically vary with the value or volume of business generated for the new business by the Owner. We monitor carefully our contracts with other healthcare providers and attempt to not allow our facilities to enter into these suspect Contractual Joint Ventures.

In addition to issuing fraud alerts and Special Advisory Bulletins, the OIG from time to time issues compliance program guidance for certain types of healthcare providers. In January 2005, the OIG published a Supplemental Compliance Guidance for Hospitals, supplementing its 1998 guidance for the hospital industry. In the supplemental guidance, the OIG identifies a number of risk areas under federal fraud and abuse statutes and regulations. These areas of risk include compensation arrangements with physicians, recruitment arrangements with physicians and joint venture relationships with physicians. In addition, the Health Reform Law includes provisions that would revise the scienter requirements such that a person need not have actual knowledge of the Anti-Kickback Statute or intent to violate the Anti-Kickback Statute to be found guilty of a violation.

We have a variety of financial relationships with physicians who refer patients to our hospitals. As of December 31, 2011, physicians owned interests in our two freestanding surgery centers in California, our freestanding surgery center in Harlingen, Texas and seven of our diagnostic imaging centers in San Antonio, Texas. We may sell ownership interests in certain of our other facilities to physicians and other qualified investors in the future. We also have contracts with physicians providing for a variety of financial arrangements, including employment contracts, leases and professional service agreements. We have provided financial incentives to recruit physicians to relocate to communities served by our hospitals, including income and collection guarantees and reimbursement of relocation costs, and will continue to provide recruitment packages in the future. Although we have established policies and procedures to ensure that our arrangements with physicians comply with current law and applicable regulations, we cannot assure you that regulatory authorities that enforce these laws will not determine that some of these arrangements violate the Anti-Kickback Statute or other applicable laws. An adverse determination could subject us to liabilities under the Social Security Act, including criminal penalties, civil monetary penalties and exclusion from participation in Medicare, Medicaid or other federal healthcare programs, any of which could have a material adverse effect in our business, financial condition or results of operations.

Other Fraud and Abuse Provisions

The Social Security Act also imposes criminal and civil penalties for submitting false claims to Medicare and Medicaid. False claims include, but are not limited to, billing for services not rendered, misrepresenting actual services rendered in order to obtain higher reimbursement and cost report fraud. Like the Anti-Kickback Statute, these provisions are very broad. Further, the Social Security Act contains civil penalties for conduct including improper coding and billing for unnecessary goods and services. Under the Health Reform Law, civil penalties may be imposed for the failure to report and return an overpayment within 60 days of identifying the overpayment or by the date a corresponding cost report is due, whichever is later. To avoid liability, providers must, among other things, carefully and accurately code claims for reimbursement, promptly return overpayments and accurately prepare cost reports.

HIPAA broadened the scope of the fraud and abuse laws by adding several criminal provisions for healthcare fraud offenses that apply to all health benefit programs. HIPAA also created new enforcement mechanisms to combat fraud and abuse, including the Medicaid Integrity Program and an incentive program under which individuals can receive up to $1,000 for providing information on Medicare fraud and abuse that leads to the recovery of at least $100 of Medicare funds. In addition, federal enforcement officials now have the ability to exclude from Medicare and Medicaid any investors, officers and managing employees associated with business entities that have committed healthcare fraud. Additionally, HIPAA establishes a violation for the payment of inducements to Medicare or Medicaid beneficiaries in order to influence those beneficiaries to order or receive services from a particular provider or practitioner.

Some of these provisions, including the federal Civil Monetary Penalty Law, require a lower burden of proof than other fraud and abuse laws, including the Anti-Kickback Statute. Civil monetary penalties that may be imposed under the federal Civil Monetary Penalty Law range from $10,000 to $50,000 per act, and in some cases may result in penalties of up to three times the remuneration offered, paid, solicited or received. In addition, a violator may be subject to exclusion from federal and state healthcare programs. Federal and state governments increasingly use the federal Civil Monetary Penalty Law, especially where they believe they cannot meet the higher burden of proof requirements under the Anti-Kickback Statute.

The Stark Law

The Social Security Act also includes a provision commonly known as the “Stark Law.” This law prohibits physicians from referring Medicare and (to an extent) Medicaid patients to entities with which they or any of their immediate family members have a financial relationship for the provision of certain designated health services that are reimbursable by Medicare or Medicaid, including inpatient and outpatient hospital services. The law also prohibits the entity from billing the Medicare program for any items or services that stem from a prohibited referral. Sanctions for violating the Stark Law include denial of payment, refunding amounts received for services provided pursuant to prohibited referrals, civil money penalties up to $15,000 per item or service improperly billed and exclusion from the federal healthcare programs. The statute also provides for a penalty of up to $100,000 for a circumvention scheme. There are a number of exceptions to the self-referral prohibition for many of the customary financial arrangements between physicians and providers, including employment contracts, leases, professional services agreements, non-cash gifts having an annual value of no more than $359 in calendar year 2011 and recruitment agreements. Unlike safe harbors under the Anti-Kickback Statute with which compliance is voluntary, an arrangement must comply with every requirement of a Stark Law exception or the arrangement is in violation of the Stark Law. Although there is an exception for a physician’s ownership interest in an entire hospital, the Health Reform Law prohibits newly created physician-owned hospitals from billing for Medicare patients referred by their physician owners. As a result, the new law effectively prevents the formation of physician-owned hospitals after December 31, 2010. While the new law grandfathers existing physician-owned hospitals, it does not allow these hospitals to increase the percentage of physician ownership and significantly restricts their ability to expand services. A March 31, 2011 decision by the U.S. District Court for the Eastern District Court of Texas upheld the constitutionality of this new law, but a notice of appeal was filed on May 27, 2011, for review of the decision by the Fifth Circuit Court of Appeals. Oral arguments are scheduled for April 3, 2012. In addition, the House of Representatives approved a bill in December 2011 that would have relaxed physician hospital ownership restrictions imposed under the Health Reform Law to allow physician-owned hospitals that were under construction but did not have Medicare provider numbers as of December 31, 2010, to open and operate and qualify for grandfather protection; the bill also would have made it significantly easier for hospitals that were grandfathered under the Health Reform Law to expand capacity (presently, grandfathered hospitals are allowed to expand bed and/or capacity only if they meet very limited criteria). The Senate counterpart to that bill did not include a comparable provision, and the final legislation signed by the President in March 2012 also did not contain a similar provision. It is possible that Congress could revisit and advance additional changes to the hospital-physician ownership provisions in future legislation.

CMS has issued three phases of final regulations implementing the Stark Law. Phases I and II became effective in January 2002 and July 2004, respectively, and Phase III became effective in December 2007. While these regulations help clarify the requirements of the exceptions to the Stark Law, it is unclear how the government will interpret many of these exceptions for enforcement purposes. In addition, in July 2007 CMS proposed far-reaching changes to the regulations implementing the Stark Law that would further restrict the types of arrangements that hospitals and physicians may enter, including additional restrictions on certain leases, percentage compensation arrangements and agreements under which a hospital purchases services under arrangements. On July 31, 2008, CMS issued a final rule which, in part, finalized and responded to public comments regarding some of its July 2007 proposed major changes to the Stark Law regulations. The most far-reaching of the changes made in this final July 2008 rule effectively prohibit, as of a delayed effective date of October 1, 2009, many “under arrangements” ventures between a hospital and any referring physician or entity owned, in whole or in part, by a referring physician and unit-of-service-based or “per click” compensation and percentage-based compensation in office space and equipment leases between a hospital and any referring physician or entity owned, in whole or in part, by a referring physician. We examined all of our “under arrangement” ventures and space and equipment leases with physicians to identify those arrangements which would have failed to conform to these new Stark regulations as of October 1, 2009, and we restructured or terminated all such non-conforming arrangements so identified prior to October 1, 2009.

Because the Stark Law and its implementing regulations are relatively new, we do not always have the benefit of significant regulatory or judicial interpretation of this law and its regulations. We attempt to structure our relationships to meet an exception to the Stark Law, but the regulations implementing the exceptions are detailed and complex, and we cannot assure that every relationship complies fully with the Stark Law. In addition, in the July 2008 final Stark rule CMS indicated that it will continue to enact further regulations tightening aspects of the Stark Law that it perceives allow for Medicare program abuse, especially those regulations that still permit physicians to profit from their referrals of ancillary services. There can be no assurance that the arrangements entered into by us and our facilities with physicians will be found to be in compliance with the Stark Law, as it ultimately may be implemented or interpreted.

Similar State Laws, etc.

Many of the states in which we operate also have adopted laws that prohibit payments to physicians in exchange for referrals similar to the federal Anti-Kickback Statute or that otherwise prohibit fraud and abuse activities. Many states also have passed self-referral legislation, similar to the Stark Law, prohibiting the referral of patients to entities with which the physician has a financial relationship. Often these state laws are broad in scope and they may apply regardless of the source of payment for care. These statutes typically provide criminal and civil penalties, as well as loss of licensure. Little precedent exists for the interpretation or enforcement of these state laws.

Certain Implications of these Fraud and Abuse Laws or New Laws

Our operations could be adversely affected by the failure of our arrangements to comply with the Anti-Kickback Statute, the Stark Law, billing laws and regulations, current state laws or other legislation or regulations in these areas adopted in the future. We are unable to predict whether other legislation or regulations at the federal or state level in any of these areas will be adopted, what form such legislation or regulations may take or how they may impact our operations. We are continuing to enter into new financial arrangements with physicians and other providers in a manner structured to comply in all material respects with these laws. We cannot assure you, however, that governmental officials responsible for enforcing these laws will not assert that we are in violation of them or that such statutes or regulations ultimately will be interpreted by the courts in a manner consistent with our interpretation.

The Federal False Claims Act and Similar Laws

Another trend affecting the healthcare industry today is the increased use of the federal False Claims Act, and, in particular, actions being brought by individuals on the government’s behalf under the False Claims Act’s “qui tam” or whistleblower provisions. Whistleblower provisions allow private individuals to bring actions on behalf of the government alleging that the defendant has defrauded the federal government. If the government intervenes in the action and prevails, the party filing the initial complaint may share in any settlement or judgment. If the government does not intervene in the action, the whistleblower plaintiff may pursue the action independently, and may receive a larger share of any settlement or judgment. When a private party brings a qui tam action under the False Claims Act, the defendant generally will not be made aware of the lawsuit until the government makes a determination whether it will intervene.

The Health Reform Law significantly increased the rights of whistleblowers to bring False Claims Act actions by materially narrowing the so-called “public disclosure” bar to their False Claims Act actions. Until the Health Reform Law was enacted, a whistleblower was not entitled to pursue publicly disclosed claims unless he or she was a direct and independent source of the information on which his or her allegations of misconduct were based. Under new Health Reform Law provisions:

•	It will now be enough that the whistleblower has independent knowledge that materially adds to publicly disclosed allegations.

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Furthermore, the Health Reform Law limits the type of activity that counts as a “public disclosure” to disclosures made in a federal setting; disclosure in state reports or state proceedings will no longer qualify.

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Even if all requirements are met to bar a whistleblower’s suit, the Health Reform Law permits the DOJ to oppose a defendant’s motion to dismiss on public disclosure bar grounds, at its discretion so that the whistleblower can proceed with his or her complaint.

When a defendant is determined by a court of law to be liable under the False Claims Act, the defendant must pay three times the actual damages sustained by the government, plus mandatory civil penalties of between $5,500 to $11,000 for each separate false claim. Settlements entered into prior to litigation usually involve a less severe calculation of damages. There are many potential bases for liability under the False Claims Act. Typically, each fraudulent bill submitted by a provider is considered a separate false claim, and thus the penalties under the False Claims Act may be substantial. Liability arises when an entity knowingly submits a false claim for reimbursement to the federal government or, since May 2009, when an entity knowingly or improperly retains an overpayment that it has an obligation to refund. The False Claims Act defines the term “knowingly” broadly. Thus, simple negligence will not give rise to liability under the False Claim Act, but submitting a claim with reckless disregard to its truth or falsity can constitute “knowingly” submitting a false claim and result in liability. The Fraud Enforcement and Recovery Act of 2009 expanded the scope of the False Claims Act by, among other things, creating liability for knowingly and improperly avoiding repayment of an overpayment received from the government and broadening protections for whistleblowers. Under the Health Reform Law, the False Claims Act is implicated by the knowing failure to report and return an overpayment within 60 days of identifying the overpayment or by the date a corresponding cost report is due, whichever is later. In February 2012, CMS proposed regulations that would find that a provider has “identified” an overpayment if the provider has “actual knowledge of the existence of the overpayment” or “acts in reckless disregard or deliberate ignorance of the overpayment.” CMS also proposed suspending the 60-day period for returning an overpayment for overpayments that are the subject of a Medicare Self-Referral Disclosure Protocol already received by CMS or OIG Self-Disclosure Protocol already received by the OIG. Under the proposed rules, a provider would have an obligation to report and return an overpayment if that overpayment is discovered within 10 years of the date the overpayment was received. Further, the Health Reform Law expands the scope of the False Claims Act to cover payments in connection with the new health insurance exchanges to be created by the Health Reform Law, if those payments include any federal funds.

In some cases, whistleblowers or the federal government have taken the position that providers who allegedly have violated other statutes and have submitted claims to a governmental payer during the time period they allegedly violated these other statutes, have thereby submitted false claims under the False Claims Act. Such other statutes include the Anti-Kickback Statute and the Stark Law. Courts have held that violations of these statutes can properly form the basis of a False Claims Act case. The Health Reform Law clarifies this issue with respect to the Anti-Kickback Statute by providing that submission of claims for services or items generated in violation of the Anti-Kickback Statute constitutes a false or fraudulent claim under the False Claims Act. In addition, in February 2012, CMS suggested that there may be situations where a provider is unaware of a kickback arrangement between third parties that causes the provider to submit claims that are the subject of the kickback. For example, a hospital submitting a claim for a medical device may not be aware that a medical device manufacturer paid kickbacks to a referring physician. CMS has proposed that a provider who is not a party to a kickback arrangement may still have a duty to report a kickback scheme if it has sufficient knowledge of the arrangement to identify an overpayment. Under this proposed rule, such a failure to report could create potential false claims liability.

A number of states, including states in which we operate, have adopted their own false claims provisions as well as their own whistleblower provisions whereby a private party may file a civil lawsuit in state court. From time to time, companies in the healthcare industry, including ours, may be subject to actions under the False Claims Act or similar state laws.

Provisions in the Deficit Reduction Act of 2005 (the “DRA”) that went into effect on January 1, 2007 give states significant financial incentives to enact false claims laws modeled on the federal False Claims Act. Additionally, the DRA requires every entity that receives annual payments of at least $5 million from a state Medicaid plan to establish written policies for its employees that provide detailed information about federal and state false claims statutes and the whistleblower protections that exist under those laws. Both provisions of the DRA are expected to result in increased false claims litigation against healthcare providers. We have complied with the written policy requirements.

Corporate Practice of Medicine and Fee Splitting

The states in which we operate have laws that prohibit unlicensed persons or business entities, including corporations, from employing physicians or laws that prohibit certain direct or indirect payments or fee-splitting arrangements between physicians and unlicensed persons or business entities. Possible sanctions for violations of these restrictions include loss of a physician’s license, civil and criminal penalties and rescission of business arrangements that may violate these restrictions. These statutes vary from state to state, are often vague and seldom have been interpreted by the courts or regulatory agencies. Although we exercise care to structure our arrangements with healthcare providers to comply with the relevant state law, and believe these arrangements comply with applicable laws in all material respects, we cannot assure you that governmental officials responsible for enforcing these laws will not assert that we, or transactions in which we are involved, are in violation of such laws, or that such laws ultimately will be interpreted by the courts in a manner consistent with our interpretations.

The Health Insurance Portability and Accountability Act of 1996

The Administrative Simplification Provisions of HIPAA require the use of uniform electronic data transmission standards for healthcare claims and payment transactions submitted or received electronically. These provisions are intended to encourage electronic commerce in the healthcare industry. HHS has issued regulations implementing the HIPAA Administrative Simplification Provisions and compliance with these regulations is mandatory for our facilities. In January 2009, CMS published a final rule regarding updated standard code sets for certain diagnoses and procedures known as ICD-10 code sets and related changes to the formats used for certain electronic transactions. While use of the ICD-10 code sets is not mandatory until October 1, 2013 (or a subsequent compliance date set by HHS), we will be modifying our payment systems and processes to prepare for the implementation. In addition, HIPAA requires that each provider use a National Provider Identifier. While use of the ICD-10 code sets will require significant administrative changes, we believe that the cost of compliance with these regulations has not had, and is not expected to have, a material, adverse effect on our cash flows, financial position or results of operations. The Health Reform Law requires HHS to adopt standards for additional electronic transactions and to establish operating rules to promote uniformity in the implementation of each standardized electronic transaction.

The privacy and security regulations promulgated pursuant to HIPAA extensively regulate the use and disclosure of individually identifiable health information and require covered entities, including our hospitals and health plans, to implement administrative, physical and technical safeguards to protect the security of such information. The HITECH Act—one part of ARRA (as defined below)—broadened the scope of the HIPAA privacy and security regulations. On October 30, 2009, HHS issued an Interim Final Rule implementing amendments to the enforcement regulations under HIPAA and on July 14, 2010, HHS issued a Proposed Rule containing modifications to privacy standards, security standards and enforcement actions. In addition, on May 27, 2011, HHS issued a proposed amendment to the existing accounting for disclosures standard of the HIPAA privacy regulations. The proposed amendment would implement a HITECH Act provision that requires covered entities to account for disclosures of EPHI for treatment, payment and health care operations purposes if the disclosure is made through an electronic health record. The proposed amendment goes beyond the HITECH Act provision and would require covered entities, including our hospitals and health plans, to provide a report identifying each instance that a natural person or organization accessed EPHI in any of our electronic treatment and billing record systems during the three-year period ending on the date the report is requested. The report must track access even if the access did not involve a disclosure outside of the covered entity. If HHS adopts the proposed amendments, beginning January 1, 2013, we would be required to report access within our electronic record systems acquired after January 1, 2009. Beginning January 1, 2014, the proposed amendment requires us to report access within our electronic record systems acquired on or before January 1, 2009. Modifying our electronic record systems to prepare such access reports would require a significant commitment, action and cost by us.

Violations of the HIPAA privacy and security regulations may result in civil and criminal penalties, and the HITECH Act has strengthened the enforcement provisions of HIPAA, which may result in increased enforcement activity. For violations occurring on or after February 18, 2009, entities are subject to tiered ranges for civil money penalty amounts based upon the increasing levels of culpability associated with violations. Under the October 30, 2009, Interim Final Rule, the range of minimum penalty amounts for each offense increases from up to $100 to $100 to $50,000 (for violations due to willful neglect and not corrected during the 30-day period beginning on the first date the entity knew, or, by exercising reasonable diligence, would have known that the violation occurred). Similarly, the penalty amount available in a calendar year for identical violations is substantially increased from $25,000 to $1,500,000. In one recent enforcement action, HHS imposed a $4,300,000 civil monetary penalty against a covered entity for violations of the privacy rule related to patient access to health records. In another action, the covered entities that were the subject of an investigation by HHS paid a settlement of $1,000,000 and agreed to be bound by a resolution agreement and corrective action plan. In addition, the ARRA authorizes state attorney generals to bring civil actions seeking either injunction or damages in response to violations of HIPAA privacy and security regulations that threaten the privacy of state residents. Additionally, ARRA broadens the applicability of the criminal penalty provisions to employees of covered entities and requires HHS to impose penalties for violations resulting from willful neglect. Further, under ARRA, HHS is now required to conduct periodic compliance audits of covered entities and their business associates. HHS is implementing the compliance audit program this year.

The HITECH Act and the HHS rules described above provide a framework for security breach notification requirements to individuals affected by a breach and, in some cases, to HHS or to prominent media outlets. Specifically, the statute and rules require covered entities to report breaches of unsecured protected health information to affected individuals without unreasonable delay but not to exceed 60 days of discovery of the breach by a covered entity or its agents. Notification must also be made to HHS and, in certain situations involving large breaches, to the media. HHS is required to publish on its website a list of all covered entities that report a breach involving more than 500 individuals. This reporting obligation applies broadly to breaches involving unsecured protected health information and became effective September 23, 2009. In addition, the HITECH Act extends the application of certain provisions of the security and privacy regulations to business associates (entities that handle identifiable health information on behalf of covered entities) and subjects business associates to civil and criminal penalties for violation of the regulations beginning February 17, 2010. In addition, HHS is currently in the process of finalizing regulations addressing security breach notification requirements. HHS initially released an Interim Final Rule for breach notification requirements on August 24, 2009. HHS then drafted a Final Rule which was submitted to OMB but subsequently withdrawn by HHS on July 29, 2010. Currently, the Interim Final Rule remains in effect, but the withdrawal suggests that when HHS issues the Final Rule, the requirements for how covered entities should respond in the event of a potential security breach involving protected health information may be more onerous than those contained in the Interim Final Rule.

In addition, we remain subject to any state laws that relate to privacy or the reporting of security breaches that are more restrictive than the regulations issued under HIPAA and the requirements of the ARRA. For example, various state laws and regulations may require us to notify affected individuals in the event of a data breach involving certain individually identifiable health or financial information. In addition, the FTC issued regulations that initially required health providers and health plans to implement by December 31, 2010 written identity theft prevention programs to detect, prevent, and mitigate identity theft in connection with certain accounts. However, on December 18, 2010, President Obama signed the Red Flag Program Clarification Act of 2010 (“Clarification Act”) which clarified the categories of individuals and entities that are “creditors” subject to the FTC’s Red Flags Rule. Pursuant to the Clarification Act creditors subject to the Red Flag Rule include entities or individuals that regularly and in the ordinary course of business: (1) obtain or use consumer reports, directly or indirectly, in connection with a credit transaction; (2) furnish information to consumer reporting agencies in connection with a credit transaction; or (3) advance funds to or on behalf of a person based on an obligation of the person to repay the funds. We are in the process of complying with these Red Flag Rules as they now apply to our hospitals and health plans.

Compliance with these standards has and will continue to require significant commitment and action by us and significant costs. We have appointed members of our management team to direct our compliance with these standards. Implementation has and will continue to require us to engage in extensive preparation and make significant expenditures. At this time we have appointed a corporate privacy officer and a privacy officer at each of our facilities, prepared privacy policies, trained our workforce on these policies and entered into business associate agreements with the appropriate vendors. However, failure by us or third parties on which we rely, including payers, to resolve HIPAA-related implementation or operational issues could have a material adverse effect on our results of operations and our ability to provide healthcare services. Consequently, we can give you no assurance that issues related to the full implementation of, or our operations under, HIPAA will not have a material adverse effect on our financial condition, results of operations or cash flows.

Conversion Legislation

Many states have enacted laws affecting the conversion or sale of not-for-profit hospitals. These laws generally include provisions relating to attorney general approval, advance notification and community involvement. In addition, attorneys general in states without specific conversion legislation may exercise authority over these transactions based upon existing law. In many states, there has been an increased interest in the oversight of not-for-profit conversions. The adoption of conversion legislation and the increased review of not-for-profit hospital conversions may increase the cost and difficulty or prevent the completion of transactions with or acquisitions of not-for-profit organizations in various states.

The Emergency Medical Treatment and Active Labor Act

EMTALA was adopted by the U.S. Congress in response to reports of a widespread hospital emergency room practice of “patient dumping.” At the time of the enactment, patient dumping was considered to have occurred when a hospital capable of providing the needed care sent a patient to another facility or simply turned the patient away based on such patient’s inability to pay for his or her care. The law imposes requirements upon physicians, hospitals and other facilities that provide emergency medical services. Such requirements pertain to what care must be provided to anyone who comes to such facilities seeking care before they may be transferred to another facility or otherwise denied care. The government broadly interprets the law to cover situations in which patients do not actually present to a hospital’s emergency department, but present to a hospital-based clinic that treats emergency medical conditions on an urgent basis or are transported in a hospital-owned ambulance, subject to certain exceptions. EMTALA does not generally apply to patients admitted for inpatient services. Sanctions for violations of this statute include termination of a hospital’s Medicare provider agreement, exclusion of a physician from participation in Medicare and Medicaid programs and civil monetary penalties. In addition, the law creates private civil remedies that enable an individual who suffers personal harm as a direct result of a violation of the law, and a medical facility that suffers a financial loss as a direct result of another participating hospital’s violation of the law, to sue the offending hospital for damages and equitable relief. Although we believe that our practices are in substantial compliance with the law, we cannot assure you that governmental officials responsible for enforcing the law will not assert from time to time that our facilities are in violation of this statute.

Federal Sunshine Law

On December 19, 2011, CMS released a proposed rule to implement transparency provisions of Section 1128G of the Social Security Act, commonly known as the Federal Sunshine Law, which was enacted as part of the Affordable Care Act. The Federal Sunshine Law requires annual public reporting by certain drug and device manufacturers of payments made by them to physicians and teaching hospitals and of physician ownership interests in such manufacturers. The law also requires group purchasing organizations (GPOs) to make annual public reports of physician ownership interests in such organizations.

The proposed rule provides guidance about which manufacturers must report, the scope of information that must be reported and how the manufacturers must track and report the information. CMS estimates that approximately 1,570 entities (inclusive of drug, biologic, device, supply manufacturers and GPOs) will be required to make disclosures. As required by statute, CMS proposes to make all the required financial reporting data available online in a searchable and downloadable format so that the public may easily access it. In addition, the proposed rule provides guidance about the information CMS will disclose on its public website regarding payments by manufacturers to physicians or teaching hospitals for a variety of purposes, including, consulting, speaking, research, travel and others.

In the proposed rule, CMS defines Physician as “a doctor of medicine or osteopathy legally authorized to practice medicine and surgery by the State in which he [or she] performs such function.” CMS defines “teaching hospital” as all hospitals receiving direct Medicare Graduate Medical Education (GME) payments or Medicare Indirect Graduate Medical Education (IME) payments. CMS has sought comment on its proposed definition of “teaching hospital.”

The Federal Sunshine Law addresses reporting of indirect as well as direct payments. It does not require manufacturers to report payments or other transfers of value made indirectly (i.e., through a third-party) when the applicable manufacturer is unaware that the ultimate third-party is a physician. However, if an applicable manufacturer is aware that any payment or other transfer of value will be indirectly provided to a physician, it must report the transaction. The Proposed Rule uses the FCA definition of “knowingly” as the standard for testing whether an applicable manufacturer was “aware” of the recipient of an indirect transfer of value.

The Federal Sunshine Law requires reporting on March 31, 2013 of payments/transfers and ownership/investment interests for calendar year 2012, and on the 90th calendar day of each subsequent year. However, CMS has requested comments as to whether this reporting date is feasible given the expected release of the final rule during 2012.

Antitrust Laws

The federal government and most states have enacted antitrust laws that prohibit certain types of anti-competitive conduct. These laws prohibit certain types of price fixing, agreements to fix wages, concerted refusal to deal, price discrimination and tying arrangements, as well as monopolization and acquisitions of competitors that have, or may have, a substantial adverse effect on competition. Violations of federal or state antitrust laws can result in various sanctions, including criminal and civil penalties. Antitrust enforcement in the healthcare industry is currently a priority of the Federal Trade Commission. We believe we are in compliance with such federal and state laws, but there can be no assurance that a review of our practices by courts or regulatory authorities will not result in a determination that could adversely affect our operations.

Healthcare Reform

As enacted, the Health Reform Law will change how healthcare services are covered, delivered and reimbursed through expanded coverage of uninsured individuals, reduced growth in Medicare program spending, reductions in Medicare and Medicaid DSH payments, and the establishment of programs where reimbursement is tied to quality and integration. In addition, the new law reforms certain aspects of health insurance, expands existing efforts to tie Medicare and Medicaid payments to performance and quality and contains provisions intended to strengthen fraud and abuse enforcement. Twenty-nine states and various private individuals and groups have challenged the constitutionality of the Health Reform Law in federal courts and lower courts have issued conflicting rulings on the constitutionality of the Health Reform Law, including, specifically, the requirement that individuals maintain health insurance or pay a penalty. The United States Supreme Court has agreed to hear most of these challenges in March 2012; a final decision is expected in late spring 2012. The Supreme Court could take any number of actions ranging from upholding the law to invalidating pieces or the entire law. Simultaneously, Congress is considering a number of changes that could alter the scope or implementation of the Health Reform Law. In 2011, the U.S. House of Representatives approved legislation that would repeal the entire law; Congress has enacted several changes to the Health Reform Law, including several changes that have repealed portions of the original measure. Moreover, states are moving at different rates to implement portions of the Health Reform Law left to their discretion, including health insurance exchanges that will be necessary to enroll millions of uninsured Americans in insurance plans. Some states have made no discernible progress toward establishing exchanges, which makes uncertain when and how residents of those states will become insured pursuant to the expectations of the Health Reform Law.

Expanded Coverage

Based on the CBO and CMS estimates, by 2019, the Health Reform Law will expand coverage to 31 to 34 million additional individuals (resulting in coverage of an estimated 93% of the legal U.S. population). This increased coverage will occur through a combination of public program expansion and private sector health insurance and other reforms.

Medicaid Expansion. The primary public program coverage expansion will occur through changes in Medicaid, and to a lesser extent, expansion of the CHIP. The most significant changes will expand the categories of individuals eligible for Medicaid coverage and permit individuals with relatively higher incomes to qualify. The federal government reimburses the majority of a state’s Medicaid expenses, and it conditions its payment on the state meeting certain requirements. The federal government currently requires that states provide coverage for only limited categories of low-income adults under 65 years old (e.g., women who are pregnant, and the blind or disabled). In addition, the income level required for individuals and families to qualify for Medicaid varies widely from state to state. On December 27, 2010, HHS awarded $206 million in bonuses to states, including Illinois and Michigan, that met performance goals related to expanded enrollment of uninsured children in the Medicaid program.

The Health Reform Law materially changes the requirements for Medicaid eligibility. Commencing January 1, 2014, all state Medicaid programs are required to provide, and the federal government will subsidize, Medicaid coverage to virtually all adults under 65 years old with incomes at or under 133% of the Federal Poverty Level (“FPL”). This expansion will create a minimum Medicaid eligibility threshold that is uniform across states. Further, the Health Reform Law also requires states to apply a “5% income disregard” to the Medicaid eligibility standard, so that Medicaid eligibility will effectively be extended to those with incomes up to 138% of the FPL. These new eligibility requirements will expand Medicaid and CHIP coverage by an estimated 16 to 18 million persons nationwide. A disproportionately large percentage of the new Medicaid coverage is likely to be in states that currently have relatively low income eligibility requirements.

As Medicaid is a joint federal and state program, the federal government provides states with “matching funds” in a defined percentage, known as the federal medical assistance percentage (“FMAP”). Beginning in 2014, states will receive an enhanced FMAP for the individuals enrolled in Medicaid pursuant to the Health Reform Law. The FMAP percentage is as follows: 100% for calendar years 2014 through 2016; 95% for 2017; 94% in 2018; 93% in 2019; and 90% in 2020 and thereafter.

The Health Reform Law also provides that the federal government will subsidize states that create non-Medicaid plans for residents whose incomes are greater than 133% of the FPL but do not exceed 200% of the FPL. Approved state plans will be eligible to receive federal funding. The amount of that funding per individual will be equal to 95% of subsidies that would have been provided for that individual had he or she enrolled in a health plan offered through one of the Exchanges, as discussed below.

Historically, states often have attempted to reduce Medicaid spending by limiting benefits and tightening Medicaid eligibility requirements. Effective March 23, 2010, the Health Reform Law requires states to at least maintain Medicaid eligibility standards established prior to the enactment of the law for adults until January 1, 2014 and for children until October 1, 2019. States with budget deficits may, however, seek exemptions from this requirement, but only to address eligibility standards that apply to adults making more than 133% of the FPL.

Private Sector Expansion. The expansion of health coverage through the private sector as a result of the Health Reform Law will occur through new requirements on health insurers, employers and individuals. Effective September 23, 2010, health insurers were prohibited from denying coverage to children based on a pre-existing condition and must allow dependent care coverage for children up to 26 years old. Effective January 1, 2011, each health plan was required to keep its annual non-medical costs lower than 15% of premium revenue in the large group market and lower than 20% in the small group and individual markets, or rebate its enrollees the amount spent in excess of the percentage. Commencing January 14, 2014, health insurance companies will be prohibited from imposing annual coverage limits, dropping coverage, excluding persons based upon pre-existing conditions or denying coverage for any individual who is willing to pay premiums for such coverage. On May 19, 2011, CMS and HHS issued a final rule regarding review of health plan rate increases. Under the rule, individual and some small group plans will be subject to state or federal review if they intend to increase premiums by more than 10%. Beginning in September 2012, the 10% threshold will be replaced with a state specific threshold based on the cost of health insurance in each state. Despite these required restrictions on how health plans operate, CMS has indicated a willingness to grant waivers of the provisions in certain circumstances. To date, 17 states, plus Guam, have requested waivers of the medical loss ratio requirements. CMS has granted eight and denied 10 of the requests. In addition, CMS has granted 1,231 waivers to health plans of the annual coverage limits, most through 2013.

Larger employers will be subject to new requirements and incentives to provide health insurance benefits to their full time employees. Effective January 1, 2014, employers with 50 or more employees that do not offer health insurance will be held subject to a penalty if an employee obtains coverage through an Exchange if the coverage is subsidized by the government. The employer penalties will range from $2,000 to $3,000 per employee, subject to certain thresholds and conditions.

As enacted, the Health Reform Law uses various means to induce individuals who do not have health insurance to obtain coverage. By January 1, 2014, individuals will be required to maintain health insurance for a minimum defined set of benefits or pay a tax penalty. The penalty in most cases is $95 in 2014, $325 in 2015, $695 in 2016, and indexed to a cost of living adjustment in subsequent years. The Internal Revenue Service (“IRS”), in consultation with HHS, is responsible for enforcing the tax penalty, although the Health Reform Law limits the availability of certain IRS enforcement mechanisms. In addition, for individuals and families below 400% of the FPL, the cost of obtaining health insurance will be subsidized by the federal government. Those with lower incomes will be eligible to receive greater subsidies. It is anticipated that those at the lowest income levels will have the majority of their premiums subsidized by the federal government, in some cases in excess of 95% of the premium amount.

To facilitate the purchase of health insurance by individuals and small employers, each state must establish an Exchange by January 1, 2014. Based on CBO and CMS estimates, between 20 to 23 million individuals will obtain their health insurance coverage through an Exchange by 2022. Of that amount, an estimated 16—19 million will be individuals who were previously uninsured or who lost their employer-based insurance and switched to a plan offered through an Exchange. The Health Reform Law requires that the Exchanges be designed to make the process of evaluating, comparing and acquiring coverage simple for consumers. For example, each Exchange must maintain a website that includes standardized information about and ratings of qualified health plans, information on premium tax credits or cost-sharing reductions for individuals, and information about the small business tax credit for small employers. The Exchange must also operate a toll-free telephone line to provide consumer assistance. Health insurers participating in the Exchange must offer a set of minimum benefits as defined by HHS, but may offer more comprehensive benefits. Health insurers must offer at least two, and up to five, levels of plans that vary by the percentage of medical expenses that must be paid by the enrollee. These levels are referred to as platinum, gold, silver, bronze and catastrophic plans (catastrophic coverage is available to those up to age 30), with gold and silver being the two mandatory levels of plans. Each plan must require the enrollee to share the following out-of-pocket deducible/co-payment limits as a percentage of medical expenses: platinum, 10%; gold, 20%; silver, 30%; bronze, 40%; and catastrophic coverage for those up to age 30, 100%. The Health Reform Law establishes tiered out-of-pocket limits for individuals up to 400% of FPL, requiring health insurers participating in an Exchange to cover 100% of the amount of medical expenses in excess of the applicable out-of-pocket maximum for enrolled individuals or families.

Public Program Spending

The Health Reform Law provides for Medicare, Medicaid and other federal healthcare program spending reductions between 2010 and 2019. The CBO estimates that these will include $156 billion in Medicare fee-for-service market basket and productivity reimbursement reductions for all providers, the majority of which will come from hospitals; CMS sets this estimate at $233 billion. The CBO estimates also include an additional $36 billion in reductions of Medicare and Medicaid disproportionate share funding ($22 billion for Medicare and $14 billion for Medicaid). CMS estimates include an additional $64 billion in reductions of Medicare and Medicaid DSH funding, with $50 billion of the reductions coming from Medicare.

Payments for Hospitals

Inpatient Market Basket and Productivity Adjustment. Under the Medicare program, hospitals receive reimbursement under a PPS for general, acute care hospital inpatient services. CMS establishes fixed PPS payment amounts per inpatient discharge based on the patient’s assigned MS-DRG. These MS-DRG rates are updated each federal fiscal year, which begins October 1, using the market basket, which takes into account inflation experienced by hospitals and other entities outside the healthcare industry in purchasing goods and services.

The Health Reform Law provides for three types of annual reductions in the market basket. The first is a general reduction of a specified percentage each federal fiscal year which started in 2010 and extends through 2019. These reductions are as follows: federal fiscal year 2011 (0.25%); 2012 (0.1%); 2013 (0.1%); 2014 (0.3%); 2015 (0.2%); 2016 (0.2%); 2017 (0.75%); 2018 (0.75%); and 2019 (0.75%).

The second type of reduction to the market basket is a “productivity adjustment” that was implemented by HHS beginning with federal fiscal year 2012. The amount of that reduction will be the projected nationwide productivity gains over the preceding 10 years. To determine the projection, HHS will use the BLS 10-year moving average of changes in specified economy-wide productivity (the BLS data is typically a few years old). The Health Reform Law does not contain guidelines for HHS to use in projecting the productivity figure. The federal fiscal year 2012 market basket reduction resulting from this productivity adjustment is 1.0%.

The third type of reduction is in connection with the value-based purchasing program discussed in more detail below. Beginning in federal fiscal year 2013, CMS will reduce the inpatient PPS payment amount for all discharges by the following: 1% for 2013; 1.25% for 2014; 1.5% for 2015; 1.75% for 2016; and 2% for 2017 and subsequent years. For each federal fiscal year, the total amount collected from these reductions will be pooled and used to fund payments to hospitals that satisfy certain quality metrics. While some or all of these reductions may be recovered if a hospital satisfies these quality metrics, the amounts recovered, if any, will depend on each hospital’s quality performance relative to other hospitals and to itself (based on improvement).

If the aggregate of the three market basket reductions described above is more than the annual market basket adjustments made to account for inflation, there will be a reduction in the MS-DRG rates paid to hospitals. For example, if market basket increases to account for inflation would result in a 2% market basket update and the aggregate reduction due to the Health Reform Law and the documentation and coding adjustment would result in a 3% reduction, then the rates paid to a hospital for inpatient services would be 1% less than rates paid for the same services in the prior year.

Quality-Based Payment Adjustments and Reductions for Inpatient Services. The Health Reform Law establishes or expands three provisions to promote value-based purchasing and to link payments to quality and efficiency. First, in federal fiscal year 2013, HHS is directed to implement a value-based purchasing program for inpatient hospital services. According to the final rule issued by CMS on April 29, 2011, CMS will evaluate each hospital’s performance during an identified performance period of July 1, 2011 through March 31, 2012 based on achievement or improvement relative to performance standards established for the program. Those hospitals that achieve certain performance standards measured against all other hospitals’ baseline period performance or improve their current performance measured against their own baseline period performance will receive incentive payments for discharges occurring on or after October 1, 2012. For fiscal year 2013, CMS will use 12 clinical process of care measures as well as eight measures from the HCAHPS survey. For fiscal year 2014, CMS will add three mortality outcome measures, eight HAC measures and two Agency for Healthcare Research and Quality measures. Incentive payments will be funded using a pool of dollars created by the annual reductions in market basket increases described above. Because the Health Reform Law provides that the pool will be fully distributed, hospitals that meet or exceed the quality performance standards set by HHS will receive greater reimbursement under the value-based purchasing program than they would have otherwise. On the other hand, hospitals that do not achieve the necessary quality performance will receive reduced Medicare inpatient hospital payments.

Second, beginning in federal fiscal year 2013, inpatient payments will be reduced if a hospital experiences “excessive readmissions” within a 30-day period of discharge for heart attack, heart failure or pneumonia. Hospitals with what HHS defines as “excessive readmissions” for all patients for these conditions will receive reduced payments for all inpatient discharges, not just discharges relating to the conditions subject to the excessive readmission standard. Each hospital’s performance will be publicly reported by HHS. HHS has the discretion to determine what “excessive readmissions” means, the amount of the payment reduction and other terms and conditions of this program. CMS has estimated that annual savings from the prevention of unnecessary readmissions could be as much as $17.4 billion. CMS will use data for discharges from July 1, 2008 through June 30, 2011 as the applicable period for calculating the readmission rate for purposes of payment adjustments beginning in federal fiscal year 2013.

Third, reimbursement will be reduced based on a facility’s HAC rates. HACs represent a condition that is acquired by a patient while admitted as an inpatient in a hospital, such as a surgical site infection. Beginning in federal fiscal year 2015, hospitals that rank in the top 25% nationally of HACs for all hospitals in the previous year will receive a 1% reduction in their total Medicare payments. In addition, effective July 1, 2011, the Health Reform Law prohibits the use of federal funds under the Medicaid program to reimburse providers for medical services provided to treat HACs.

Outpatient Market Basket and Productivity Adjustment. Hospital outpatient services paid under PPS are classified into APCs. The APC payment rates are updated each calendar year based on the market basket. The first two market basket changes outlined above—the general reduction and the productivity adjustment—apply to outpatient services as well as inpatient services, although these are applied on a calendar year basis. The percentage changes specified in the Health Reform Law summarized above as the general reduction for inpatients—e.g., 0.2% in 2015—are the same for outpatients.

Medicare and Medicaid Disproportionate Share Hospital Payments. The Medicare DSH program provides for additional payments to hospitals that treat a disproportionate share of low-income patients. Under the Health Reform Law, beginning in federal fiscal year 2014, Medicare DSH payments will be reduced to 25% of the amount they otherwise would have been absent the new law. The remaining 75% of the amount that would otherwise be paid under Medicare DSH will be effectively pooled, and this pool will be reduced further each year by a formula that reflects reductions in the national level of uninsured who are under 65 years of age. In other words, the greater the level of coverage for the uninsured nationally, the more the Medicare DSH payment pool will be reduced. Each hospital will then be paid, out of the reduced DSH payment pool, an amount allocated based upon its level of uncompensated care.

It is difficult to predict the full impact of the Medicare DSH reductions, and CBO and CMS estimates differ by $38 billion. The Health Reform Law does not mandate what data source HHS must use to determine the reduction, if any, in the uninsured population nationally. In addition, the Health Reform Law does not contain a definition of “uncompensated care.” As a result, it is unclear how a hospital’s share of the Medicare DSH payment pool will be calculated. CMS could use the definition of “uncompensated care” used in connection with hospital cost reports.

However, in July 2009, CMS proposed material revisions to the definition of “uncompensated care” used for cost report purposes. Those revisions would exclude certain significant costs that had historically been covered, such as unreimbursed costs of Medicaid services. CMS has not issued a final rule, and the Health Reform Law does not require HHS to use this definition, even if finalized, for DSH purposes. How CMS ultimately defines “uncompensated care” for purposes of these DSH funding provisions could have a material effect on a hospital’s Medicare DSH reimbursements.

In addition to Medicare DSH funding, hospitals that provide care to a disproportionately high number of low-income patients may receive Medicaid DSH payments. The federal government distributes federal Medicaid DSH funds to each state based on a statutory formula. The states then distribute the DSH funding among qualifying hospitals. Although Federal Medicaid law defines some level of hospitals that must receive Medicaid DSH funding, states have broad discretion to define additional hospitals that also may qualify for Medicaid DSH payments and the amount of such payments. The Health Reform Law will reduce funding for the Medicaid DSH hospital program in federal fiscal years 2014 through 2020 by the following amounts: 2014 ($500 million); 2015 ($600 million); 2016 ($600 million); 2017 ($1.8 billion); 2018 ($5 billion); 2019 ($5.6 billion); and 2020 ($4 billion). How such cuts are allocated among the states, and how the states allocate these cuts among providers, have yet to be determined.

Accountable Care Organizations. See the discussion of ACOs above in the section called “Accountable Care Organizations and Pilot Projects.”

Bundled Payment Pilot Programs. See the discussion above in the section called “Bundled Payment Pilot Programs.”

Medicare Managed Care (Medicare Advantage or “MA”). Under the MA program, the federal government contracts with private health plans to provide inpatient and outpatient benefits to beneficiaries who enroll in such plans. Nationally, approximately 24% of Medicare beneficiaries have elected to enroll in MA plans. Effective in 2014, the Health Reform Law requires MA plans to keep annual administrative costs lower than 15% of annual premium revenue. The Health Reform Law reduces, over a three year period, premium payments to the MA Plans such that CMS’ managed care per capita premium payments are, on average, equal to traditional Medicare. In addition, the Health Reform Law implements fee payment adjustments based on service benchmarks and quality ratings. As a result of these changes, payments to MA plans will be reduced by $138 to $145 billion between 2010 and 2019. These reductions to MA plan premium payments may cause some plans to raise premiums or limit benefits, which in turn might cause some Medicare beneficiaries to terminate their MA coverage and enroll in traditional Medicare.

Physician-owned Hospital Limitations

Over the last decade, we have faced significant competition from hospitals that have physician ownership. The Health Reform Law prohibits newly created physician-owned hospitals from billing for Medicare patients referred by their physician owners. As a result, the new law effectively prevents the formation of physician-owned hospitals after December 31, 2010. While the new law grandfathers existing physician-owned hospitals, it does not allow these hospitals to increase the percentage of physician ownership and significantly restricts their ability to expand services.

Program Integrity and Fraud and Abuse

The Health Reform Law makes several significant changes to healthcare fraud and abuse laws, provides additional enforcement tools to the government, increases cooperation between agencies by establishing mechanisms for the sharing of information and enhances criminal and administrative penalties for non-compliance. For example, the Health Reform Law: (1) provides $350 million in increased federal funding over the next 10 years to fight healthcare fraud, waste and abuse; (2) expands the scope of the RAC program to include MA plans and Medicaid; (3) authorizes HHS, in consultation with the OIG, to suspend Medicare and Medicaid payments to a provider of services or a supplier “pending an investigation of a credible allegation of fraud;” (4) provides Medicare contractors with additional flexibility to conduct random prepayment reviews; and (5) tightens up the requirements for returning overpayments made by governmental health programs and expands False Claims Act liability to include failure to report and return an overpayment within 60 days of identifying the overpayment or by the date a corresponding cost report is due, whichever is later.

Impact of Health Reform Law on Us

The expansion of health insurance coverage under the Health Reform Law may result in a material increase in the number of patients using our facilities who have either private or public program coverage. In addition, a disproportionately large percentage of the new Medicaid coverage is likely to be in states that currently have relatively low income eligibility requirements. Two such states are Texas and Illinois, where as of December 31, 2011 over 50% of our licensed beds were located. Further, the Health Reform Law provides for a value-based purchasing program, the establishment of ACOs and bundled payment pilot programs, which will create possible sources of additional revenue.

However, it is difficult to predict the size of the potential revenue gains to us as a result of these elements of the Health Reform Law, because of uncertainty surrounding a number of material factors, including the following:

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how many previously uninsured individuals will obtain coverage as a result of the Health Reform Law (while the CBO estimates 31 million by 2019, CMS estimates almost 34 million; both agencies made a number of assumptions to derive that figure, including how many individuals will ignore substantial subsidies and decide to pay the penalty rather than obtain health insurance and what percentage of people in the future will meet the new Medicaid income eligibility requirements);

•	what percentage of the newly insured patients will be covered under the Medicaid program and what percentage will be covered by private health insurers;

•	the extent to which states will enroll new Medicaid participants in managed care programs;

•	the pace at which insurance coverage expands, including the pace of different types of coverage expansion;

•	the change, if any, in the volume of inpatient and outpatient hospital services that are sought by and provided to previously uninsured individuals;

•

the rate paid to hospitals by private payers for newly covered individuals, including those covered through the newly created Exchanges and those who might be covered under the Medicaid program under contracts with the state;

•	the rate paid by state governments under the Medicaid program for newly covered individuals;

•	how the value-based purchasing and other quality programs will be implemented;

•	the percentage of individuals in the Exchanges who select the high deductible plans, since health insurers offering those kinds of products have traditionally sought to pay lower rates to hospitals;

•

the extent to which the net effect of the Health Reform Law, including the prohibition on excluding individuals based on pre-existing conditions, the requirement to keep medical costs lower than a specified percentage of premium revenue, other health insurance reforms and the annual fee applied to all health insurers, will put pressure on the profitability of health insurers, which in turn might cause them to seek to reduce payments to hospitals with respect to both newly insured individuals and their existing business;

•

the possibility that implementation of provisions expanding health insurance coverage will be delayed or even blocked due to court challenges or revised or eliminated as a result of efforts to repeal or amend the new law. Twenty-nine states and various private individuals and groups have challenged the constitutionality of the Health Reform Law in federal courts and lower courts have issued conflicting rulings on the constitutionality of the Health Reform Law, including, specifically, the requirement that individuals maintain health insurance or pay a penalty. The United States Supreme Court has agreed to hear most of these challenges in March 2012; a final decision is expected in late spring 2012. The Supreme Court could take any number of actions ranging from upholding the law to invalidating pieces or the entire law. Simultaneously, Congress is considering a number of changes that could alter the scope or implementation of the Health Reform Law. In 2011, the U.S. House of Representatives approved legislation that would repeal the entire law; but the Senate rejected the legislation. Nonetheless, Congress has enacted several changes to the Health Reform Law, including several changes that have repealed portions of the original measure. Moreover, states are moving at different rates to implement portions of the Health Reform Law left to their discretion, including health insurance exchanges that will be necessary to enroll millions of uninsured Americans in insurance plans. Some states have made no discernable progress toward establishing exchanges, which makes uncertain when and how residents of those states will become insured pursuant to the expectations of the Health Reform Law;

•

in 2011, the U.S. House of Representatives approved legislation that would repeal the entire Health Reform Law, but the Senate rejected the legislation. Nonetheless, Congress has enacted several changes to the Health Reform Law, including several changes that have repealed or altered portions of the original measure. Additional changes could be considered or enacted, which could affect whether, how or when aspects of the Health Reform Law are implemented; and

•

elections in November 2012 could change which political party controls the White House and/or Congress. Republican presidential candidates and congressional leaders have made repealing the Health Reform Law a top legislative priority. If Republicans claim control of the Executive and/or Legislative Branches of government, they could seek to repeal the entire Health Reform Law or advance substantial changes.

On the other hand, the Health Reform Law provides for significant reductions in the growth of Medicare spending, reductions in Medicare and Medicaid DSH payments and the establishment of programs where reimbursement is tied to quality and integration. Since approximately 65% of our net patient revenues during our fiscal year ended June 30, 2011 were from Medicare and Medicaid (including Medicare and Medicaid managed plans), reductions to these programs may significantly impact us and could offset any positive effects of the Health Reform Law. It is difficult to predict the size of the revenue reductions to Medicare and Medicaid spending, because of uncertainty regarding a number of material factors, including the following:

•	the amount of overall revenues we will generate from Medicare and Medicaid business when the reductions are implemented;

•	whether future reductions required by the Health Reform Law will be changed by statute prior to becoming effective;

•	the size of the Health Reform Law’s annual productivity adjustment to the market basket beginning in 2013 and later payment years;

•	the amount of the Medicare DSH reductions that will be made, commencing in federal fiscal year 2014;

•	the allocation to our hospitals of the Medicaid DSH reductions, commencing in federal fiscal year 2014;

•	what the losses in revenues will be, if any, from the Health Reform Law’s quality initiatives;

•	how successful ACOs, in which we participate, will be at coordinating care and reducing costs;

•	the scope and nature of potential changes to Medicare reimbursement methods, such as an emphasis on bundling payments or coordination of care programs;

•	whether our revenues from UPL programs will be adversely affected, because there may be fewer indigent, non-Medicaid patients for whom we provide services pursuant to UPL programs; and

•	reductions to Medicare payments CMS may impose for “excessive readmissions.”

Because of the many variables involved, we are unable to predict the net effect on us of the expected decreases in uninsured individuals using our facilities, the reductions in Medicare spending and reductions in Medicare and Medicaid DSH Funding and numerous other provisions in the Health Reform Law that may affect us. Further, it is unclear how federal lawsuits challenging the constitutionality of the Health Reform Law will be resolved or what the impact will be of any resulting changes to the law. For example, should the requirement that individuals maintain health insurance ultimately be deemed unconstitutional but the prohibition on health insurers excluding coverage due to pre-existing conditions be maintained, significant disruption to the health insurance industry could result, which could impact our revenues and operations.

Healthcare Industry Investigations

Significant media and public attention has focused in recent years on the hospital industry. In recent years, increased attention has been paid to hospitals with high Medicare outlier payments and to recruitment arrangements with physicians. Further, there are numerous ongoing federal and state investigations regarding multiple issues. These investigations have targeted hospital companies as well as their executives and managers. Like other hospital companies, we have substantial Medicare, Medicaid and other governmental billings and we engage in various arrangements with physicians, which could result in scrutiny of our operations. We continue to monitor these and all other aspects of our business and have developed a compliance program to assist us in gaining comfort that our business practices are consistent with both legal principles and current industry standards. However, because the law in this area is complex and constantly evolving, we cannot assure you that government investigations will not result in interpretations that are inconsistent with industry practices, including ours. In public statements surrounding current investigations, governmental authorities have taken positions on a number of issues, including some for which little official interpretation previously has been available, that appear to be inconsistent with practices that have been common within the industry and that previously have not been challenged in this manner. In some instances, government investigations that have in the past been conducted under the civil provisions of federal law may now be conducted as criminal investigations.

Many current healthcare investigations are national initiatives in which federal agencies target an entire segment of the healthcare industry. One example is the federal government’s initiative regarding hospital providers’ improper requests for separate payments for services rendered to a patient on an outpatient basis within three days prior to the patient’s admission to the hospital, where reimbursement for such services is included as part of the reimbursement for services furnished during an inpatient stay. In particular, the government has targeted all hospital providers to ensure conformity with this reimbursement rule. The federal government also has undertaken a national investigative initiative targeting the billing of claims for inpatient services related to bacterial pneumonia, as the government has found that many hospital providers have attempted to bill for pneumonia cases under more complex and higher reimbursed diagnosis related groups codes. Further, the federal government continues to investigate Medicare overpayments to prospective payment hospitals that incorrectly report transfers of patients to other prospective payment system hospitals as discharges. The Health Reform Law includes additional federal funding of $350 million over the next 10 years to fight healthcare fraud, waste and abuse, including $95 million for federal fiscal year 2011, $55 million in federal fiscal year 2012 and additional increased funding through 2016. In addition, governmental agencies and their agents, such as the MACs, fiscal intermediaries and carriers, may conduct audits of our healthcare operations. Also, we are aware that prior to our acquisition of them, several of our hospitals were contacted in relation to certain government investigations relating to their operations. Although we take the position that, under the terms of the acquisition agreements, with the exception of the DMC acquisition, the prior owners of these hospitals retained any liability resulting from these government investigations, we cannot assure you that the prior owners’ resolution of these matters or failure to resolve these matters, in the event that any resolution was deemed necessary, will not have a material adverse effect on our operations. Further, under the federal False Claims Act, private parties have the right to bring “qui tam” whistleblower lawsuits against companies that submit false claims for payments to the government. Some states have adopted similar state whistleblower and false claims provisions.

In addition to national enforcement initiatives, federal and state investigations commonly relate to a wide variety of routine healthcare operations such as: cost reporting and billing practices; financial arrangements with referral sources; physician recruitment activities; physician joint ventures; and hospital charges and collection practices for self-pay patients. We engage in many of these routine healthcare operations and other activities that could be the subject of governmental investigations or inquiries from time to time. For example, we have significant Medicare and Medicaid billings, we have numerous financial arrangements with physicians who are referral sources to our hospitals and we have joint venture arrangements involving physician investors.

Similar to the investigation by the DOJ of claims for payment for the implantation of implantable cardioverter defibrillators (“—Legal Proceedings”), it is possible that governmental entities may conduct future investigations at facilities operated by us and that such investigations could result in significant penalties to us, as well as adverse publicity. It is also possible that our executives and managers, many of whom have worked at other healthcare companies that are or may become the subject of federal and state investigations and private litigation, could be included in governmental investigations or named as defendants in private litigation. The positions taken by authorities in any future investigations of us, our executives or managers or other healthcare providers and the liabilities or penalties that may be imposed could have a material adverse effect on our business, financial condition and results of operations.

Health Plan Regulatory Matters

Our health plans are subject to state and federal laws and regulations. CMS has the right to audit our health plans to determine the plans’ compliance with such standards. In addition, AHCCCS has the right to audit PHP to determine PHP’s compliance with such standards. Also, PHP is required to file periodic reports with AHCCCS, meet certain financial viability standards, provide its members with certain mandated benefits and meet certain quality assurance and improvement requirements. Our health plans also have to comply with the standardized formats for electronic transmissions and privacy and security standards set forth in the Administrative Simplifications Provisions of HIPAA. Our health plans have implemented the necessary policies and procedures to comply with the final federal regulations on these matters and were in compliance with them by their deadlines.

The Anti-Kickback Statute has been interpreted to prohibit the payment, solicitation, offering or receipt of any form of remuneration in return for the referral of federal health program patients or any item or service that is reimbursed, in whole or in part, by any federal healthcare program. Similar statutes have been adopted in Illinois and Arizona that apply regardless of the source of reimbursement. HHS has adopted safe harbor regulations specifying certain relationships and activities that are deemed not to violate the Anti-Kickback Statute which specifically relate to managed care including:

•

waivers by health maintenance organizations of Medicare and Medicaid beneficiaries’ obligations to pay cost-sharing amounts or to provide other incentives in order to attract Medicare and Medicaid enrollees;

•	certain discounts offered to prepaid health plans by contracting providers;

•	certain price reductions offered to eligible managed care organizations; and

•	certain price reductions offered by contractors with substantial financial risk to managed care providers.

We believe that the incentives offered by our health plans to their members and the discounts they receive contracting with healthcare providers satisfy the requirements of the safe harbor regulations. However, the failure to satisfy each criterion of the applicable safe harbor does not mean that the arrangement constitutes a violation of the law; rather, the safe harbor regulations provide that an arrangement which does not fit within a safe harbor must be analyzed on the basis of its specific facts and circumstances. We believe that our health plans’ arrangements comply in all material respects with the federal Anti-Kickback Statute and similar state statutes.

Environmental Matters

We are subject to various federal, state and local laws and regulations including those relating to the protection of human health and the environment. The principal environmental requirements and concerns applicable to our operations relate to:

•	the proper handling and disposal of hazardous waste as well as low level radioactive and other medical waste;

•	ownership, operation or historical use of underground and above-ground storage tanks;

•	management of impacts from leaks of hydraulic fluid or oil associated with elevators, chiller units or incinerators;

•	appropriate management of asbestos-containing materials present or likely to be present at some locations; and

•	the potential acquisition of, or maintenance of air emission permits for, boilers or other equipment.

We do not expect our compliance with environmental laws and regulations to have a material adverse effect on us. We are not now but may become subject to material requirements to investigate and remediate hazardous substances and other regulated materials that have been released into the environment at or from properties now or formerly owned or operated by us or our predecessors or at properties where such substances and materials were sent for off-site treatment or disposal. Liability for costs of investigation and remediation of contaminated sites may be imposed without regard to fault, and under certain circumstances on a joint and several basis, and can be substantial.

General Economic and Demographic Factors

The United States economy continues to be weak. Depressed consumer spending and higher unemployment rates continue to pressure many industries. During economic downturns, governmental entities often experience budget deficits as a result of increased costs and lower than expected tax collections. These budget deficits have forced federal, state and local government entities to decrease spending for health and human service programs, including Medicare, Medicaid and similar programs, which represent significant payer sources for our hospitals. Other risks we face from general economic weakness include potential declines in the population covered under managed care agreements, patient decisions to postpone or cancel elective and non-emergency healthcare procedures, potential increases in the uninsured and underinsured populations and further difficulties in our collecting patient co-payment and deductible receivables. The Health Reform Law seeks to decrease over time the number of uninsured individuals, by among other things requiring employers to offer, and individuals to carry, health insurance or be subject to penalties. However, it is difficult to predict the full impact of the Health Reform Law due to the law’s complexity, lack of implementing regulations or interpretive guidance, gradual implementation and possible amendment.

The healthcare industry is impacted by the overall United States financial pressures. The federal deficit, the growing magnitude of Medicare expenditures and the aging of the United States population will continue to place pressure on federal healthcare programs.

Security Ownership of Certain Beneficial Owners and Management

The following table and accompanying footnotes set forth information regarding the beneficial ownership of our common stock as of March 1, 2012 by: (1) each person known by us to own beneficially more than 5% of our common stock, (2) each of the named executive officers, (3) each of our directors and (4) all of our directors and executive officers as a group.

The amounts and percentages of shares beneficially owned are reported on the basis of SEC regulations governing the determination of beneficial ownership of securities. Under SEC rules, a person is deemed to be a “beneficial owner” of a security if that person has or shares voting power or investment power, which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days. Securities that can be so acquired are deemed to be outstanding for purposes of computing such person’s ownership percentage, but not for purposes of computing any other person’s percentage. Under these rules, more than one person may be deemed to be a beneficial owner of the same securities and a person may be deemed to be a beneficial owner of securities as to which such person has no economic interest.

As of March 1, 2012, there were 76,916,000 shares of our common stock outstanding.

Name of Beneficial Owner	Shares of Common Stock	Ownership Percentage
Principal Stockholders
Blackstone Funds (1)	29,381,564	38.2%
MSCP Funds (2)	7,707,834	10.0%
Wellington Management Company, LLP (3)	9,106,306	11.8%
Directors and Executive Officers
Charles N. Martin, Jr. (4)	3,879,250	5.0%
Phillip W. Roe (5)	635,371	*
Kent H. Wallace (6)	888,912	1.2%
Bradley A. Perkins, M.D. (7)	102,614	*
Michael E. Duggan	—	*
Philip N. Bredesen	—	*
Carol J. Burt	—	*
Michael A. Dal Bello (8)	—	*
Stephen R. D’Arcy	—	*
Robert Galvin, M.D. (8)	—	*
M. Fazle Husain (9)	7,515,136	9.8%
Neil P. Simpkins (1)	29,381,564	38.2%
All directors and executive officers as a group (31 persons) (10)	47,414,965	61.6%

*	Represents less than 1%.

(1)	Includes common stock directly and indirectly owned by each of Blackstone FCH Capital Partners IV L.P., Blackstone FCH Capital Partners IV-A L.P., Blackstone FCH Capital Partners IV-B L.P., Blackstone Capital Partners IV-A L.P., Blackstone Family Investment Partnership IV-A L.P., Blackstone Health Commitment Partners L.P. and Blackstone Health Commitment Partners-A L.P. (collectively, the “Blackstone Funds”), for which Blackstone Management Associates IV L.L.C. (“BMA”) is the general partner having voting and investment power over the shares held or controlled by each of the Blackstone Funds. Mr. Simpkins is a member of BMA, but disclaims any beneficial ownership of the shares beneficially owned by BMA. Mr. Stephen A. Schwarzman is the founding member of BMA and as such may be deemed to share beneficial ownership of the shares held or controlled by the Blackstone Funds. Mr. Schwarzman disclaims beneficial ownership of such shares. The address of BMA and the Blackstone Funds is c/o The Blackstone Group L.P., 345 Park Avenue, New York, New York 10154.

(2)	The MSCP Funds consist of the following six funds: Morgan Stanley Capital Partners III, L.P., MSCP III 892 Investors, L.P., Morgan Stanley Dean Witter Capital Partners IV, L.P., MSDW IV 892 Investors, L.P., Morgan Stanley Capital Investors, L.P. and Morgan Stanley Dean Witter Capital Investors IV, L.P. The address of each of Morgan Stanley Capital Partners III, L.P., MSCP III 892 Investors, L.P., Morgan Stanley Dean Witter Capital Partners IV, L.P. and MSDW IV 892 Investors, L.P. is c/o Metalmark Capital LLC, 1177 Avenue of the Americas, New York, New York 10036. The address of each of Morgan Stanley Capital Investors, L.P. and Morgan Stanley Dean Witter Capital Investors IV, L.P. is c/o Morgan Stanley, 1585 Broadway, New York, New York 10036. Metalmark Capital LLC shares investment and voting power with Morgan Stanley Capital Partners III, L.P., MSCP III 892 Investors, L.P., Morgan Stanley Dean Witter Capital Partners IV, L.P. and MSDW IV 892 Investors, L.P. over 7,515,136 of these 7,707,834 shares of our common stock that are indirectly owned by these four funds.

(3)	This disclosure is based upon an Amendment No. 1 to Schedule 13G filed by Wellington Management Company, LLP (“Wellington Management”) with the SEC on February 14, 2012. As of December 31, 2011, Wellington Management reported that, in its capacity as an investment adviser, it may be deemed to beneficially own 9,106,306 shares that are held of record by its clients. Wellington Management reported shared voting power as to 5,328,594 shares and shared dispositive power as to 9,106,306 shares. The address of Wellington Management is 280 Congress Street, Boston, Massachusetts 02210.

(4)	Includes 388,390 options to purchase our common stock which are vested or vested within 60 days of March 1, 2012. Also, includes an aggregate of 296,454 shares of common stock directly owned by three of his family trusts.

(5)	Includes 192,396 options to purchase our common stock which are vested or vested within 60 days of March 1, 2012.

(6)	Includes 509,267 options to purchase our common stock which are vested or vested within 60 days of March 1, 2012.

(7)	Includes 92,950 options to purchase our common stock which are vested or vested within 60 days of March 1, 2012.

(8)	Mr. Dal Bello and Dr. Galvin are each employees of Blackstone, but neither has any investment or voting control over the shares beneficially owned by Blackstone.

(9)	Mr. Husain is a Managing Director of Metalmark Capital LLC and exercises shared voting or investment power over the shares of our common stock directly owned by Morgan Stanley Capital Partners III, L.P., MSCP III 892 Investors, L.P., Morgan Stanley Dean Witter Capital Partners IV, L.P., and MSDW IV 892 Investors, L.P. and, as a result, may be deemed to be the beneficial owner of the 7,515,136 shares of our common stock owned by these four funds. Mr. Husain disclaims beneficial ownership of such shares of common stock as a result of his employment arrangements with Metalmark, except to the extent of his pecuniary interest therein ultimately realized. Metalmark Capital does not have investment and voting power with respect to 192,698 shares of our common stock indirectly owned by Morgan Stanley Capital Investors, L.P. and Morgan Stanley Dean Witter Capital Investors IV, L.P., and these 192,698 shares are not included in the 7,515,136 shares contained in this table for Mr. Husain.

(10)	Includes 2,764,545 options to purchase our common stock which are vested or vested within 60 days of March 1, 2012.